  As filed with the Securities and Exchange Commission on November 6, 1997
                                                 Registration No. 333-34447

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ____________________

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MYSTIC FINANCIAL, INC.
  (exact name of registrant as specified in its certificate of incorporation)

         DELAWARE                     6035                       04-1609100
      (state or other            (Primary Standard         (IRS Employer Identification
      jurisdiction of          Classification Code Number)   No.)
incorporation or organization)

                         c/o MEDFORD CO-OPERATIVE BANK
                                60 HIGH STREET
                         MEDFORD, MASSACHUSETTS 02155
                                (617) 395-2800
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          ___________________________

                              ROBERT H. SURABIAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           MEDFORD CO-OPERATIVE BANK
                                60 HIGH STREET
                         MEDFORD, MASSACHUSETTS 02155
                                (617) 395-2800
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                          ___________________________

                                  Copies to:

                           RICHARD A. SCHABERG, ESQ.
                            THACHER PROFFITT & WOOD
                              1500 K STREET, N.W.
                            WASHINGTON, D.C.  20005
                                (202) 347-8400
                          ___________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box /X/
                               -

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================

  Title of each Class of       Amount to be         Proposed Maximum              Proposed Maximum          Amount of   Registration
Securities to be Registered    Registered(1)   Offering Price Per Share(2)   Aggregate Offering Price (2)            Fee
====================================================================================================================================
        Common Stock             2,711,125               $10.00                      $27,111,250                   $8,215.53
       $.01 par Value
===================================================================================================================================

(1) Includes the maximum number of shares that may be issued in connection with this offering.
(2) Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                            MYSTIC FINANCIAL, INC.

Cross Reference Sheet showing location in the Prospectus of information required by Items of Form S-1:

REGISTRATION STATEMENT ITEM AND CAPTION                     LOCATION OR HEADINGS IN PROSPECTUS
---------------------------------------                     ----------------------------------
1.   Forepart of the Registration Statement                 Outside Front Cover Page
     and Outside Front Cover Page of
     Prospectus
2.   Inside Front and Outside Back Cover                    Inside Front and Outside Back Cover Pages
     Pages of Prospectus
3.   Summary Information and Risk Factors                   Summary; Risk Factors
4.   Use of Proceeds                                        Use of Proceeds
5.   Determination of Offering Price                        The Conversion -- Stock Pricing and Number of Shares to
                                                            be Issued
6.   Dilution                                               Not Applicable
7.   Selling Security Holders                               Not Applicable
8.   Plan of Distribution                                   Outside Front Cover Page; The Conversion --
                                                            Subscription Rights --  Subscription Offering -- Direct
                                                            Community Offering --  Syndicated Offering  -- Plan of
                                                            Distribution and Financial Advisory Arrangements
9.   Description of Securities to be                        Certain Restrictions on Acquisition of the Company and
     Registered                                             the Bank; Description of Capital Stock of the Company;
                                                            Description of Capital Stock of the Bank
10.  Interests of Named Experts and Counsel                 Not Applicable
11.  Information with Respect to the                        Outside Front Cover Page; Selected Financial and Other
     Registrant                                             Data of the Bank; Mystic Financial, Inc.; Medford Co-
                                                            operative Bank; Dividend Policy; Market for the Common
                                                            Stock; Management's Discussion and Analysis of
                                                            Financial Condition and Results of Operations; Business
                                                            of the Company; Business of the Bank; Regulation;
                                                            Management of the Company; Management of the Bank;
                                                            The Conversion; Description of Capital Stock of the
                                                            Company; Description of Capital Stock of the Bank;
                                                            Financial Statements
12.  Disclosure of Commission Position on                   Not Applicable
     Indemnification for Securities Act
     Liabilities

PROSPECTUS

                                    [LOGO]

                   ========================================
                            MYSTIC FINANCIAL, INC.
                   ========================================

           (PROPOSED HOLDING COMPANY FOR MEDFORD CO-OPERATIVE BANK)

                    UP TO 2,357,500 SHARES OF COMMON STOCK

          Mystic Financial, Inc., a Delaware corporation ("Mystic" or the "Company"), the proposed holding company for Medford Co-operative Bank (the "Bank"), is offering up to 2,357,500 shares of its common stock, par value $.01 per share (the "Common Stock") in connection with the conversion of the Bank from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank and the issuance of the Bank's capital stock to Mystic pursuant to the Bank's plan of conversion (the "Plan" or "Plan of Conversion"). The simultaneous conversion of the Bank to stock form, the issuance of the Bank's stock to the Company and the offer and sale of the Common Stock by the Company are herein referred to as the "Conversion." The shares of Common Stock are being offered in a subscription offering pursuant to subscription rights in the following order of priority: (i) to the Bank's qualifying deposit account holders as of March 31, 1996 with a $50 minimum deposit as of that date ("Eligible Account Holders"), (ii) to the Bank's qualifying deposit account holders as of March 31, 1997 with a $50 minimum deposit as of that date, who are not otherwise Eligible Account Holders ("Supplemental Eligible Account Holders") and (iii) to the Bank's tax-qualified employee stock ownership plan (as defined in the Plan of Conversion) (the "Subscription Offering"). Concurrent with or at any time during or after the Subscription Offering, the board of directors of the Company may elect to offer those shares not subscribed for in the Subscription Offering to the general public, with preference given to natural persons residing in the communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts, the Bank's primary market area, through a direct community offering (the "Direct Community Offering") subject to the Company's right to reject orders in the Direct Community Offering in whole or in part. It is anticipated that shares not subscribed for in the Subscription Offering and Direct Community Offering, if any, will be offered to certain members of the general public in a Syndicated Offering (the "Syndicated Offering"). The Subscription Offering, Direct Community Offering and Syndicated Offering are herein referred to collectively as the "Offerings." The Offerings will be completed no later than twenty-four (24) months from the date upon which the Plan of Conversion was approved by the Board of Directors of the Bank (June 10, 1999). All shares sold in the Offerings will be sold at a purchase price of $10.00 per share. A minimum of 25 Shares must be purchased by each person purchasing stock in the conversion to the extent shares are available. Directors, officers and their associates may not purchase, in the aggregate, more than 30 percent of the Common Stock. Each Director and officer will be subject to the same individual purchase limitations as other Eligible Account Holders and Supplemental Eligible Account Holders. The Bank has never issued stock in the past, and no assurances can be given that an established and liquid market for the Common Stock will develop. See "Market for Common Stock."


        THE SECURITIES OFFERED HEREBY ARE SUBJECT TO INVESTMENT RISKS,
              INCLUDING POSSIBLE LOSS OF PRINCIPAL INVESTED.

          PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER THE DISCUSSION UNDER " RISK FACTORS" BEGINNING ON PAGE ONE.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT
  INSURED BY THE FDIC, THE CO-OPERATIVE CENTRAL BANK OR ANY OTHER GOVERNMENT AGENCY. THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE MASSACHUSETTS
                       DIVISION OF BANKS, THE SECURITIES
            AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE
          CORPORATION OR THE SHARE INSURANCE FUND OF THE CO-OPERATIVE
          CENTRAL BANK, NOR HAS ANY OF THE FOREGOING PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

=========================================================================================================
                                        PURCHASE            ESTIMATED FEES            ESTIMATED NET
                                        PRICE (2)            AND EXPENSES          CONVERSION PROCEEDS
                                                              (INCLUDING
                                                          UNDERWRITING FEES
                                                         AND COMMISSIONS)(3)
---------------------------------------------------------------------------------------------------------
Per Share(1).........................   $     10.00            $   0.38                $      9.62
---------------------------------------------------------------------------------------------------------
Minimum Total........................   $17,425,000            $714,884                $16,710,116
---------------------------------------------------------------------------------------------------------
Midpoint Total.......................   $20,500,000            $782,780                $19,717,220
---------------------------------------------------------------------------------------------------------
Maximum Total........................   $23,575,000            $850,676                $22,724,324
---------------------------------------------------------------------------------------------------------
Maximum, as Adjusted(4)..............   $27,111,250            $928,756                $26,182,494
=========================================================================================================

(1) The price per share will be fixed at $10.00 (the "Purchase Price"). Estimated fees and expenses per share and estimated net conversion proceeds per share are based on the midpoint of the "Current Valuation Range, " as defined below.

(2) Determined in accordance with an independent appraisal prepared by R.P. Financial, L.C. ("R.P. Financial") as of August 15, 1997, which states that the estimated pro forma market value of the Common Stock was within a range from $17,425,000 to $23,575,000 (the "Current Valuation Range"), with a midpoint of $20,500,000. The final aggregate purchase price will be determined at the time of closing of the offering and is subject to change due to changing market conditions and other factors. The aggregate purchase price of the Common Stock sold in the Conversion will not be below $17,425,000 and will not exceed $23,575,000 or $27,111,250 (15% above the maximum of the Current Valuation Range, the "Super-Maximum") unless subscribers and other purchasers are offered the opportunity to change or withdraw their orders. See "Use of Proceeds," "Capitalization," "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued."

(3) Includes estimated printing, postage, legal, accounting, marketing and miscellaneous expenses which will be incurred in connection with the Conversion. Actual proceeds may vary from estimated amounts. Assumes the sale of 2,050,000 shares with respect to the per share data. See "Use of Proceeds."
(4) The "Total Maximum, as adjusted " or the "Super-Maximum " gives effect to an increase in the number of shares which could occur without a resolicitation of subscribers or any right of cancellation due to an increase in if the Current Valuation Range were to increase by up to 15% above the maximum of the Current Valuation Range to reflect regulatory considerations or changes in market and financial conditions.

      THE DATE OF THIS PROSPECTUS IS ____________________________, 1997.

                             ____________________
                           TRIDENT SECURITIES, INC.

                               [Insert Map Here]

                                    SUMMARY

          This summary does not purport to be complete and is qualified in its entirety by the more detailed information and consolidated financial statements contained elsewhere herein. Certain terms in this summary are defined elsewhere herein.

MYSTIC FINANCIAL, INC.

          Mystic is a Delaware corporation recently organized by the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Bank, the Company's loan to the ESOP and the net proceeds of the Offerings retained by the Company. The Company will purchase all of the capital stock of the Bank to be issued upon the Conversion in exchange for 50% of the net Conversion proceeds ($8.6 million at the midpoint of the Current Valuation Range) with the remaining net proceeds to be retained by the Company to be used for general business activities, including a loan by the Company directly to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock issued in connection with the Conversion. Initially, the net proceeds are expected to be invested by the Company and the Bank primarily in short- and medium-term investments and debt securities and to reduce the Bank's borrowings from the Federal Home Loan Bank of Boston (the "FHLB"). See "Use of Proceeds" and "The Conversion--General." The business of the Company will consist initially of the business of the Bank. See "Business" and "Regulation--Holding Company Regulation."

          The Company's executive offices are located at the administrative office of the Bank at 60 High Street, Medford, Massachusetts 02155. The Company's telephone number is (781) 395-2800.

MEDFORD CO-OPERATIVE BANK

          The Bank is a Massachusetts chartered mutual co-operative bank founded in 1886 with four offices in Medford, which is located 8 miles north of Boston, Massachusetts. The Bank's deposits have been federally insured since 1986 and are currently insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") and the Share Insurance Fund of the Co-operative Central Bank. The Bank has been a member of the Co-operative Central Bank since 1932 and a member of the FHLB since 1988. For a discussion of the powers of co-operative banks under Massachusetts law, see "Regulation - Massachusetts Banking Laws and Supervision."

          The business of the Bank primarily consists of attracting savings deposits from the general public and investing such deposits in loans secured by one- to four- family residential real estate located in its market area, commercial loans secured by assets and commercial real estate of businesses located in its market area and investment securities, including U.S. Government and Agency securities and interest-earning deposits. The Bank also makes consumer loans, including home equity loans, automobile loans and savings passbook loans. The Bank offers both fixed-rate and adjustable-rate loans and emphasizes the origination of residential real estate mortgage loans and commercial loans with adjustable interest rates. The Bank also makes other short term (one to three year) interest rate sensitive investments which allow the Bank to monitor the interest rate risk, maturities and repricing intervals of its assets and liabilities.

          At June 30, 1997, the Bank had total assets of $149.7 million, deposits of $129.3 million and net worth of $11.9 million, giving the Bank a regulatory Tier 1 leverage capital ratio of 8.1%. Also at June 30, 1997, the Bank's capital ratios exceeded all regulatory capital requirements.

          Financial highlights of the Bank include the following:

          Business strategy -- The Bank's business strategy is to operate as a well capitalized, profitable and independent community bank dedicated to financing home ownership and small business and consumer needs in its market area and providing quality service to its customers. The Bank has implemented this strategy by: (i) monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering various deposit accounts and other financial services and products; (iii) recently increasing its emphasis on commercial banking and lending by originating loans and taking deposits for small businesses and providing greater services in its commercial loan department; (iv) maintaining high asset quality through conservative underwriting; and (v) producing stable earnings.

          Asset Composition and Quality -- The Bank has consistently focused on maintaining asset quality by originating primarily one- to four-family residential mortgage loans and investing in high quality liquid investments. At June 30, 1997, one- to four-family residential real estate loans comprised 78.7% of net loans outstanding, and 64.8% of the Bank's one- to four-family residential real estate loans had adjustable interest rates. Unlike many New England financial institutions, the Bank did not experience significant asset quality problems during the recession of the early 1990s. More recently, the Bank's non-performing assets, including non-performing loans and real estate acquired by foreclosure, have declined from 1.37% of total assets at June 30, 1993 to 0.24% of total assets at June 30, 1997. See "Business -- Lending Activities ," "--Non-Performing Assets, Asset Classification and Allowances for Losses" and "-- Investment Activities."

          Capital Position --The Bank's capital ratios are in excess of current regulatory capital requirements. At June 30, 1997, the Bank's regulatory Tier I leverage capital ratio was 8.1% of adjusted total average assets, its Tier I risk-based capital was 13.3% of risk-weighted assets and its total risk-based capital equaled 14.4% of risk-weighted assets. As a result of the Conversion, the Bank will increase such regulatory capital to levels substantially above regulatory requirements. For a description of the Bank's capital position on a pro forma basis, see "Pro Forma Data" and "Regulation."

          The brief description of the Bank in these financial highlights should be considered in the context of the more detailed descriptions in this Prospectus, including "Risk Factors."


THE CONVERSION

          As a mutual institution, the Bank has no stockholders. Conversion of the Bank to a stock co-operative bank is being accomplished by simultaneously
(i) amending its charter to authorize the issuance of shares of capital stock and otherwise to conform to the requirements of a stock institution, (ii) issuing the Bank's capital stock to the newly formed Delaware corporation, Mystic, and (iii) offering and selling the Common Stock in the Subscription Offering and, if necessary, the Direct Community Offering and/or the Syndicated Offering, as described below.

BUSINESS PURPOSES

          The board of directors and management of the Bank believe that the stock form is the preferred structure (as opposed to mutual form) of organization for a financial institution, as evidenced in part by the decline in the number of mutual thrift institutions from over 12,500 in 1929 to just over 800 today.

          The Bank believes that converting to the stock form of organization will allow the Bank to compete more effectively with local community banks and thrift institutions (most of which are stock-owned) and with statewide and regional banks (all of which are stock-owned), by, among other things, increasing its access to capital markets. The Bank believes that by combining quality service and products with a local ownership base, its customers and community members who become stockholders will be more inclined to continue to do business with, and perhaps bring additional business to the Bank.

          Furthermore, since the Bank finds itself competing with local and regional banks not only for customers, but also for employees, the Bank believes that the stock form of organization will better afford it the opportunity to attract and retain employees and management through various stock benefit plans like the ESOP, which are generally not available to mutual financial institutions. See "Business Purposes."

USE OF PROCEEDS


          The Company intends to contribute 50% of the net proceeds ($8.6 million at the midpoint of the Current Valuation Range) from the Offerings to the Bank. Those Conversion proceeds will be added to the general funds of the Bank and used for general corporate purposes, including the origination of loans, funding the construction and/or the acquisition costs of establishing new branch locations, enhancing the Bank's liquidity ratios and enhancing future access to capital markets. The balance of the funds will be retained as the Company's initial capitalization, with a portion of those funds being loaned to the ESOP to fund its purchase of Common Stock in the Offerings or, if necessary, to purchase shares of Common Stock through open-market purchases following completion of the Offerings. The Company may use the funds it retains to support future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, although management has no current plans regarding such activities. Subject to applicable limitations, the Company may also use available funds for the payment of dividends and to repurchase shares of Common Stock. The Company's ability to repurchase shares of Common Stock is limited by its stock repurchase policy and by the regulations of the Federal Reserve Board. See "Regulation - Holding Company Regulation." It is expected that in the interim, all or part of the net proceeds will be invested in U.S. Government and Agency securities and other short-term investments and to reduce borrowings from the FHLB. See "Use of Proceeds."

SUBSCRIPTION OFFERING

          Mystic is offering up to 2,357,500 shares (or up to 2,711,125 shares at the Super-Maximum) of the Common Stock in the Subscription Offering. Each Eligible Account Holder is receiving nontransferable subscription rights to subscribe for up to $600,000 of the Common Stock together with associates or groups acting in concert with such Eligible Account Holder. In the event of an oversubscription, shares will be allocated among subscribers in accordance with their subscription priorities and the Plan of Conversion. Each Supplemental Eligible Account Holder is receiving nontransferable subscription rights on a second priority basis to subscribe for up to $600,000 of the Common Stock, together with associates or persons acting in concert with such Supplemental Eligible Account Holder. The Bank's ESOP is receiving nontransferable subscription rights on a third priority basis to subscribe for shares in the aggregate up to 8% of the Common Stock. See "The Conversion -- Subscription Offering."

DIRECT COMMUNITY OFFERING

          Concurrent with or at any time during or after the Subscription Offering, the board of directors of the Company may elect to offer those shares not subscribed for in the Subscription Offering, if any, to the general public, with preference given to natural persons residing in the communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts, the Bank's primary market area, subject to the Bank's right to reject orders in the Direct Community Offering in whole or in part. Purchasers in the Direct Community Offering together with their associates, and groups acting in concert, are each eligible to purchase up to $600,000 of the Common Stock. Purchase orders received during the Direct Community Offering will be filled up to a maximum of 2% of the total number of shares of Common Stock to be issued and sold, and any remaining shares will then be allocated among unfilled purchase orders on an equal number of shares basis, subject to the Company's right to reject orders for Common Stock in whole or in part. The Direct Community Offering is expected to terminate on the same date as the Subscription Offering but may be extended by the Company for up to an additional 45 days, or such longer period as the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner") may approve. If the Conversion is not completed within 45 days of the completion of the

Subscription Offering, and the Commissioner consents to an extension of time to complete the Conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions.

SYNDICATED OFFERING

          As a final step in the Conversion, if necessary, shares not purchased in the Subscription Offering or Direct Community Offering, if any, will be offered for sale in the Syndicated Offering to certain members of the general public and/or through a syndicate of registered broker-dealers to be formed and managed by Trident Securities, Inc. ("Trident Securities") acting as agent, to assist the Company in the sale of the Common Stock.

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

          Applicable state and federal regulations provide that, prior to the completion of the Conversion, no person shall transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights under the Plan or the shares of Common Stock to be issued upon their exercise. PERSONS VIOLATING SUCH PROHIBITION MAY LOSE THEIR RIGHT TO SUBSCRIBE FOR STOCK IN THE CONVERSION AND MAY BE SUBJECT TO SANCTIONS BY THE COMMISSIONER OR THE FDIC. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HIS OR HER PURCHASE OF COMMON STOCK IS SOLELY FOR THE PURCHASER'S OWN ACCOUNT AND THAT THERE IS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES.

PURCHASE LIMITATIONS

          With the exception of the ESOP, which is expected to subscribe for 8% of the shares of Common Stock issued in the Conversion, the Plan of Conversion provides for the following purchase limitations: no person, including, in each case, all persons on a joint account, either alone or together with associates or persons acting in concert with such person, may purchase shares of Common Stock with an aggregate purchase price of more than $600,000 in the conversion. THIS MAXIMUM PURCHASE LIMITATION MAY BE INCREASED CONSISTENT WITH FDIC AND MASSACHUSETTS REGULATIONS IN THE SOLE DISCRETION OF THE COMPANY AND THE BANK SUBJECT TO ANY REQUIRED REGULATORY APPROVAL. A minimum of 25 shares must be purchased by each person purchasing Conversion Stock to the extent that shares are available.

          The term "acting in concert" is defined in the Plan of Conversion to mean: persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The term "associate" of a person is defined in the Plan of Conversion to mean: (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and (iii) any relative or spouse of such person, or any relative of such spouse who has the same home as such person. The Company and the Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

POTENTIAL BENEFITS OF CONVERSION TO MANAGEMENT

          ESOP. The Company and the Bank have adopted an ESOP to become effective on the effective date of the Conversion. The ESOP intends to purchase an aggregate of 8% of the shares of Common Stock issued in the Conversion. For additional information, see "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan and Trust."

          Employment Agreements. Effective upon the Conversion, the Company and the Bank each will enter into employment agreements with certain of their respective officers that will provide for benefits and cash payments to be made to such officers in the event of a change in control of the Company or the Bank. The aggregate payments that would be made to the executive officers of the Company named in the Company's employment agreements, assuming termination of employment following a change in control under the circumstances described in those agreements based on current salary levels, would be approximately $1,267,000. The aggregate payments that would be made to the officers of the Bank named in the Bank's employment agreements, assuming termination of employment following a change in control of the Bank based on current salary levels, would be approximately $503,000. These provisions may have the effect of increasing the cost of acquiring the Company and the Bank, thereby discouraging future attempts to take over the Company or the Bank. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employment Agreements Between the Company and Two Senior Executives" and "-- Employment Agreements Between the Bank and Two Commercial Lending Officers."

          Option Plan. No earlier than one year after the consummation of the Conversion, the Company intends to submit for stockholder approval a stock option and incentive plan for the benefit of the officers, key employees and directors of the Company and the Bank (the "Option Plan"), pursuant to which the Company intends to reserve a number of authorized but unissued shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Conversion for issuance pursuant to stock options. The value of any options granted under the Option Plan will be determined based on the increase, if any, in the market value of the Common Stock compared to the exercise price of the options. The exercise price of any options granted under the Option Plan will not be less than the fair market value of a share of Common Stock on the date of grant. Provided the Option Plan is implemented more than one year after completion of the Conversion, it is expected that the Option Plan will provide for the accelerated vesting of awards to occur upon a change in control of the Company or the Bank. A majority of stockholders present and voting at any annual or special meeting considering the approval of the Option Plan must approve the Option Plan before it can be implemented by the Company. It is expected that all awards under the Option Plan will vest over a period of time at a rate not greater than 20% per year.

          While the Company does not currently intend to implement the Option Plan within one year following completion of the Conversion, FDIC regulations provide that if the Option Plan is implemented within one year following completion of the Conversion, no individual officer or employee may receive more than 25% of the options granted, and non-employee directors may not receive more than 5% individually or more than 30% in the aggregate of the options granted. See "Management of the Bank --Future Stock Benefit Plans -- Option Plan."

          Restricted Stock Plan. In addition, no earlier than one year after the consummation of the Conversion, the Company intends to submit for stockholder approval a restricted stock plan ("Restricted Stock Plan") for the benefit of the officers, key employees and directors of the Company and the Bank. When implemented, the Restricted Stock Plan is expected to purchase a number of shares of Common Stock either from the Company or in the open market equal to an aggregate of 4% of the Common Stock issued in the Conversion. Whether such shares will be purchased in the open market or from the Company, and the timing of all such purchases, will depend on the market and other conditions and the alternative uses of capital available to the Company. The actual value of any awards made under the Restricted Stock Plan will depend upon, among other factors, the market value of the Common Stock at the time of award and upon payment. At the minimum, midpoint, maximum and 15% above the maximum of the Current Valuation Range, the reduction to stockholders' equity to fund the Restricted Stock Plan would be $697,000, $820,000, $943,000 and $1.1 million, respectively, assuming purchases were made in the market at the $10.00 per share Purchase Price. All awards under the Restricted Stock Plan will be payable over a period or time, at a rate not greater than 20% per year. A majority of stockholders present and voting at any annual or special meeting considering approval of the Restricted Stock Plan must approve the Restricted Stock Plan before it can be implemented by the

Company. It is expected that the Plan will provide for the accelerated vesting of awards to occur upon a change in control of the Company or the Bank.

          Consistent with applicable regulations, if the Restricted Stock Plan is implemented within one year following completion of the Conversion (which timing is not currently contemplated), no employee will receive grants exceeding 25% of the shares available under the Restricted Stock Plan, and no non-employee director will receive grants individually exceeding 5% of the shares available under the Restricted Stock Plan or 30% in the aggregate of the awards granted. See "Management of the Bank --Future Stock Benefit Plans -- Restricted Stock Plan."

INDEPENDENT APPRAISAL AND PURCHASE PRICE

          R.P. Financial, a firm experienced in valuing banking institutions, has made an independent appraisal of the estimated aggregate pro forma market value of the Common Stock. The Current Valuation Range in R.P. Financial's appraisal as of August 15, 1997 is from $17,425,000 to $23,575,000, with a midpoint of $20,500,000. Such appraisal is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing such shares. The appraisal considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the valuation, R.P. Financial relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank. R.P. Financial did not verify the consolidated financial statements provided or independently value the assets of the Bank.

          The Company has determined to issue and sell the Common Stock at a purchase price of $10.00 per share. The aggregate actual purchase price for all of the Common Stock will be consistent with the independent appraisal of the estimated aggregate pro forma market value of the Company immediately after the Conversion. Depending upon market financial conditions prior to completion of the Conversion, the actual number of shares being issued in the Conversion may be increased or decreased from the maximum of 2,357,500 shares being offered hereby. Any material change in the Current Valuation Range would require the approval of the Commissioner and the FDIC. Purchasers will be given the right to increase, decrease or rescind their orders in the event that the aggregate purchase price is below $17,425,000 (the low end of the Current Valuation Range) or more than the Super-Maximum of $27,111,250 (15% above the high end of the Current Valuation Range). See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

DIVIDENDS


          The Company's board of directors anticipates declaring and paying quarterly cash dividends on the Common Stock at an annual rate of 2%, or $0.20 per share per year based on the purchase price per share of $10.00. The first quarterly cash dividend is expected to be declared and paid during the first full quarter following the consummation of the Conversion. Pursuant to the Company's and the Bank's dividend policy, there are certain limitations on the Company's and the Bank's ability to pay dividends in excess of current earnings for three years following the Conversion. In addition, the board of directors may determine to pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. Declarations and payments of any dividends (regular and special) by the board of directors will depend upon a number of factors, including the amount of the net proceeds retained by the Company, capital requirements, regulatory limitations, the Bank's and the Company's financial condition and results of operations, tax considerations and general economic conditions. In order to pay such cash dividends, however, the Company must have available cash either from the net proceeds raised in the Offerings and retained by the Company, dividends received from the Bank or earnings on Company assets. There are certain limitations on the payment of dividends from the Bank to the Company. See "Regulation --Massachusetts Banking Laws and Supervision." No assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, if commenced, will continue. See "Dividends."

MARKET FOR COMMON STOCK

          The Bank, as a mutual co-operative bank, has never issued capital stock and consequently there is no established market for the Common Stock at this time. Accordingly, there can be no assurance that an active public trading market for the Company's Common Stock will develop or be maintained in the foreseeable future. However, Trident Securities has agreed to act as a market maker for the Company's Common Stock following consummation of the Conversion and the Company has applied to list the Common Stock on the Nasdaq National Market under the symbol "MYST." There can be no assurance, however, that the Company will meet the Nasdaq National Market listing requirements. Accordingly, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price. See " Risk Factors -- Limited Market for Common Stock" and "Market for Common Stock."

          Trident Securities will consult with, advise and assist the Company in the distribution of shares in the Subscription Offering. Trident Securities will also act as marketing advisor and represent the Company as placement agent on a best efforts basis in the sale of the Common Stock in the Direct Community Offering. Members of its staff will conduct training sessions for directors, officers and employees of the Bank regarding the offering process. Trident will also provide assistance in the establishment and supervision of the Stock Information Center. If the Subscription Offering and Direct Community Offering are extended beyond ______________, 1997 (the "Expiration Date"), Trident Securities may make sales to the general public and/or assemble and manage a syndicate of selected dealers to assist the Company in the sale of the Common Stock during the Syndicated Offering.

          The engagement of Trident Securities by the Bank and the work performed thereunder (including any due diligence investigation) should not be construed by prospective investors as constituting an endorsement of or recommendation to purchase the shares of Common Stock by Trident Securities or a verification of the accuracy or completeness of the information contained in this Prospectus. Trident Securities has not prepared or delivered a fairness or similar opinion regarding the terms of the Offerings or the prices at which the Common Stock may trade.

RISK FACTORS

          Special attention should be given by prospective investors to the factors discussed under " Risk Factors," including, (i) anticipated low return on equity following the Conversion, (ii) the potential for delay in consummating the Conversion in order to obtain regulatory approval, (iii) the growth of the Bank's commercial and commercial real estate loan portfolio, (iv) the possible dilutive effect of stock based compensation plans which may be implemented at a later date, (v) regulatory environment, (vi) anti-takeover provisions and voting control of management, (vii) the potentially adverse impact of interest rates and economic conditions on the banking industry and the Bank and (viii) the limited market for the Common Stock.

--------------------------------------------------------------------------------

                               SUMMARY OVERVIEW

          The following is intended to be a condensed overview of the foregoing information and does not purport to be complete. It must be read in conjunction with other information contained in this Prospectus. Terms used in the summary are defined elsewhere herein.

Securities Offered and Purchase Price.........  The Company is offering up to
                                                2,357,500 shares of Common Stock
                                                (subject to adjustment) at a
                                                purchase price of $10.00 per
                                                share. See "The Conversion --
                                                Stock Pricing and Number of
                                                Shares to be Issued."

Subscription Offering.........................  The Company is offering nontransferable subscription
                                                rights on a first priority basis
                                                to Eligible Account Holders,
                                                each of whom has the right to
                                                subscribe for the purchase of up
                                                to $600,000 of Common Stock. On
                                                a second priority basis, to the
                                                extent any shares of Common
                                                Stock are available after
                                                satisfying the subscriptions of
                                                the Eligible Account Holders,
                                                each Supplemental Eligible
                                                Account Holder has the right to
                                                subscribe for the purchase of up
                                                to $600,000 of Common Stock. On
                                                a third priority basis, to the
                                                extent any shares of Common
                                                Stock are available after
                                                satisfying subscriptions of
                                                Eligible Account Holders and
                                                Supplemental Eligible Account
                                                Holders, the Bank's ESOP has the
                                                right to subscribe for up to 8%
                                                of the total number of shares of
                                                Common Stock offered in the
                                                Conversion. See "The
                                                Conversion--Subscription
                                                Offering."

Direct Community Offering.....................  To the extent any shares of
                                                Common Stock are available after
                                                satisfying the subscriptions of
                                                Eligible Account Holders, the
                                                Supplemental Eligible Account
                                                Holders and the ESOP in the
                                                Subscription Offering, shares of
                                                Common Stock are being offered
                                                by the Company to the general
                                                public, with preference given to
                                                natural persons who are
                                                residents of the communities of
                                                Medford, Malden, Everett,
                                                Stoneham, Arlington, Winchester,
                                                Somerville, Melrose, Lexington
                                                and Bedford, Massachusetts.
                                                Purchasers in the Direct
                                                Community Offering, together
                                                with their associates and groups
                                                acting in concert, are each
                                                eligible to purchase up to
                                                $600,000 of Common Stock. See
                                                "The Conversion -- Direct
                                                Community Offering."

Syndicated Offering...........................  As a final step in the
                                                Conversion, if necessary, shares
                                                not purchased in the
                                                Subscription Offering or Direct
                                                Community Offering, if any, will
                                                be offered for sale in the
                                                Syndicated Offering to certain
                                                members of the general public
                                                and/or through a syndicate of
                                                registered brokers-dealers to be
                                                formed and managed by Trident
                                                Securities acting as agent, to
                                                assist the Company in the sale
                                                of the Common Stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Independent Appraisal..............  The Bank has retained R.P. Financial to prepare an appraisal of the estimated pro forma market value of the Common Stock. The purchase price of $10.00 per share and the range in the number of shares being offered in the Subscription and Direct Community Offerings have been determined by the Bank's board of directors based upon the appraisal. R.P. Financial has advised the Company, in its opinion dated as of August 15, 1997, that the Current Valuation Range ranged from $17,425,000 to $23,575,000 with a mid-point of $20,500,000. Pursuant to the Plan of Conversion, the Company may issue additional shares of Common Stock in an aggregate dollar amount of up to 15% above the high end of the Current Valuation Range for an aggregate of up to $27,111,250 in gross Conversion proceeds without a resolicitation. R.P. Financial's estimated valuation should not be considered a recommendation as to the advisability of purchasing shares of Common Stock, and there can be no assurance that persons who purchase shares in the Conversion will thereafter be able to sell the shares at comparable prices consistent with such valuation. See "The Conversion -- Stock Pricing and Number of Shares to be Issued."

Exercise of Subscription Rights....  Delivery of forms to order Common Stock offered in the Subscription Offering and the Direct Community Offering will be preceded or accompanied by a Prospectus. Any person receiving an order form who desires to purchase shares must do so prior to the Expiration Date by delivering to the Company a properly executed order form together with full payment. Once tendered, subscription orders cannot be revoked or modified without the consent of the Company. Orders will not be accepted via facsimile. See "The Conversion -- Subscription Offering -- Use of Order Forms."

Payment for Shares.................  Payment for subscriptions may be made (i)
                                     in cash (if delivered in person); (ii) by check, bank draft or money order; or (iii) by authorization of withdrawal from deposit accounts maintained at the Bank. Payment for shares will not be accepted by wire transfer. See "The Conversion-- Subscription Offering -- Payment for Shares."

Purchase Limitations...............  A maximum of $600,000 in Common Stock may be purchased in the aggregate in all
                                     categories in the Conversion by any person together with any associate or group acting in concert with such person. This maximum purchase limitation does not apply to the ESOP, which may purchase up to 8% of the shares issued in the Conversion. A minimum of 25 shares of Common Stock must be purchased by any person purchasing any shares

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     in the Conversion to the extent sufficient shares are available. See "Summary -- Purchase Limitations."

Nontransferability of
Subscription Rights...............   The subscription rights of Eligible Account
                                     Holders, Supplemental Eligible Account
                                     Holders and the ESOP are nontransferable.
                                     Persons violating the prohibition against transferring such rights may lose the right to subscribe for Common Stock in the Conversion and may be subject to sanctions by the Commissioner or the FDIC. See "The
                                     Conversion -- Subscription Rights."

Expiration Date for the
Subscription Offering..............  The Expiration Date for the Subscription
                                     Offering is 3:30 p.m. Eastern Standard Time on _____________, 1997, unless extended by the Bank. See "The Conversion --
                                     Subscription Offering."

Expiration Date for the Direct
Community Offering.................  The Expiration Date for the Direct
                                     Community Offering is 3:30 p.m. Eastern
                                     Standard Time on _____________, 1997,
                                     unless extended by the Bank. See "The
                                     Conversion -- Direct Community Offering."

Market for Stock...................  As a mutual institution, the Bank has never issued capital stock and, consequently,
                                     there is no existing market for the Common
                                     Stock. The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "MYST." See "Market for Common Stock."


Dividend Policy....................  The Company's board of directors currently anticipates declaring and paying cash
                                     dividends on the Common Stock at an initial rate of approximately 2%, or $0.20 per share of the aggregate Purchase Price, commencing during the first full quarter following consummation of the Conversion. Pursuant to the Company's dividend policy, there are certain limitations on the Company's ability to pay dividends in excess of current earnings for the three years following the Conversion. In addition, the Company's ability to pay dividends will depend in part on the Bank's current earnings. See "Dividends."

Risk Factors.......................  A purchase of the Common Stock involves a substantial degree of risk. Prospective
                                     investors should carefully consider the
                                     matters set forth under " Risk Factors."
                                     The shares of Common Stock offered hereby are not insured by the FDIC, the Share Insurance Fund of the Co-operative Central Bank or any other government agency.

No Board Recommendations...........  The Bank's board of directors does not make any recommendations to depositors or other potential investors regarding whether such persons should purchase the Common Stock. An investment in the Common Stock must be made pursuant to each investor's evaluation of his or her best interests.

--------------------------------------------------------------------------------

Stock Information Center...........  If you have any questions regarding the
                                     Conversion, call the Stock Information
                                     Center at (781) 393-8638.

                       SELECTED FINANCIAL AND OTHER DATA

          The following table sets forth selected financial data concerning the Bank at the dates and for the periods indicated. The following data is qualified in its entirety by the detailed information and consolidated financial statements appearing elsewhere in this Prospectus.

                                                                                   AT  JUNE 30,
                                                              ------------------------------------------------
                                                                1997      1996      1995      1994      1993
                                                              --------  --------  --------  --------  --------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:

  Total assets.............................................   $149,653  $131,366  $124,966  $121,063  $115,799

  Loans, net...............................................    114,568    94,760    80,217    77,988    80,284

  Investment securities/(1)/

    Available for sale.....................................      3,819     1,568     1,463     1,422        --

    Held to maturity.......................................     17,504    16,926    25,051    25,152        --

    Held for investment....................................         --        --        --        --    16,160

  Deposits.................................................    129,303   119,634   113,825   110,665   106,179

  Borrowings...............................................      7,532        --        --        --        --

  Total surplus............................................     11,940    10,949    10,366     9,683     8,864

ASSET QUALITY DATA:

  Non-performing loans.....................................   $    365  $    622  $    868  $    839  $  1,127

  Allowance for loan losses................................        977       742       757       749       746

  Foreclosed real estate...................................         --        --       104       270       460

NUMBER OF:

  Mortgage loans outstanding...............................      1,384     1,329     1,236     1,290     1,406

  Deposit accounts.........................................     18,809    18,465    17,753    17,016    16,562

  Full-service offices.....................................          3         3         2         2         2

NUMBER OF EMPLOYEES:

  Full-time................................................         44        42        40        38        34

  Part-time................................................         22        22        15        14         9

_____________________________
/(1)/ Effective June 30, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115") which requires the classification of the Bank's investment securities as "trading securities," "held to maturity" or "available for sale." All of the Bank's equity securities are classified as "available for sale." At June 30, 1993 all of the Bank's investment securities were held for investment and carried at amortized cost.

                                                                                 YEARS ENDED JUNE 30,
                                                                        --------------------------------------
                                                                         1997    1996    1995    1994    1993
                                                                        ------  ------  ------  ------  ------
                                                                                    (IN THOUSANDS)
STATEMENT OF  INCOME DATA:
   Interest and dividend income......................................   $9,899  $8,928  $8,165  $7,784  $8,176

   Interest expense..................................................    4,911   4,569   3,885   3,474   3,960
                                                                        ------  ------  ------  ------  ------

       Net interest income............................................   4,988   4,359   4,280   4,310   4,216

   Provision for loan losses.........................................      272     100     100     152     300
                                                                        ------  ------  ------  ------  ------
   Net interest income after provision
       for loan losses...............................................    4,716   4,259   4,180   4,158   3,916

   Other income......................................................      882     658     536     543     531

   Operating expenses................................................    4,330   3,878   3,576   3,144   2,931
                                                                        ------  ------  ------  ------  ------
   Income before income taxes........................................    1,268   1,039   1,140   1,557   1,516

   Provision for income taxes........................................      527     440     480     658     657
                                                                        ------  ------  ------  ------  ------
   Income before cumulative effect of
       change in accounting principle................................      741     599     660     899     859

   Cumulative effect of change in
       accounting for income taxes...................................       --      --      --      --     221
                                                                        ------  ------  ------  ------  ------
Net income...........................................................   $  741  $  599  $  660  $  899  $1,080
                                                                        ======  ======  ======  ======  ======

                                                      AT OR FOR THE YEARS ENDED JUNE 30,
                                                   ----------------------------------------
                                                    1997     1996     1995    1994    1993
                                                   -------  -------  ------  ------  ------
SELECTED OPERATING RATIOS:
 Interest rate spread/(1)/......................     3.63%    3.48%   3.57%   3.67%   3.78%
 Net interest margin/(2)/.......................     3.84     3.67    3.73    3.81    3.93
 Return on average assets.......................     0.54     0.48    0.55    0.75    0.97
 Return on average equity.......................     6.40     5.53    6.46    9.61   12.98
 Operating expenses as a percentage of average
  total assets..................................     3.15     3.08    2.97    2.62    2.63

Efficiency ratio/(3)/...........................    73.76    77.30   74.25   64.78   61.74

ASSET QUALITY RATIOS:
 Non-performing loans as a percent of net
  loans.........................................     0.32     0.66    1.08    1.08    1.40

 Non-performing assets as a percent
   of total assets..............................     0.24     0.47    0.78    0.92    1.37

 Allowance for loan losses as a percent of non-
  performing loans..............................   267.67   119.29   87.21   89.27   66.19

 Net charge-offs to average
 loans, net.....................................     0.04     0.13    0.12    0.19    0.24

CAPITAL  RATIOS:
   Average equity to average assets.............     8.42     8.60    8.47    7.81    7.46
   Regulatory Tier I leverage capital ratio.....     8.08     8.51    8.30    8.00    7.65

 Total surplus to total assets..................     7.98     8.33    8.30    8.00    7.65

____________________________

/(1)/ Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
/(2)/ Net interest margin represents net interest income divided by average interest-earning assets.
/(3)/ Operating expenses divided by the sum of net interest income and other income.

RECENT DEVELOPMENTS

   The following financial data as of and for the three months ended September 30, 1997 and 1996 are derived in part from the unaudited consolidated financial statements of the Bank. In the opinion of management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements, and include all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly such selected financial data as of for those periods and as of those dates. The following financial data as of and for the years then ended, June 30, 1997 and 1996, have been derived in part from audited consolidated financial statements of the Bank. The information presented below is qualified in its entirety by the detailed information and consolidated financial statements included elsewhere in this Prospectus and should be read in conjunction with "Management's Discussion of Financial Condition and Results of Operations," and the consolidated financial statements of the Bank and notes thereto appearing elsewhere in this Prospectus.

                                    AT JUNE 30,                    AT SEPTEMBER 30,
                                 -----------------              ---------------------

                                  1997       1996                 1997         1996
                                --------   --------             --------    ---------
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets                   $149,653  $131,366             $158,075     $133,471
  Loans, net                      114,568    94,760              121,045       99,859
  Investment securities
    Available for sale              3,819     1,568                2,395        3,178
    Held to maturity               17,504    16,926               17,502       17,921
  Deposits                        129,303   119,634              133,126      120,352
  Borrowings                        7,532        --               11,524          998
  Total surplus                    11,940    10,949               12,304       11,243
ASSET QUALITY DATA:
  Non-performing loans           $    365  $    622             $    342     $    545
  Allowance for loan losses           977       742                1,049          762
  Foreclosed real estate               --        --                   --           --
NUMBER OF:
   Mortgage loans outstanding       1,384     1,329                1,498        1,450
   Deposit accounts                18,809    18,465               18,650       18,590
   Full-service offices                 3         3                    3            3
 NUMBER OF EMPLOYEES:
  Full-time                            44        42                   45           45
  Part-time                            22        22                   18           20

_____________________________


                                             YEARS ENDED         THREE MONTHS ENDED
                                             -----------         ------------------
                                               JUNE 30              SEPTEMBER 30
                                               -------              ------------
                                            1997    1996            1997    1996
                                          ------  ------          ------   -----
                                                      (IN THOUSANDS)

STATEMENT OF  INCOME DATA:
 Interest and dividend income             $9,899  $8,928          $2,785   $2,332

                                          ------  ------          ------   ------
 Interest expense                          4,911   4,569           1,391    1,162
                                          ------  ------          ------   ------
   Net interest income                     4,988   4,359           1,394    1,170
 Provision for loan losses                   272     100              70       25
                                          ------  ------          ------   ------
 Net interest income after provision
       for loan losses                     4,716   4,259           1,324    1,145
   Other income                              882     658             345      229
   Operating expenses                      4,330   3,878           1,070    1,036
                                          ------  ------          ------   ------
   Income before income taxes              1,268   1,039             599      338
                                          ------  ------          ------   ------
   Provision for income taxes                527     440             244      139
                                          ------  ------          ------   ------

Net income                                $  741  $  599          $  355   $  199
                                          ======  ======          ======   ======

                                                                   AS OF AND FOR
                                        AT OR FOR THE YEARS       THE THREE MONTHS
                                        -------------------     --------------------
                                           ENDED JUNE 30,        ENDED SEPTEMBER 30,
                                        -------------------     --------------------

                                           1997     1996           1997      1996
                                         -------  -------        -------   -------
SELECTED  OPERATING RATIOS:
Interest rate spread/(1)/                  3.63%    3.48%          3.60%     3.52%
Net interest margin/(2)/                   3.84     3.67           3.86      3.75
Return on average assets                   0.54     0.48           0.92      0.61
Return on average equity                   6.40     5.53          11.94      6.39
Operating expenses as a percentage         3.15     3.08           2.79      7.15
 of average total assets
Efficiency ratio/(3)/                     73.76    77.30          61.53     74.10

ASSET QUALITY RATIOS:
 Non-performing loans as a percent
  of net loans                             0.32     0.66           0.28      0.55

 Non-performing assets as a percent
 of total assets                           0.24     0.47           0.22      0.41
 Allowance for loan losses as a
  percent of non-performing loans        267.67   119.29         306.73    139.82

 Net charge-offs (recoveries)to average
 loans, net                                0.04     0.13          (0.01)     0.02

CAPITAL  RATIOS:
 Average equity to average assets          8.42     8.60           7.75      8.47

 Regulatory Tier I leverage capital
  ratio                                    8.08     8.51           8.08      8.51
 Total surplus to total assets             7.98     8.33           7.78      8.42



____________________________

(1) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Operating expenses divided by the sum of net interest income and other income.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS
COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND JUNE 30, 1997.


  The Bank's total assets increased by $8.4 million or 5.6% to $158.1 million at September 30, 1997 from $149.7 million at June 30, 1997. The increase in total assets is primarily attributable to a $6.5 million increase in net loans and a $1.6 million increase in other earning assets. Total net loans increased by $6.5 million or 5.7% to $121.0 million or 76.6% of total assets at September 30, 1997 as compared to $114.6 million or 76.6% of total assets at June 30, 1997. Investment securities held by the Bank decreased by $1.4 million or 6.7% to $19.9 million at September 30, 1997 from $21.3 million at June 30, 1997. Other earning assets increased by $2.5 million or 66.0% to $6.3 million at September 30, 1997 from $3.8 million at June 30, 1997.

  Total deposits increased by $3.8 million or 3.0% to $133.1 million at September 30, 1997 from $129.3 million at June 30, 1997. Total borrowings increased by $4.0 million to $11.5 million at September 30, 1997 from $7.5 million at June 30, 1997. The Bank's continued use of borrowed funds reflects additional funding needed to support its continued growth in net loans. Surplus increased by $364,000 or 3.0% to $12.3 million at September 30, 1997 from $11.9 million at June 30, 1997 as a result of net income $355,000 and an increase in the net unrealized gain on securities available for sale of $9,000.


COMPARISON OF THE OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996.



  Net Income. The Bank's net income for the three months ended September 30, 1997 was $355,000 as compared to $199,000 for the three months ended September 30, 1996. This $156,000 or 78.4% increase in net income during the period was the result of an increase of $224,000 in net interest income and an increase of $116,000 in other income, offset by an increase of $45,000 in provision for loan losses, an increase of $34,000 in operating expenses, and an increase in provision for income taxes of $105,000. The Bank's continued expansion of its lending activities accounted for the increase in net interest income, while its other income increased due to gains on sales of investment securities. The return on average assets for the three months ended September 30, 1997 was .92% compared to .61% for the three months ended September 30, 1996.


  Interest Income. Total interest and dividend income increased by $453,000 or 19.4% to $2.8 million for the three months ended September 30, 1997 from $2.3 million for the three months ended September 30, 1996. The increase in interest income was a result of a higher level of loans and a greater mix of higher yielding commercial and commercial real estate loans funded by maturing lower yield investment securities and other earning assets. The average balance of net loans for the three months ended September 30, 1997 was $117.3 million compared to $97.8 million for the three months ended September 30, 1996. The average yield on net loans was 8.17% for the three months ended September 30, 1997 compared to 7.98% for the three months ended September 30, 1996.


  Interest Expense. Interest expense increased by $229,000 or 19.7% to $1.4 million for the three months ended September 30, 1997 from $1.2 million for the three months ended September 30, 1996. The reason for the increase in interest expense was the increase in the overall deposit balances as well as an increase in Federal Home Loan Bank of Boston borrowings. Average interest-bearing deposits increased by $10.6 million or 9.2% to $125.8 million for the three months ended September 30, 1997 from $115.3 million for the three months ended September 30, 1996. Average borrowings increased by $9.4 million to $9.9 million for the three months ended September 30, 1997 from $522,000 for the three months ended September 30, 1996.


  Net Interest Income. The net interest income for the three months ended September 30, 1997 was $1.4 million as compared to $1.2 million for the three months ended September 30, 1996. The $224,000 or 19.1% increase can be attributed to a combination of the $453,000 increase in interest and dividend income and the $229,000 increase in interest expense on deposits and borrowed funds. The average yield on interest earning assets increased 17 basis points to 7.70% for the three months ended September 30, 1997 from 7.53% for the three months ended September 30, 1996, while the average cost on interest-bearing liabilities increased by 9 basis points to 4.10% for the three months ended September 30, 1997 from 4.01% for the three months ended

                                    -xviii-

September 30, 1997 from 4.01% for the three months ended September 30, 1996. As a result, the interest rate spread increased to 3.60% for the three months ended September 30, 1997 from 3.52% for the three months ended September 30, 1996.


  Provision for Possible Loan Losses. The provision for loan losses was $70,000 for the three months ended September 30, 1997 as compared to $25,000 for the three months ended September 30, 1996. At September 30, 1997, the balance of the allowance for loan losses was $1,049,000 or .86% of total loans. During the three months ended September 30, 1997, no amount was charged against allowance for loan losses while $2,000 in recoveries was credited to the allowance for loan losses. At September 30, 1996, the balance of the allowance for loan losses was $762,000 or .76% of total loans. During the three months ended September 30, 1996, $10,000 was charged against allowance for loan losses while $5,000 in recoveries was credited to the allowance for loan losses.


  Other Income. Non-interest income or other income was $345,000 for the three months ended September 30, 1997 compared to $229,000 for the three months ended September 30, 1996. The $116,000 or 50.7% increase was primarily the result of a $139,000 increase in gain on sales of investment securities and a decrease in the gains on the sale of mortgage loans held for sale of $29,000.


  Operating Expenses. Non-interest expense or operating expense increased to $1.1 million for the three months ended September 30, 1997 from $1.0 million for the three months ended September 30, 1996. The increase of $34,000 or 3.3% mainly resulted from a general increase in operating expenses. Annual operating expenses are also expected to increase in future periods due to the increased cost of operating as a stock institution.

                                  RISK FACTORS

          PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO MAKE AN INVESTMENT IN THE SHARES OF COMMON STOCK. WHEN USED IN THIS PROSPECTUS, THE WORDS OR PHRASES "WILL LIKELY RESULT," "ARE EXPECTED TO," "WILL CONTINUE," "IS ANTICIPATED," "ESTIMATE," "PROJECT," "BELIEVE" OR SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD-LOOKING STATEMENTS ." THE COMPANY WISHES TO CAUTION READERS THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE, AND TO ADVISE READERS THAT VARIOUS RISKS AND UNCERTAINTIES, INCLUDING REGIONAL AND NATIONAL ECONOMIC CONDITIONS, CHANGES IN LEVELS OF MARKET INTEREST RATES, CREDIT RISKS OF LENDING ACTIVITIES, AND COMPETITIVE AND REGULATORY FACTORS, COULD AFFECT THE COMPANY'S FINANCIAL PERFORMANCE AND COULD CAUSE THE COMPANY'S ACTUAL RESULTS FOR FUTURE PERIODS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. THE RISKS HIGHLIGHTED HEREIN SHOULD NOT BE ASSUMED TO BE THE ONLY THINGS THAT COULD AFFECT FUTURE PERFORMANCE OF THE COMPANY.

ANTICIPATED LOW RETURN ON EQUITY FOLLOWING CONVERSION


          For the year ended June 30, 1997, the Bank's return on average equity was 6.40%. On a pro forma basis, for the year ended June 30, 1997, assuming the sale of the midpoint of 2,050,000 shares of Common Stock in the Conversion at the beginning of the year, the Bank's return on equity would have been 3.69%. With a relatively high capital position as a result of the Conversion, and with the possible difficulty in finding good quality loans in which to invest, it is unlikely that the Company will be able to immediately generate earnings to support its higher level of capital. In addition, the expenses associated with the ESOP, the Restricted Stock Plan and possible branching costs, along with other post-Conversion expenses and the expenses associated with having publicly traded stock, are expected to contribute to increased operating expenses (in comparison to past results of operations). As a result, it is expected that the Company's return on equity initially will be lower than the Bank's historical levels and will be below industry norms for stock banks. Consequently, investors expecting a return on equity which will meet or exceed industry standards for the foreseeable future should carefully evaluate and consider the risk of a subpar return on equity.

POSSIBLE DELAYS IN CONSUMMATION OF THE CONVERSION


          Consummation of the Conversion is contingent upon the receipt of approvals of the Commissioner and the FDIC. The Bank's Plan of Conversion was approved by the Commissioner on ____________ ___, 1997, and was approved by the Bank's depositors on October 28, 1997. The FDIC, pursuant to its rule requiring state-chartered banks to provide notice to the FDIC of their intention to convert to stock form and prohibiting consummation of such a conversion unless the FDIC provides a notice of non-objection with respect to the transaction, has provided to the Bank a letter dated ___________ __, 1997 indicating that, subject to the satisfaction of certain conditions, the FDIC plans to issue such notice of non-objection in connection with the Conversion. The conditions are that: (i) the Bank must receive final approval of the conversion from the Commissioner and (ii) the Bank must advise the FDIC of the results of the Offerings and deliver an updated appraisal taking those results into account, discussing any material developments during the subscription period, and explaining any rejected stock orders. If the FDIC concludes that the updated appraisal presents a fair value of the Bank and that the Bank has adequately justified any rejected stock orders, it will issue a letter of non-objection to the Conversion.

          Accordingly, consummation of the Conversion may be significantly delayed or terminated in the event such approvals have not been received by the Bank. If such approvals are not obtained, all subscription funds held will be returned promptly with interest at the Bank's passbook rate, currently 2.6% and all withdrawal authorizations will be terminated.

GROWTH OF THE BANK'S COMMERCIAL LOAN AND COMMERCIAL REAL ESTATE LOAN PORTFOLIO

          Since 1995, the Bank's lending activities have increasingly emphasized commercial and commercial real estate loans to small businesses in its market area. At June 30, 1997, the Bank's total loan portfolio included commercial loans of $3.7 million, or 3.2% of net loans and commercial real estate loans of $17.8 million or 15.6% of net loans. Commercial loans accounted for 10.7% and 8.6% of the Bank's total loan originations during the fiscal years 1997 and 1996, respectively, and commercial real estate loans accounted for 23.6% and 15.8% of the Bank's total loan originations during the fiscal years 1997 and 1996, respectively. Additionally, because the Bank has originated most of its current commercial and commercial real estate loans within the past three to five years, the commercial and commercial real estate loan portfolio is unseasoned, and there can be no guarantee as to the long-term performance of such loans.

          The Bank attempts to collateralize all of its commercial loans with real estate or tangible commercial assets. Loans secured by commercial real estate properties generally involve a higher degree of risk than the single-family mortgages traditionally emphasized by banking institutions engaged in residential real estate lending. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Commercial and commercial real estate loans may also involve relatively large loan balances to single borrowers or groups of related borrowers. The repayment of commercial loans is typically dependent on the successful operation and income stream of the borrower. Such loans can be significantly affected by economic conditions. In addition, commercial and commercial real estate lending generally requires substantially greater oversight efforts compared to residential real estate lending.

POSSIBLE DILUTIVE EFFECT OF FUTURE STOCK BENEFIT PLANS


          In the future, the Company intends to implement the Restricted Stock Plan and the Option Plan for the benefit of certain officers, directors and employees of the Bank and the Company. It is not currently anticipated that such plans would be implemented during the first year following the date of the consummation of the Conversion. When a decision is made to implement the Restricted Stock Plan and/or the Option Plan, such plans must be approved by a majority of the Company's shareholders and the Commissioner. The maximum number of shares which would be issued under the proposed Restricted Stock Plan and Stock Option Plan would not exceed 4% and 10%, respectively, of the stock to be issued in the Conversion. Shares issued pursuant to the Restricted Stock Plan or the Stock Option Plan will be acquired either through open market purchases or the issuance of authorized but unissued shares of Common Stock from the Company. If the Restricted Stock Plan is funded by the issuance of authorized but unissued shares, the voting interests of existing shareholders will be diluted by 3.8%. If all of the Stock Options intended to be granted were to be exercised using authorized but unissued Common Stock and if the Restrict Stock Plan is funded with authorized but unissued shares, the voting interests of existing stockholders would be diluted by 12.3%.

REGULATORY ENVIRONMENT


          The Bank is subject to extensive regulation, supervision and examination by the Commissioner and the FDIC. Such regulation and supervision establishes a comprehensive framework of activities in which a bank may engage and is intended primarily for the protection of depositors and the deposit insurance fund which is administered by the FDIC. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities. Any change in such regulation, whether by the Commissioner, the Massachusetts legislature, the FDIC or the U.S. Congress, could have a significant impact on the Bank and its operations. In response to an increase in the number of financial institution failures in the early 1990s, Congress passed legislation which has significantly increased the regulation of financial institutions through, among other things, the imposition of higher capital requirements and restrictions on activities and an increase in the penalties that may be imposed on financial institutions for regulatory violations. See "Regulation."

ANTI-TAKEOVER PROVISIONS AND VOTING CONTROL OF MANAGEMENT

          It is the present intention of the board of directors of Mystic to remain an independent, locally-owned financial institution. The Certificate of Incorporation and bylaws of the Company provide, among other things, for restrictions on the acquisition of more than 10% of the Company's outstanding Common Stock following consummation of the Conversion. In addition, the Certificate of Incorporation prohibits an owner of Common Stock in excess of 10% of the then-outstanding shares to vote those shares held in excess of the 10% limit.

          Also, the Certificate of Incorporation requires an affirmative vote of at least 80% of outstanding shares for certain business combinations. The Certificate of Incorporation also authorizes the issuance of serial preferred stock, the rights and preferences of which may be designated by the board of directors without stockholder approval. Additionally, the board of directors is divided into three classes, each class serving a staggered term and containing approximately one-third of the members of the board of directors. The classified board of directors is intended to provide for continuity of the board of directors and make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Also, the bylaws of the Company provide that special meetings of stockholders of the Company may be called only by the Chairperson of the board, the President or by resolution of at least three-fourths of the directors then in office. Moreover, stockholder action by written consent in lieu of a meeting is not permitted. These and other provisions are designed to encourage or may have the effect of encouraging any prospective acquiror to negotiate directly with the board of directors. These provisions may discourage non- negotiated takeover attempts which certain stockholders may deem to be in their interest and may tend to perpetuate existing management.


          In addition, directors and executive officers of the Bank expect to purchase approximately 7.06% at the minimum of the Current Valuation Range, or 5.22% at the maximum of the Current Valuation Range, of the shares of Common Stock issued in the Conversion assuming such shares are available to satisfy their subscriptions. Such purchases will be made for investment and not with a view to re-sale and will be subject to a restriction that the shares not be sold for a period of one year following the date of purchase except in certain circumstances. See "The Conversion -- Restrictions on Transferability by Directors and Officers." In addition, the Bank's executive officers will control approximately ____% of the stock issued in the Conversion through the ESOP (assuming that one annual allocation has been made under the ESOP) assuming the rates of compensation paid in fiscal 1997 to executive officers were used to determine ESOP awards. Under the terms of the ESOP, the unallocated shares will be voted by the independent ESOP trustee in the same proportions as the allocated shares. Voting control by management and directors over shares purchased in the Conversion or acquired under the ESOP could, based upon the assumptions set forth above, total approximately 9.38% at the minimum of the Current Valuation Range, or approximately 7.54%, at the maximum of the Current Valuation Range, of the shares issued in the Conversion. If all shares issuable under the ESOP, the Restricted Stock Plan and the Stock Option Plan were issued to the management and directors of the Company, management and directors would control 21.54% of the total voting stock of the Company at the maximum of the current valuation range. Such voting control could defeat stockholder proposals requiring an 80% super-majority vote. As a result, these provisions may discourage proxy contests and other takeover attempts that certain stockholders may deem to be in their best interests and may tend to perpetuate existing
management of the Company.   See "Certain Restrictions on Acquisition of the
Company and the Bank" for more information concerning anti-takeover provisions and management's voting control.

POTENTIALLY ADVERSE IMPACT OF INTEREST RATES AND ECONOMIC AND INDUSTRY
CONDITIONS

          The Banking Industry. The results of operations of banking institutions are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities and other factors that affect market rates of interest. The results of operations of banking institutions depend to a large extent on their level of "net interest income," which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. A significant portion of the assets of most banking institutions consists of long-term residential mortgages and loans with shorter terms to maturity. The repricing periods of these assets are generally not as short as those of the banking institution's interest-bearing liabilities. As a result, the yield on interest-earning assets of most banking institutions has adjusted to changes in interest rates at a slower rate than the cost of their interest-bearing liabilities. Banking institutions in recent years have experienced significant fluctuations in net interest income due to rapidly changing interest rates and to differences in the repricing characteristics of their interest-earning assets and interest-bearing liabilities. Because most banking institutions continue to hold assets which reprice more slowly than their liabilities, any significant increase in interest rates would be expected to have an adverse impact on net interest income.

          The Bank. The results of operations of the Bank are affected by the same factors as those described above with respect to banking institutions generally. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management" and "Business -- Lending Activities."

LIMITED MARKET FOR COMMON STOCK

          The Bank, as a mutual co-operative bank, has never issued capital stock and consequently there is no established market for the Common Stock at this time. Accordingly, there can be no assurance that an active public trading market for the Company's Common Stock will develop or be maintained in the foreseeable future. However, Trident Securities has agreed to act as a market maker for the Company's Common Stock following consummation of the Conversion and the Company has applied to list the Common Stock on the Nasdaq National
Market under the symbol  "MYST."   In order for its securities to be listed on
the Nasdaq National Market, the Company must meet net tangible assets, pretax income, public float, minimum price, shareholder and market maker requirements. Although the Company believes that it currently meets those requirements, there can be no assurance that the Company will meet the Nasdaq National Market listing requirements at the time of the Conversion, in the future or at all. Accordingly, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price. See "Market for Common Stock."


                             MYSTIC FINANCIAL, INC.

          Mystic was recently organized at the direction of the board of directors of the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. The Company has received approval from the Federal Reserve Board ("FRB") to become a bank holding company and, upon completion of the Conversion, will be subject to regulation by the FRB. See "The Conversion--General" and "Regulation--Holding Company Regulation." Upon consummation of the Conversion, the Company will have no significant assets other than the shares of the Bank's capital stock acquired in the Conversion and an amount equal to approximately 50% of the net proceeds of the Conversion, including the loan to the ESOP, and will have no significant liabilities. The Company intends to use a portion of the net proceeds it retains to loan to the ESOP funds to enable the ESOP to purchase up to 8% of the stock issued in connection with the Conversion. See "Use of Proceeds." The management of Mystic is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers who are currently officers of the Bank but will utilize the support staff of the Bank from time to time.

          Management believes that the holding company structure will provide the Company additional flexibility to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies. Presently, there are no current arrangements, understandings or agreements regarding any such opportunities. However, subsequent to the Conversion, the Company will be in a position, subject to regulatory limitations and the

Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company, income thereon and through dividends from the Bank.

          The Company's executive office is located at the administrative offices of the Bank, 60 High Street, Medford, Massachusetts 02155. Its telephone number is (781) 395-2800.


                           MEDFORD CO-OPERATIVE BANK

          The Bank is a Massachusetts chartered mutual co-operative bank founded in 1886 with three full-service offices and one educational branch office in Medford, Massachusetts. The Bank's deposits have been federally insured since 1986 and are currently insured by the BIF of the FDIC and the Share Insurance Fund of the Co-operative Central Bank. The Bank has been a member of the Co-operative Central Bank since 1932 and a member of the FHLB since 1988. The Bank is subject to comprehensive examination, supervision and regulation by the Commissioner and the FDIC. This regulation is intended primarily for the protection of depositors and borrowers.

          The Bank's offices are located at 60 High Street, 430 High Street, 201 Salem Street and 489 Winthrop Street, Medford, Massachusetts, and its main office telephone number is (781) 395-2800. The Bank considers its primary market area to be the Massachusetts communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, which are located in eastern Middlesex County, Massachusetts.

          The Bank has an active subsidiary, Mystic Securities Corporation, which was established for the sole purpose of acquiring and holding investment securities. All securities held by Mystic Securities Corporation are investments which are permissible for banks to hold under Massachusetts law.

          The business of the Bank primarily consists of attracting savings deposits from the general public and investing such deposits in mortgage loans secured by one- to four- family residential real estate located in its market area, commercial loans secured by assets and commercial real estate of businesses located in its market area and investment securities, including U. S. Government and Federal Agency securities, equity securities and interest-earning deposits. The Bank also makes consumer loans, including home equity loans, automobile, passbook and other consumer loans. The Bank offers both fixed-rate and adjustable-rate loans and emphasizes the origination of residential real estate mortgage loans and commercial loans with adjustable interest rates. The Bank also makes other short-term (one to three year) interest sensitive investments which allow the Bank to monitor the interest rate, maturities and repricing intervals of its assets and liabilities.

          The Bank's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership and small business and consumer needs in its market area and providing quality service to its customers. The Bank has implemented this strategy by: (i) monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering various deposit accounts and other financial services and products; (iii) recently increasing its emphasis on commercial banking and lending by originating loans for small businesses and providing greater services in its commercial and commercial real estate loan department,
(iv) maintaining high asset quality through conservative underwriting standards; and (v) producing stable earnings.


                                   DIVIDENDS

          Payment of dividends on the Common Stock will be subject to determination and declaration by the board of directors of the Company and the availability of funds therefor. The Company's board of directors currently anticipates declaring and paying cash dividends on the Common Stock at an initial annual rate of approximately $0.20 per share per year (or 2% based on the $10.00 Purchase Price per share), commencing the first full quarter following consummation of the Conversion. Pursuant to the Bank's dividend policy, the Board of Directors has determined that the Bank will not pay dividends in excess of current earnings for the three years following the Conversion, and will not pay dividends from borrowed funds or nonrecurring gains. As a condition to the approval of the Conversion, any change in this policy would require the prior approval of the Commissioner. Any dividend policy of the Company, however, will also depend upon the Company's debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. No assurance can be given that dividends will be declared or as to the amount and frequency of dividends, if declared.

          The only funds available to the Company for the payment of dividends will be cash and cash equivalents held at the holding company level, dividends paid by the Bank to the Company, and borrowings. The Bank will be prohibited from paying cash dividends to the Company to the extent that any such payment would reduce the Bank's capital below required capital levels or would impair the liquidation account to be established for the benefit of the Bank's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Conversion. See "The Conversion--Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank--Liquidation Account."


                               BUSINESS PURPOSES

          General. The Bank, as a mutual co-operative bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, the Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which the Bank may operate, enhancing future access to capital markets, providing the ability to attract and retain qualified management through stock-based compensation programs, enhancing the Bank's and the Company's ability to diversify into other financial services related activities and enhancing the Bank's and the Company's ability to render services to the public.

          The board of directors and management of the Bank believe that the stock form of organization is a preferred form (as opposed to the mutual form) of organization for a financial institution. The Board and management recognize the decline in the number of mutual thrift institutions from over 12,500 in 1929 to just over 800 today.

          The Bank believes that converting to the stock form of organization will allow the Bank to more efficiently compete with local community banks and thrift institutions, most of which are stock owned, and with statewide, regional and super-regional banks, all of which are stock owned. The Bank believes that by combining quality service and products with a local ownership, base its customers and community members who become stockholders will be more inclined to do business with the Bank.

          Additionally, the Bank has, from time to time, experienced the need for additional liquidity, due in part to the expansion of the commercial and commercial real estate loan department and the need for funds to originate such loans. Recently, the Bank has utilized borrowings from the FHLB and has engaged in selected loan sales as a source of liquidity. The Bank believes that the capital-raising power of a stock form company would help to meet the need for additional liquidity.

          Furthermore, the Board considers having access to the capital markets an important option for the Bank. While immediately following the Conversion the Bank will be well capitalized, the Bank's capital could decrease as a result of unforeseen circumstances affecting the economic viability of the Bank's market area. The protection of this additional capital against such an economic downturn is seen by management as a key benefit of the Conversion.

          Finally, because the Bank competes with local, regional and super-regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford the Bank the opportunity to attract and retain employees and management through various stock benefit plans like the ESOP.


          After the Conversion, the Company will have a substantially increased capital position. Based on the Company's pro forma capital at June 30, 1997 of $29.2 million and annualized pro forma net income of $1,063,000 (based on the mid-point of the Current Valuation Range), the Company would have a pro forma reported return on stockholders' equity of 3.69%, which in the opinion of management is not an acceptable long-term return. See "Pro Forma Data." With the possible difficulty of finding good quality loans to originate and because the Company intends to control its growth, unacceptable returns likely will exist for the foreseeable future. For this reason, the Company expects to manage capital through the payment of regular cash dividends, the possible payments of special dividends, and the implementation of stock repurchases, depending upon capital levels and regulatory and market limitations and subject to the discretion of the board of directors. Management and the board of directors recognize their responsibility to stockholders; however, they are also concerned with continuing to operate a safe, sound and viable community financial institution.

          Convenience and Needs Considerations. Management and the board of directors believe that the mutual to stock conversion through the Subscription and Direct Community Offering process is in the best interests of the various communities that the Bank serves because following the Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Because the Bank will have a higher level of capital after the Conversion, it is also believed that local stockholders, along with all stockholders, may share in the Bank's future profitability through possible regular cash dividends or, if deemed prudent by management and the board of directors, the possibility of payment of periodic special dividends. See "Dividends." Furthermore, should the price of the Common Stock increase following the Conversion, recognizing the chance that the price could decline or remain the same, stockholders will share in the success of the local institution through capital appreciation.

          The Bank has endeavored to be a good corporate and community citizen through the years. Community investment and involvement have been a large part of the Bank's history and tradition and a key reason for its success. Programs such as the first-time homebuyer seminars and loans to provide housing for low and moderate income borrowers have been a recent emphasis and have helped the Bank earn the highest possible Community Reinvestment Act ("CRA") performance rating of "Outstanding."

          The Bank looks forward to continuing its community investment by offering services such as Savings Bonds, the "Save for America" program -- a banking program for elementary school students, the student-operated branch at Medford High School -- one of the first such programs in the state, and the "School-Link" program -- after-school program designed to promote interaction between the students, schools, and students' families, all of which will continue to benefit the children of the Bank's community.

          In an effort to further assure that it meets the lending needs of its communities, the Bank participates in a CRA bank consortium in cooperation with six other local banks. The consortium meets on CRA issues to offer more effective CRA support and improve CRA performance in their communities through home buying seminars, offering credit counseling programs and programs to help low-income homeowners with the repair and rehabilitation of their homes and neighborhoods.

          Remaining a good corporate citizen is an essential responsibility of any community financial institution, and the Bank will continue to pursue new avenues to assist the communities it serves. However, playing such a role can also be a very costly proposition for a small institution, which is subject to increasing competitive pressures and economic uncertainty. The Bank's board of directors and management feel that in times of rising interest rates or economic difficulties, the Bank will be in a better position to continue and build its community support efforts due to the capital cushion provided through funds received in the Conversion.

          Because management will focus its Conversion stock marketing efforts on the community it serves, the Bank anticipates that a significant portion of the shares offered will be purchased by local residents and businesses. As a result, it is hoped that these local stockholders will take an active role in suggesting additional ways in which the Bank could better support community needs.

                                USE OF PROCEEDS

          An amount equal to 50% of the net proceeds from the sale of the Common Stock ($8.6 million at the midpoint of the Current Valuation Range) will be added to the general funds of the Bank and used for general corporate purposes, including the origination of loans, funding the construction and/or acquisition costs of establishing new branch locations, enhancing the Bank's liquidity ratios and enhancing future access to capital markets. The balance of the funds will be retained as the Company's initial capitalization, with a portion of those funds ($1,640,000 at the midpoint of the Current Valuation Range) being loaned to the ESOP to fund its purchase of Common Stock in the Offerings or, if necessary, to purchase shares of Common Stock through open-market purchases following completion of the Offerings. Pursuant to the Bank's Past-Conversion Supervision Policy, the Company may use the funds it retains to support future expansion of operations or diversification into other banking-related businesses and for other business or investment purposes, although management has no current plans regarding such activities. Subject to applicable limitations, the Company may also use available funds to repurchase shares of Common Stock and for the payment of dividends. It is expected that in the interim, all or part of the net proceeds will be invested in U.S. Government and Agency securities and other short-term investments and used to reduce FHLB borrowings.


          The Bank has structured an array of commercial services administered and run by the Bank's commercial loan department which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the refinancing of existing corporate debt. In the past two years, the Bank has made a major commitment to small business commercial lending. The Bank has worked to develop a niche of making commercial loans to companies which have from $500,000 to $15 million in sales and has recently become an approved lender of the Small Business Administration. The Bank has expanded its commercial lending department with the addition of two senior officers with considerable commercial lending expertise and has developed a support staff to run the commercial loan department. Conversion proceeds are expected to be deployed to fund the Bank's traditional one- to four-family residential lending, as well as the expanded commercial lending activities. There is no specific amount the Bank plans to allocate to the Company's lending operation. The Bank has experienced strong loan demand and anticipates that a portion of the proceeds will be used to fund additional loans, thereby reducing the Bank's reliance on deposits and borrowings for funding needs.


          Although the Bank opened a new office at 201 Salem Street in December 1995, which has been successful, especially on the commercial lending front, the Bank's lending and deposit gathering activities are limited by the fact that it currently operates from only three full service locations and one student-run educational branch located at Medford High School. Accordingly, pursuant to its Post-Conversion Supervision Policy, the Bank is pursuing establishing one or more other branch locations either de novo, or by purchasing an existing deposit base and/or location. The Bank has performed feasibility studies of certain locations, and is considering a plan to establish a new branch at one of these locations. Although there can be no assurance that the Bank's branching efforts will be successful, the Bank expects to apply a portion of the Conversion proceeds to fund the construction and/or acquisition of one or more additional branch locations. The Bank is reviewing the feasibility of expanding its branch network and continues to review various locations on an ongoing basis. However, there are no specific plans or sites which have been identified by the Bank as probable locations and there are no current negotiations for the acquisition of branch locations other than inquiries as to availability and cost. Expansion beyond four offices will facilitate expanded services and increased loan originations within the Bank's existing underwriting standards.

          The total number of shares of the Common Stock to be issued in the Conversion cannot be stated with certainty at this time, because it will depend upon the estimated pro forma market value of the Common Stock at the time of sale. See "The Conversion -- Stock Pricing and Number of Shares to be Issued." However, the net proceeds to the Company would be approximately $17,257,000 based upon the assumptions that (i) 2,050,000 shares of Common Stock are sold at a purchase price per share of $10.00 for an aggregate of $20,500,000 (the midpoint of the Current Valuation Range), (ii) the Conversion expenses are $782,780 in the aggregate and (iii) ESOP and Restricted Stock Plan purchases are $1,640,000 and $820,000, respectively.

          THE ACTUAL NET PROCEEDS MAY BE MORE OR LESS THAN THE ESTIMATED AMOUNT BECAUSE THE TOTAL PROCEEDS FROM THE SALE OF THE COMMON STOCK MAY BE SIGNIFICANTLY MORE OR LESS THAN THE MIDPOINT OF THE CURRENT VALUATION RANGE AND BECAUSE ACTUAL CONVERSION EXPENSES MAY BE MORE OR LESS THAN THOSE CURRENTLY EXPECTED. The following table indicates the total gross proceeds, estimated Conversion expenses and estimated net proceeds, assuming the Common Stock is sold at the minimum, midpoint and maximum of the Current Valuation Range, and at the Super-Maximum (which is 15% above the maximum of the Current Valuation Range and is the highest amount of Common Stock that may be sold without further solicitation of subscribers).

                                                                                                                     SUPER
                                                MINIMUM OF            MIDPOINT OF           MAXIMUM OF            MAXIMUM OF
                                             1,742,500 SHARES      2,050,000 SHARES      2,357,500 SHARES      2,711,125 SHARES
                                                 AT $10.00             AT $10.00             AT $10.00             AT $10.00
                                                 PER SHARE             PER SHARE             PER SHARE             PER SHARE
                                             -----------------     -----------------     -----------------     -----------------
                                                                           (In thousands)
Gross proceeds.........................            $17,425               $20,500              $23,575               $27,111
Estimated conversion expenses                         (715)                 (783)                (851)                 (929)
Less: ESOP Stock Purchases.............             (1,394)               (1,640)              (1,886)               (2,169)
Less: Restricted Stock Plan                           (697)                 (820)                (943)               (1,084)
    Purchases..........................            -------               -------              -------               -------

Estimated net proceeds.................            $14,619               $17,257              $19,895               $22,929
                                                   =======               =======              =======               =======


                            MARKET FOR COMMON STOCK

          The Bank, as a mutual co-operative bank, has never issued capital stock and consequently there is no established market for the Common Stock at this time. Accordingly, there can be no assurance that an active public trading market for the Company's Common Stock will develop or be maintained in the foreseeable future. However, Trident Securities has agreed to act as a market maker for the Company's Common Stock following consummation of the Conversion and the Company has applied to list the Common Stock on the Nasdaq National Market under the symbol "MYST." In order for its securities to be listed on the Nasdaq National Market, the Company must meet net tangible assets, pretax income, public float, minimum price, shareholder and market maker requirements. Although the Company believes that it currently meets those requirements, there can be no assurance that the Company will meet the Nasdaq National Market listing requirements. Accordingly, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price.

                      SHARES TO BE PURCHASED BY MANAGEMENT

                        PURSUANT TO SUBSCRIPTION RIGHTS


          The following table sets forth, for each director of the Bank, for the executive officers of the Bank as a group and for all directors and officers as a group (including their associates) certain information as to the number of shares of Common Stock which they have advised the Bank that they intend to purchase. For purposes of the following table, it has been assumed that 2,050,000 shares of Common Stock will be offered at $10.00 per share, the midpoint of the Current Valuation Range (see "The Conversion--Stock Pricing and Number of Shares to be Issued") and that sufficient shares will be available to satisfy subscriptions in all categories.


                                                      Total
                                                    Shares of                            Aggregate Purchase
Name                                                 Common             Total                 Price of
                                                      Stock           Percentage         Proposed Purchases
                                                   ----------         ----------         ------------------
   Julie Bernardin                                   1,000               0.05%               $   10,000
   John A. Hackett                                   5,000               0.24%                   50,000
   Richard M. Kazanjian                             20,000               0.98%                  200,000
   John J. McGlynn                                   9,000               0.44%                   90,000
   Dennis Raimo                                      2,000               0.10%                   20,000
   Robert B. Risman(1)                              10,000               0.49%                  100,000
   Lorraine P. Silva                                10,000               0.49%                  100,000
   Robert H. Surabian                               60,000               2.92%                  600,000

All other executive officers
(4 persons) as a group.........................      6,000               0.29%                   60,000
                                                   -------               ----                 ---------
Total shares to be purchased by directors and      123,000               6.00%               $1,230,000
 executive officers............................    =======               ====                ==========



(1) Director Emeritus

                                 CAPITALIZATION


         The following table sets forth the capitalization, including deposits, of the Bank as of June 30, 1997 and the pro forma capitalization of the Company as of that date after giving effect to the sale of the Common Stock in the Conversion, based upon the assumptions that the shares of the Common Stock are sold at the minimum, midpoint, maximum and super-maximum of the Current Valuation Range, and that the expenses of the Conversion are as set forth under "Use of Proceeds." Any change in the Current Valuation Range would require the approval of the Commissioner. Purchasers will be given the right to change or cancel their orders in the event that the aggregate purchase price is below $17,425,000 or more than $27,111,250 (i.e., more than 15% above the maximum of the Current Valuation Range of $23,575,000.) A MATERIAL CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION MAY MATERIALLY AFFECT SUCH PRO FORMA CAPITALIZATION. SEE "USE OF PROCEEDS" AND "THE CONVERSION-- STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED."

                                                                                    PRO FORMA CAPITALIZATION
                                                                                THE COMPANY BASED ON THE SALE OF
                                                               ---------------------------------------------------------------------
                                                                                                                      2,711,125
                                      CAPITALIZATION OF THE          1,742,500       2,050,000        2,357,500       SHARES AT
                                          BANK AT                     SHARES           SHARES           SHARES         SUPER-
                                        JUNE 30, 1997               AT MINIMUM      AT MIDPOINT      AT MAXIMUM       MAXIMUM
                                    -----------------------    -----------------  ---------------  ---------------  ----------------
                                                                            (In thousands)
Deposits/(1)/.....................     $    129,303               $  129,303         $  129,303       $  129,303       $  129,303

FHLB advances.....................            7,532                    7,532              7,532            7,532            7,532
                                           --------               ----------         ----------       ----------       ----------
Total deposits and borrowed funds.     $    136,835               $  136,835         $  136,835       $  136,835       $  136,835
                                           ========               ==========         ==========       ==========       ==========

Stockholders' equity:
  Preferred stock, $0.01 par
  value; authorized - 1,000,000
  shares; assumed outstanding -
  none............................     $         --               $       --         $       --      $        --       $       --

 Common Stock, $0.01 par
   value; authorized - 5,000,000
   shares; shares to be
   outstanding - as
   shown in column heading/(2)/...               --                       17                 21               24               27

Additional paid-in capital/(3)/...               --                   16,693             19,696           22,700           26,155

Retained earnings/(5)/............           11,940                   11,940             11,940           11,940           11,940

Less:
   Common Stock to be acquired
   by ESOP/(4)/...................              ---                   (1,394)            (1,640)          (1,886)          (2,169)

   Common Stock acquired
   by Restricted Stock Plan/(6)/..              ---                     (697)              (820)            (943)          (1,084)
                                       ------------               ----------         ----------      -----------       ----------
   Total stockholders' equity.....     $     11,940               $   26,559         $   29,197      $    31,835       $   34,869
                                       ============               ==========         ==========      ===========       ==========
    Total capitalization               $    148,775               $  163,394         $  166,032      $   168,670       $  171,704
                                       ============               ==========         ==========      ===========       ==========

_______________________________________________________

/(1)/ Withdrawals from deposit accounts for the purchase of the Common Stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.

/(2)/ The number of shares of Common Stock to be issued in the Conversion will be determined on the basis of the final appraisal and may be increased or decreased. See "The Conversion--Stock Pricing and Number of Shares to be Issued."

/(3)/ Based upon the estimated net proceeds from the sale of Common Stock less the par value of shares sold. Estimated expenses are $714,884, $782,780, $850,676 and $928,756, respectively. See "Use of Proceeds."

/(4)/ Assumes that 8% of the Common Stock will be acquired by the ESOP with funds borrowed by the ESOP from the Company. The Bank intends to make annual contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest requirement (which interest rate shall be at the prime rate) of the debt. See "Management of the Company -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan and Trust" for additional information.

/(5)/ Includes net unrealized gain on securities available for sale, net of tax effects. The surplus of the Bank will be substantially restricted after the Conversion. See "The Conversion-- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Account."

/(6)/ The Company intends to adopt the Restricted Stock Plan and submit such plan to stockholders at special or annual meeting of stockholders to be held not earlier than one year after the completion of the Conversion. If the Restricted Stock Plan is approved by stockholders, the Company intends to contribute sufficient funds to the trust created under the Restricted Stock Plan to enable the trust to purchase a number of shares of Common Stock equal to 4% of the Common Stock sold in the Offerings. The shares are reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares of Common Stock pursuant to the Restricted Stock Plan in the amount of 4% of the Conversion stock would dilute the voting interests of existing stockholders by approximately 3.7%. See "Pro Forma Data" and "Management of the Bank -- Future Stock Benefit Plans -- Restricted Stock Plan."

                                PRO FORMA DATA

         The following table sets forth the actual and, after giving effect to the Conversion for the period and at the date indicated, pro forma income from operations, stockholders' equity and other data of the Bank prior to the Conversion and of the Company following the Conversion. Pro forma income and related data have been calculated for the year ended June 30, 1997 as if the Common Stock to be issued in the Conversion had been sold at the beginning of the respective periods, and the estimated net proceeds had been invested at 5.82% at the beginning of the respective periods. The foregoing yield approximates the yield on the one-year U.S. Treasury bill at June 30, 1997. The pro forma after-tax yield is assumed to be 3.43% for the periods, based on the current effective tax rate of 41%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. The pro forma income and related data set forth below reflect accruals to be made by the Bank with regard to the ESOP. See "Management of the Bank-- Certain Benefit Plans and Agreements." Both fixed Conversion expenses estimated at $313,500 and the estimated Conversion expenses of Trident Securities have been subtracted when figuring net proceeds. Trident Securities' expenses are assumed to equal to 2.4% of the Common Stock sold in the Offerings less shares purchased by the ESOP (assumed to be 8% of the Common Stock) and by directors and officers of the Bank (see "Shares to Be Purchased by Management Pursuant to Subscription Rights") plus an estimated $44,000 in fixed expenses.

         THE PRO FORMA NET INCOME AMOUNTS DERIVED FROM THE ASSUMPTIONS SET FORTH HEREIN SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OPERATIONS OF THE BANK THAT WOULD HAVE BEEN ATTAINED FOR THE YEAR ENDED JUNE 30, 1997, IF THE CONVERSION HAD BEEN ACTUALLY CONSUMMATED AT THE BEGINNING OF SUCH PERIOD, AND THE ASSUMPTIONS REGARDING INVESTMENT YIELDS SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL YIELDS EXPECTED TO BE ACHIEVED DURING ANY FUTURE PERIOD.

         THE STOCKHOLDERS' EQUITY AND RELATED DATA PRESENTED HEREIN ARE NOT INTENDED TO REPRESENT THE FAIR MARKET VALUE OF THE COMMON STOCK, OR THE CURRENT VALUE OF ASSETS OR LIABILITIES, OR THE AMOUNTS, IF ANY, THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION. FOR ADDITIONAL INFORMATION REGARDING THE LIQUIDATION ACCOUNT, SEE "THE CONVERSION-- EFFECTS OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE BANK--LIQUIDATION ACCOUNT." SUCH PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION AND BY OTHER FACTORS. SEE "THE CONVERSION--STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED."

                                                                          AT OR FOR THE YEAR ENDED JUNE 30, 1997(1)
                                                                   --------------------------------------------------------
                                                                     MINIMUM      MID-POINT     MAXIMUM     SUPER-MAXIMUM
                                                                     1,742,500    2,050,000    2,357,500       2,711,125
                                                                      SHARES       SHARES       SHARES           SHARES
                                                                    AT $10.00    AT $10.00    AT $10.00      AT $10.00
                                                                   PER  SHARE    PER SHARE    PER SHARE      PER SHARE(2)
                                                                   -----------   ----------   ----------     -----------
                                                                      (Dollars in thousands, except per share amounts)
Gross proceeds (1)...............................................   $   17,425   $   20,500   $   23,575      $   27,111
Less: Total expenses.............................................         (715)        (783)        (851)           (929)
                                                                    ----------   ----------   ----------      ----------
 Estimated net proceeds(3)......................................        16,710       19,717       22,724          26,182

Less: ESOP Stock Purchases(4)....................................       (1,394)      (1,640)      (1,886)         (2,169)
Less: Restricted Stock Plan purchases(5).........................         (697)        (820)        (943)         (1,084)
                                                                    ----------   ----------   ----------      ----------
 Estimated net cash proceeds.....................................   $   14,619   $   17,257   $   19,895      $   22,929
                                                                    ==========   ==========   ==========      ==========

Consolidated net income:
 Historical......................................................   $      741   $      741   $      741      $      741
 Pro forma income on net proceeds................................          502          593          683             787
 Pro forma ESOP adjustment(4)(6).................................         (148)        (174)        (200)           (230)
 Pro forma Restricted Stock Plan adjustment(5)...................          (82)         (97)        (111)           (128)
                                                                    ----------   ----------   ----------      ----------
  Pro forma net income...........................................   $    1,013   $    1,063   $    1,113      $    1,170
                                                                    ==========   ==========   ==========      ==========

Per share net income:
 Historical......................................................   $     0.46   $     0.39   $     0.34      $     0.29
 Pro forma income on net proceeds................................         0.31         0.31         0.31            0.31
 Pro forma ESOP adjustment(4)(6).................................        (0.09)       (0.09)       (0.09)          (0.09)
 Pro forma Restricted Stock Plan adjustment(5)...................         0.05)       (0.05)       (0.05)          (0.05)
                                                                    ----------   ----------   ----------      ----------
 Pro forma net income per share..................................   $     0.63   $     0.56   $     0.51      $     0.46
                                                                    ==========   ==========   ==========      ==========

Stockholders' equity:
 Historical......................................................   $   11,940   $   11,940   $   11,940          11,940
 Estimated net proceeds..........................................       16,710       19,717       22,724          26,182
 Less: Common Stock acquired by ESOP(4)..........................       (1,394)      (1,640)      (1,886)         (2,169)
 Less: Common Stock acquired by Restricted Stock
  Plan(5)........................................................         (697)        (820)        (943)         (1,084)
                                                                    ----------   ----------   ----------      ----------
  Pro forma stockholders' equity.................................   $   26,559   $   29,197   $   31,835      $   34,869
                                                                    ==========   ==========   ==========      ==========

Stockholder's equity per share:
 Historical......................................................   $     6.85   $     5.82   $     5.06      $     4.40
 Estimated net proceeds..........................................         9.59         9.62         9.64            9.66
 Less: Common Stock acquired by ESOP(4)..........................         (0.8)        (0.8)        (0.8)           (0.8)
 Less: Common Stock acquired by Restricted Stock Plan(5).........         (0.4)        (0.4)        (0.4)           (0.4)
                                                                    ----------   ----------   ----------      ----------
  Pro forma Stockholders' equity per share.......................   $    15.24   $    14.24   $     13.5      $    12.86
                                                                    ==========   ==========   ==========      ==========
Pro forma  pricing ratios:
 Offering price as a percentage of pro forma
 stockholders' equity per share..................................        65.62%       70.22%       74.07%          77.76%
 Offering price as a multiple of pro forma net earnings
 per share.......................................................        15.87x       17.86x       19.61x          21.74x

_______________

(1) The effect of the liquidation account is not included in these computations. For additional information concerning the liquidation account, see "The Conversion--Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank--Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation.
(2) The Company reserves the right to issue up to a total of 2,711,125 shares at $10.00 per share, or 15% above the maximum of the Current Valuation Range. Any increase in the number of shares to be issued which causes the gross proceeds of the Offerings to exceed $23,575,000 (maximum of the Current Valuation Range) would be subject to approval of the Commissioner. Unless otherwise required by the Commissioner, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the Common Stock is increased to exceed $27,111,250 (i.e., 15% above the maximum of the Current Valuation Range.)
(3) Withdrawals from deposit accounts for the purchase of stock have not been reflected in these adjustments. Management estimates that approximately 20% of all subscription orders may utilize funds currently on deposit at the Bank. See "Use of Proceeds."
(4) Assumes 8% of the shares to be sold in the Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Since the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. The provisions of SOP 93-6 have been applied for shares to be acquired by the ESOP and for purposes of computing earnings per share. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan and Trust."
(5) Assumes a number of issued and outstanding shares of Common Stock equal to 4% of the Common Stock to be sold in the Conversion will be purchased by the Restricted Stock Plan. The dollar amount of the Common Stock possibly to be purchased by the Restricted Stock Plan is based on the price per share in the Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share in the Conversion. As the Bank acrues compensation expenses to reflect the vesting of such shares pursuant to the Restricted Stock Plan, the charge against capital will be reduced accordingly. In the event the shares issued under the Restricted Stock Plan consist of shares of Common Stock newly issued at the price per share in the Conversion, the per share financial condition and results of operations of the Company would be proportionately reduced and to that extent the interests of existing stockholders would be diluted by approximately 4%. See "Management of the Bank -- Certain Benefit Plans and Agreements" and, regarding possible dilution of proportionate voting rights and book value and income per share, "Risk Factors -- Possible Dilutive Effect of Future Stock Benefit Plans. "
(6) The Bank intends to record compensation expense related to the ESOP in accordance with SOP 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share and stockholder's equity per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that the number of ESOP shares committed to be released at June 30, 1997 was equal to the percentage of principal repaid in the ESOP loan during the first year.

CONSOLIDATED STATEMENTS OF INCOME

          The following Consolidated Statements of Income of Medford Co-operative Bank for each of the fiscal years ended June 30, 1997, 1996 and 1995 have been audited by Wolf & Company, P.C., independent certified public accountants, whose report thereon appears elsewhere herein. The Consolidated Statements of Income should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

                                                                                       YEARS ENDED JUNE 30,
                                                                                 ----------------------------------
                                                                                  1997         1996          1995
                                                                                 -------     ---------    ---------
                                                                                      (IN THOUSANDS)
INTEREST AND DIVIDEND INCOME:
  Interest and fees on loans....................................................  $8,397       $7,115       $6,323
  Interest and dividends on investment securities...............................   1,208        1,364        1,358
  Other interest................................................................     294          449          484
                                                                                  ------       ------       ------
    Total interest and dividend income..........................................   9,899        8,928        8,165
                                                                                  ------       ------       ------
INTEREST EXPENSE:
  Deposits......................................................................   4,700        4,569        3,885
  FHLB borrowings...............................................................     211           --           --
                                                                                  ------       ------       ------
    Total interest expense......................................................   4,911        4,569        3,885
                                                                                  ------       ------       ------
Net interest income.............................................................   4,988        4,359        4,280
Provision for loan losses.......................................................     272          100          100
                                                                                  ------       ------       ------
Net interest income, after provision for loan losses............................   4,716        4,259        4,180
                                                                                  ------       ------       ------

OTHER INCOME (CHARGES):
  Customer service fees.........................................................     536          512          410
  Loan servicing and other loan fees............................................      56           52           59
  Gain on sale of mortgage loans................................................       8            8            6
  Write-down of mortgage loans held for sale....................................      --          (41)          --
  Gain on sale of securities available for sale, net............................     168            4           --
  Rental income, net of expenses................................................      29           44           45
  Co-operative Central Bank Share Insurance Fund special dividend...............      44           44           --
  Miscellaneous.................................................................      41           35           16
                                                                                  ------       ------       ------
    Total other income..........................................................     882          658          536
                                                                                  ------       ------       ------

OPERATING EXPENSES:
  Salaries and employee benefits................................................   2,734        2,486        2,113
  Occupancy and equipment expenses..............................................     412          321          247
  Data processing expenses......................................................     207          179          175
  FDIC insurance expense........................................................       8            7          251
  Foreclosed real estate, net...................................................      --           (5)          77
  Other general and administrative expenses.....................................     969          890          713
                                                                                  ------       ------       ------
    Total operating expenses....................................................   4,330        3,878        3,576
                                                                                  ------       ------       ------

Income before income taxes......................................................   1,268        1,039        1,140
Provision for income taxes......................................................     527          440          480
                                                                                  ------       ------       ------

Net income......................................................................  $  741       $  599       $  660
                                                                                  ======       ======       ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


GENERAL

          The business of the Bank consists of attracting deposits from the general public and using these funds to originate various types of loans primarily in eastern Middlesex County, Massachusetts, including mortgage loans secured by one- to four-family residences, commercial loans secured by general business assets, commercial real estate loans secured by commercial property, and to invest in U.S. Government and Federal Agency and other securities. To a lesser extent, the Bank engages in various forms of consumer and home equity lending. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits and on borrowings from the FHLB. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

          The Bank's profitability is also affected by the level of other (noninterest) income and operating expenses. Other income consists primarily of service fees, loan servicing and other loan fees and gains on sales of investment securities. Operating expenses consist of salaries and benefits, occupancy related expenses, and other general operating expenses.

          The operations of the Bank, and banking institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institution's regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

BUSINESS STRATEGY

          The Bank's business strategy is to operate as a well-capitalized, profitable and independent community bank dedicated to financing home ownership, small business and consumer needs in its market area and providing quality service to its customers. The Bank has implemented this strategy by: (i) monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating residential mortgage loans and consumer loans, and by offering various deposit accounts and other financial services and products; (iii) recently increasing its emphasis on commercial banking and lending by originating loans for small businesses and providing greater services in its commercial and commercial real estate loan department;
(iv) maintaining high asset quality through conservative underwriting; and (v) producing stable earnings.

ASSET/LIABILITY MANAGEMENT

          A principal operating objective of the Bank is to produce stable earnings by achieving a favorable interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets have longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio adjusts upward. The Bank has sought to reduce its exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which its interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and loans with shorter terms and the purchase of other shorter term interest-earning assets.

          The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. As noted above, one of the principal goals of the Bank's asset/liability program is to maintain and match the interest rate sensitivity characteristics of the asset and liability portfolios.

          In order to properly manage interest rate risk, the Bank's board of directors has established an Asset/Liability Management Committee ("ALCO") made up of members of management to monitor the difference between the Bank's maturing and repricing assets and liabilities and to develop and implement strategies to decrease the "negative gap" between the two. The primary responsibilities of the committee are to assess the Bank's asset/liability mix, recommend strategies to the Board that will enhance income while managing the Bank's vulnerability to changes in interest rates and report to the Board the results of the strategies used.

          Since the early 1980s, the Bank has stressed the origination of adjustable-rate residential mortgage loans and adjustable-rate home equity loans. The Bank regularly sells fixed rate loans with terms in excess of 15 years. Since 1995, the Bank has also emphasized commercial loans with short-term maturities or repricing intervals as well as commercial real estate mortgages with short-term repricing intervals. In addition, the Bank has used borrowings from the FHLB to match-fund the maturity or repricing interval of several larger commercial real estate mortgages. At June 30, 1997, the Bank's loan portfolio included $58.4 million of adjustable-rate one-to four-family mortgage loans, $16.9 million of adjustable-rate commercial real estate loans, $3.7 million of adjustable-rate or short-term commercial loans, and $1.6 million of adjustable-rate home equity loans. Together, these loans represent 70.4% of the Bank's net loans at June 30, 1997. See "Business-Lending Activities."

          In the future, in managing its interest rate sensitivity, the Bank intends to continue to stress the origination of adjustable-rate mortgages and loans with shorter maturities and the maintenance of a consistent level of short-term securities. See "Use of Proceeds."

INTEREST RATE SENSITIVITY ANALYSIS

          The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income.

          The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997 which are expected to mature or reprice in each of the time periods shown. In the table, investment securities held to maturity are presented at amortized cost; other interest-earning assets include marketable equity securities, FHLB stock, due from Co-operative Central Bank, federal funds sold and other short-term investments; fixed rate one-to four-family loans are assumed to have an average life of 12 years; adjustable rate one-to four-family loans, commercial real estate loans, and commercial loans do not include any amortization or prepayment amounts. Money market accounts, NOW accounts, regular and other deposits are allocated in accordance with FDIC guidelines for interest rate risk management.

                               At June 30, 1997

                                      OVER        OVER SIX      OVER ONE       OVER
                      THREE          THREE         MONTHS       THROUGH       THREE        OVER
                      MONTHS        THROUGH       THROUGH        THREE       THROUGH       SEVEN
                      OR LESS      SIX MONTHS     ONE YEAR       YEARS     SEVEN YEARS     YEARS        TOTAL
                      ---------    ----------     --------       -----     -----------    -------     ---------
                                                        (Dollars in thousands)
INTEREST-EARNING
ASSETS:
  Investment             $5,000        $2,000       $2,493       $ 8,011    $       --    $    --       $17,504
    securities
    held to
    maturity........
  Other                   7,618            --           --            --            --         --         7,618
    interest-
    earning
    assets..........
  Adjustable-             4,633         4,759        4,449        12,940        31,668         --        58,449
    rate one-to
    four-
    family
    loans...........
  Fixed rate                698           698        1,396         5,583        10,585     12,794        31,754
    one- to
    four-
    family
    loans...........
  Commercial                986           227        2,107        10,264         3,097      1,166        17,847
    real estate
    loans...........
  Commercial              2,288             2           --           486           901         --         3,677
loans
  Home equity.......      1,564            --           --            --            --         --         1,564
loans
  Consumer                   12            14           38           482           312        797         1,655
    loans...........
  Construction              976            --           --            --            --         --           976
                      ---------     ---------     --------      --------   -----------    -------        ------
loans...............
    Total                23,775         7,700       10,483        37,766        46,563     14,757       141,044
                      ---------     ---------     --------      --------   -----------    -------        ------
      interest-
      earning
      assets........

INTEREST-
  BEARING
  LIABILITIES:
  Certificates           24,138         8,528       15,650        10,475           344         --        59,135
    of deposit......
  Money                   6,489            --           --            --            --         --         6,489
    market
    accounts........
  NOW accounts            1,498            --           --         2,996         5,992      7,489        17,975

                                      OVER        OVER SIX      OVER ONE       OVER
                        THREE        THREE         MONTHS       THROUGH       THREE        OVER
                      MONTHS        THROUGH       THROUGH        THREE       THROUGH       SEVEN
                      OR LESS      SIX MONTHS     ONE YEAR       YEARS     SEVEN YEARS     YEARS        TOTAL
                      -------      ----------     --------       -----     -----------    -------     ---------
                                                        (Dollars in thousands)
  Regular and               850           850        1,700         6,800        13,600     16,994        40,794
other deposits.....
  FHLB                    1,006             6        1,113         2,355         2,287        765         7,532
                      ---------    ----------     --------      --------    ----------    -------     ---------
  borrowing
  s................
  Total                  33,981         9,384       18,463        22,626        22,223     25,248       131,925
                      ---------    ----------     --------      --------    ----------    -------     ---------
  interest-
  bearing
  liabilitie
  s................

Interest rate          ($10,206)      ($1,684)     ($7,980)      $15,140       $24,340   ($10,491)       $9,119
                      =========    ==========     ========      ========   ===========    =======     =========
sensitivity gap....

Cumulative             ($10,206)     ($11,890)    ($19,870)      ($4,730)      $19,610     $9,119        $9,119
                      =========    ==========     ========      ========   ===========    =======     =========
interest rate
sensitivity gap....

Cumulative ratio
of interest-               70.0%         72.6%        67.9%         94.4%        118.4%     106.9%        106.9%
earning assets to
  interest-bearing
liabilities........
Ratio of
cumulative                 (7.2)%        (8.4)%      (14.1)%        (3.4)%        13.9%       6.5%          6.5%
interest rate
sensitivity gap to
total interest-
earning assets.....
Ratio of                                 (7.9)%      (13.3)%        (3.2)%         13.1%       6.1%          6.1%
cumulative
interest rate
sensitivity gap to          (6.8)
total assets.......            %

          Management believes the current one-year gap of negative 13.3% presents a risk to the net interest income should a sustained increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative interest rate risk-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured schedule of investment securities with greater emphasis on maturities and repricings within one year. It is possible that the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

          Certain shortcomings are inherent in the method of analysis presented above. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an interest rate increase may make it more difficult for borrowers to service their debt, thereby increasing the credit risk in the Bank's loan portfolio.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

          The following tables set forth certain information relating to the Bank's average balance sheet and reflect the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balances of assets and liabilities, respectively, for the periods presented. Average balances are derived from daily balances. Loans on nonaccrual status are included in the average balances of loans shown in the table. Interest earned on loan portfolios is net of reserves for uncollected interest. The investment securities in the following table are presented at amortized cost.

                                                                            YEARS ENDED JUNE 30,
                                   -------------------------------------------------------------------------------------------------
                                                  1997                         1996                                 1995
                                   -----------------------------------------------------------------------------------------------
                                                 INTEREST  AVERAGE             INTEREST   AVERAGE             INTEREST     AVERAGE
                                      AVERAGE     EARNED    YIELD/   AVERAGE    EARNED     YIELD/   AVERAGE    EARNED       YIELD/
                                      BALANCE    OR PAID     RATE    BALANCE   OR PAID     RATE     BALANCE    OR PAID       RATE
                                   -----------  ---------- -------- --------  ---------  --------   -------   --------     --------
                                                                            (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
    Total loans, net.................. $103,223    $8,397     8.13%  $ 86,651    $7,115     8.21%  $ 78,398     $6,323     8.07%
Investments...........................   20,686     1,208     5.84%    23,306     1,364     5.85%    26,452      1,358     5.13%
   Other earning assets/(1)/..........    5,896       294     4.99%     8,836       449     5.08%     9,762        484     4.96%
                                       --------    ------            --------    ------            --------     ------
Total interest-earning assets.........  129,805     9,899     7.63%   118,793     8,928     7.52%   114,612      8,165     7.12%
                                                                                 ------                         ------
Cash and due from banks...............    2,188                         1,627                         1,089
Other assets..........................    5,638                         5,445                         4,904
                                       --------                      --------                      --------
Total assets.......................... $137,631                      $125,865                     $ 120,605
                                       ========                      ========                      ========

INTEREST-BEARING LIABILITIES:
Regular and other deposits............ $ 40,419    $1,114     2.76%  $ 39,818    $1,121     2.82%  $ 44,451     $1,304     2.93%
Now accounts..........................   15,710       281     1.79%    14,681       286     1.95%    14,175        313     2.21%
Money market deposits.................    6,070       157     2.59%     6,154       157     2.55%     6,557        161     2.46%
Certificates of deposit...............   57,223     3,148     5.50%    52,340     3,005     5.74%    44,216      2,107     4.77%
                                       --------    ------            --------    ------            --------     ------
   Total interest-bearing deposits ...  119,422     4,700     3.94%   112,993     4,569     4.04%   109,399      3,885     3.55%

FHLB  borrowings......................    3,289       211     6.42%        --        --       --         --         --       --
                                       --------    ------            --------    ------            --------     ------
   Total interest-bearing liabilities.  122,711     4,911     4.00%   112,993     4,569     4.04%   109,399      3,885     3.55%
                                                   ------                        ------                         ------
   Demand deposit accounts............    3,056                         1,756                           721
Other liabilities.....................      277                           288                           268
                                       --------                      --------                      --------
Total liabilities.....................  126,044                       115,037                       110,388
Surplus...............................   11,587                        10,828                        10,217
                                       --------                      --------                      --------
Total liabilities and surplus......... $137,631                      $125,865                      $120,605
                                       ========                      ========                      ========

Net interest income...................             $4,988                        $4,359                         $4,280
                                                   ======                        ======                         ======

Interest rate spread..................                        3.63%                         3.48%                          3.57%

Net interest margin...................                        3.84%                         3.67%                          3.73%

Interest-earning assets/interest
 -bearing liabilities.................    1.06x                         1.05x                          1.05x

_________________

(1) At June 30, 1997, other earning assets included Bank Investment Fund Liquidity Fund, FHLB overnight deposits, federal funds sold, the Co-operative Central Reserve Fund and Money Market Accounts.

RATE/VOLUME ANALYSIS

          The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) are allocated between changes in rate and changes in volume.

                                               -------------------------------------------------------------
                                                        YEAR ENDED JUNE 30,         YEAR ENDED JUNE 30,
                                                            1997 VS 1996               1996 VS 1995
                                                        INCREASE (DECREASE)         INCREASE (DECREASE)
                                               ------------------------------  -----------------------------
                                                    RATE   VOLUME    TOTAL        RATE    VOLUME      TOTAL
                                               ----------- --------  ---------  --------- ---------  -------
                                                                       (IN THOUSANDS)
INTEREST AND DIVIDEND INCOME:
   Loans, net................................      $ (69)  $1,351   $1,282       $  114    $ 678         $792
   Investments...............................         (2)    (154)    (156)         178     (172)           6
   Other earning assets......................         (8)             (155)          12      (47)         (35)
                                                   -----   -----    ------       ------    -----         ----
     Total...................................        (79)   1,050      971          304      459          763
                                                   -----   ------   ------       ------    -----         ----
INTEREST EXPENSE:
   Deposits..................................       (119)     250      131          551      133          684
   Borrowed funds............................         --      211      211           --       --           --
                                                   -----   ------   ------       ------    -----         ----
     Total...................................       (119)     461      342          551      133          684
                                                   -----   ------   ------       ------    -----         ----
Change in net interest income................      $  40   $  589   $  629        ($247)   $ 326         $ 79
                                                   =====   ======   ------       ======    =====         ====

RESULTS OF OPERATIONS

     The Bank's operating results depend primarily upon its net interest income, which is the difference between the interest income earned on its interest-bearing assets (loans and investment securities), and the interest expense paid on its interest-bearing liabilities (deposits and FHLB borrowings). Operating results are also significantly affected by provisions for loan losses, other income and operating expenses. Each of these factors is significantly affected not only by the Bank's policies, but, to varying degrees, by general economic and competitive conditions and by policies of state and federal regulatory authorities.


COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1997 AND 1996.

     The Bank's total assets increased by $18.3 million or 13.9% to $149.7 million at June 30, 1997 from $131.4 million at June 30, 1996. The Bank's asset growth reflected the increased emphasis on the origination and retention of residential mortgage loans, commercial real estate loans and commercial loans during 1997. Net loans were $114.6 million or 76.6% of total assets at June 30, 1997 as compared to $94.8 million or 72.1% of total assets at June 30, 1996, representing an increase of $19.8 million or 20.9%. The increase in loans was funded through FHLB borrowings and increased deposits. Investment securities held by the Bank increased by $2.8 million or 15.3% to $21.3 million in 1997 from $18.5 million in 1996. Total deposits increased by $9.7 million or 8.1% to $129.3 million at June 30, 1997 from $119.6 million at June 30, 1996. Deposits increased due to new accounts established at the Bank's new branch opened in November 1995 as well as increases in commercial deposits resulting from the Bank's emphasis on expanding its commercial banking services. Total borrowings were $7.5 million at June 30, 1997 compared to no borrowings at June 30, 1996. Total surplus increased by $1.0 million or 9.1% to $11.9 million at June 30, 1997 from $10.9 million at June 30, 1996 as a result of net income of $741,000 and an increase in the net unrealized gain on securities available for sale of $250,000.

COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1997 AND 1996.

     Net Income. The Bank's net income for the year ended June 30, 1997 was $741,000 as compared to $599,000 for the year ended June 30, 1996. This $142,000 or 23.7% increase in net income during the period was the result of an increase of $457,000 in net interest income after provision for loan losses and an increase of $224,000 in other income, partially offset by an increase of
$452,000 in operating expenses.   Although operating expenses increased from
1996 to 1997, the increase did not adversely affect net income. The opening of a new branch in November 1995 resulted in the Bank gathering additional deposits which were used primarily to increase the Bank's loan portfolio. These changes resulted in an increase in net interest income of $629,000 which exceeded the increase in operating expenses of $452,000. The return on average assets for the year ended June 30, 1997 was 0.54% compared to 0.48% for the year ended June 30, 1996.

     Interest Income. Total interest and dividend income increased by $971,000 or 10.9% to $9.9 million for the year ended June 30, 1997 from $8.9 million for the year ended June 30, 1996. The increase in interest income was a result of a higher level of loan originations and a greater mix of higher yielding commercial and commercial real estate loans funded by FHLB borrowings and increased deposits.

     Interest Expense. Interest expense increased by $342,000 or 7.5% to $4.9 million for the year ended June 30, 1997 from $4.6 million for the year ended June 30, 1996. The reason for the increase in interest expense was the increase in the overall deposit balances as well as the increase in FHLB borrowings.

     Net Interest Income.   Net interest income for the year ended June 30, 1997
was $5.0 million as compared to $4.4 million for the year ended June 30, 1996. The $629,000 or 14.4% increase can be attributed to a combination of the $971,000 increase in interest and dividend income and the $342,000 increase in interest expense on deposits and FHLB borrowings. The average yield on interest-earning assets increased 11 basis points to 7.63% for the year ended June 30, 1997 from 7.52% for the year ended June 30, 1996, while the average cost of interest-bearing liabilities decreased by 4 basis points to 4.00% for the year ended June 30, 1997 from 4.04% for the year ended June 30, 1996. As a result, the net interest spread increased to 3.63% for the year ended June 30, 1997 from 3.48% for the year ended June 30, 1996.

     Provision for Loan Losses. The provision for loan losses was $272,000 for the year ended June 30, 1997 as compared to $100,000 for the year ended June 30, 1996. The provision was increased in part because of the larger number of high-balance commercial loans. At June 30, 1997, the balance of the allowance for loan losses was $977,000 or 0.9% of total loans. During the year ended June 30, 1997, $57,000 was charged against the allowance for loan losses while $20,000 in recoveries was credited to the allowance for loan losses. At June 30, 1996, the balance of the allowance for loan losses was $742,000 or 0.8% of total loans. During the year ended June 30, 1996, $138,000 was charged against the allowance for loan losses while $23,000 in recoveries was credited to the allowance for loan losses.

     Other Income. Non-interest income or other income was $882,000 for the year ended June 30, 1997 compared to $658,000 for the year ended June 30, 1996. The $224,000 or 34% increase was primarily the result of a $164,000 increase in gain on sales of investment securities and a decrease in the writedown of mortgage loans held for sale of $41,000.

     Operating Expenses. Non-interest expense or operating expense increased to $4.3 million for the year ended June 30, 1997 from $3.9 million for the year ended June 30, 1996. The increase of $452,000 or 11.7% mainly resulted from an increase of $248,000 in salaries and employee benefits and an increase of $91,000 in occupancy and equipment expenses. The Bank's operating expenses increased in 1997 due to the full effect of the new branch that was opened in November 1995. In 1997, the Bank incurred a full year's worth of operating expenses associated with the new branch, whereas in 1996 the branch was open for only seven months. In 1997, the Bank also continued to expand its commercial loan and commercial real estate departments by hiring a second loan officer. Other general and administrative expenses increased by $79,000 over the prior year. Annual operating expenses are also expected to increase in future periods due to the increased cost of operating as a stock institution. See "Risk Factors --Anticipated Low Return on Equity Following Conversion." The Bank may experience slightly higher deposit insurance premiums due to recent Congressional action to require all FDIC insured financial institutions to fund the Financing Corporation ("FICO") bond obligations that financed the resolution of failed savings institutions. See " Risk Factors - Regulatory Environment" and "Regulation."

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1996 AND 1995.

     The Bank's total assets increased by $6.4 million or 5.1% to $131.4 million
at June 30, 1996, from $125.0 million at June 30, 1995.   Net loans were $80.2
million or 64.2% of total assets at June 30, 1995 as compared to $94.8 million or 72.1% of total assets at June 30, 1996, representing an increase of $14.6 million or 18.1%. The Bank's net loan growth reflects its increased emphasis on the origination of residential mortgage loans, commercial real estate loans and commercial loans. Investment securities held by the Bank decreased from $26.5 million in 1995 to $18.5 million in 1996. The proceeds from maturing securities were in part allocated to fund the increased volume of loan production. Total deposits increased by $5.8 million or 5.1% from $113.8 million at June 30, 1995
to $119.6 million at June 30, 1996.   Total surplus increased by 5.6% to $10.9
million at June 30, 1996 as a result of net income of $599,000 offset by an increase in the net unrealized loss on securities available for sale of $16,000.

COMPARISON OF THE OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1996 AND 1995.

     Net Income. The Bank's net income for the year ended June 30, 1996 was $599,000 as compared to $660,000 for the year ended June 30, 1995. This $61,000 decrease in net income during the period was the result of an increase of $302,000 of operating expenses, partially offset by an increase of $79,000 in net interest income after provision for loan losses and an increase of $122,000 in other income. The Bank opened a new branch in November 1995 and expanded its commercial loan and commercial real estate departments during 1996 resulting in the increased operating expense. The return on average assets for the year ended June 30, 1996 was .48% compared to .55% for the year ended June 30, 1995.

     Interest Income. Total interest and dividend income increased by $763,000 or 9.3% to $8.9 million for the year ended June 30, 1996 from $8.2 million for the year ended June 30, 1995. The increase in interest income was in part the result of loan originations funded by maturing lower yield investment securities.

     Interest Expense. Interest expense increased by $684,000 or 17.6% to $4.6 million for the year ended June 30, 1996 from $3.9 million for the year ended June 30, 1995. The primary reason for the increase in interest expense was the increase in the general level of interest rates, driving an increase in the rollover rates for certificates of deposit, coupled with the increase in the overall deposit balances.

     Net Interest Income. Net interest income for the year ended June 30, 1995 was $4.3 million as compared to $4.4 million for the year ended June 30, 1996, an increase of 1.8%. The $79,000 increase can be attributed to a combination of the $763,000 increase in interest and dividend income and the $684,000 increase in interest expense on deposits. The average yield on interest-earning assets increased by 40 basis points to 7.52% for the year ended June 30, 1996 from 7.12% for the year ended June 30, 1995, while the average cost on interest-bearing liabilities increased by 49 basis points to 4.04% for the year ended June 30, 1996 from 3.55% for the year ended June 30, 1995. As a result, the net interest spread declined from 3.57% for the year ended June 30, 1995 to 3.48% for the year ended June 30, 1996.

     Provision for Loan Losses. The provision for loan losses was $100,000 for each of the years ended June 30, 1996 and 1995. At June 30, 1996, the balance of the allowance for loan losses was $742,000 or 0.8% of total loans. During the year ended June 30, 1996, $138,000 was charged against the allowance for loan losses while $23,000 in recoveries was credited to the allowance for loan losses. At June 30, 1995, the balance of the allowance for loan losses was $757,000 or 0.9% of total loans. During the year ended June 30, 1995, $119,000 was charged against allowance for loan losses while $27,000 in recoveries was credited to the allowance for loan losses.

     Other Income. Other income was $658,000 for the year ended June 30, 1996 as compared to $536,000 for the year ended June 30, 1995. The $122,000 increase was primarily the result of a $102,000 increase in customer services fees, as the Bank increased fees charged for certain services while also increasing the number of deposit accounts on which fees could be charged. The Bank also received a special dividend of $44,000 from the Co-operative Central Bank during the year ended June 30, 1996. Offsetting the increases in other income for the year ended June 30, 1996 was a writedown of $41,000 on mortgage loans held for sale.

     Operating Expenses. Operating expenses increased to $3.9 million for the year ended June 30, 1996 from $3.6 million for the year ended June 30, 1995.
The increase of $302,000 or 8.4% mainly resulted from an increase of $373,000 in salaries and employee benefits and an increase of $74,000 in occupancy and equipment expenses, resulting from the opening of a new branch office in November 1995 and the expansion of the commercial and commercial real estate loan department. Other general and administrative expenses increased by $177,000 over the prior year. These increases were offset by a $244,000 decrease in FDIC insurance expense and an $82,000 decrease in losses from foreclosed real estate.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary sources of funds consist of deposits, borrowings, repayment and prepayment of loans, sales and participations of loans, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions, and competition. The Bank uses its liquidity resources primarily to fund existing and future loan commitments, to fund net deposit outflows, to invest in other interest-earning assets, to maintain liquidity and to meet operating expenses.

     The Bank is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's liquidity ratio at June 30, 1997 was 18.0%. The Bank began using FHLB borrowings in 1997 to augment its liquidity as its loan originations increased from 1996. The Bank also sold $5.4 million of adjustable-rate residential mortgage loans to improve its level of liquid assets in 1997.

     A major portion of the Bank's liquidity consists of cash and cash equivalents, short-term U.S. Government and Federal Agency obligations, and corporate bonds. The level of these assets is dependent upon the Bank's operating, investing, lending and financing activities during any given period.

     The primary investing activities of the Bank include origination of loans and purchase of investment securities. During the year ended June 30, 1997, loan originations totaled $44.7 million while purchases of investment securities and FHLB stock totaled $16.4 million. These investments were funded primarily from loan repayments of $15.1 million, investment security maturities of $13.9 million, net deposit increases of $9.7 million, and borrowings of $7.6 million.

     Liquidity management is both a daily and long-term function of management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes it could borrow additional funds from the FHLB. At June 30, 1997, the Bank had borrowings of $7.5 million from the FHLB.

     At June 30, 1997, the Bank had $4.4 million in outstanding commitments to originate loans. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $48.3 million at June 30, 1997. Based upon historical experience, management believes that a significant portion of such deposits will remain with the Bank.

     At June 30, 1997, the Bank exceeded all of its regulatory capital requirements. For further information regarding the Bank's regulatory capital at June 30, 1997 and on a pro forma basis see "Regulation--Federal Banking Regulations--Capital Requirements."

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     In June of 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 is effective for fiscal years beginning after December 15, 1997. Accounting principles generally require all recognized revenue, expenses, gains and losses to be included in net income. Various FASB statements, however, require companies to report certain changes in assets and liabilities as a separate component of the equity section of the balance sheet such as unrealized gains and losses on available for sale securities. This such item, along with net income, is a component of comprehensive income.

     It is required under SFAS 130 that all items of comprehensive income are to be reported in a "financial statement" that is displayed with the same prominence as other financial statements. Additionally, SFAS 130 requires the classification of items comprising other comprehensive income by their nature, and the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Management will adopt this new disclosure requirement beginning in fiscal year 1999.

     Also, in June of 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

     SFAS 131 also requires companies to report information about the way that the operating segments were determined, the product and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the company in its general purpose financial statements, and changes in the measurement of segment amounts from period to period. Management has not yet determined the impact that adoption of SFAS 131 will have on its financial statement presentation.

YEAR 2000

     The Company and the Bank are aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.


     The Company and the Bank are utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the year 2000 compliance. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Management has not yet assessed the year 2000 compliance expense and related potential affect on the Company's or the Bank's earnings. To date, the year 2000 compliance expense has not been material.

                                   BUSINESS

THE COMPANY

     Prior to the Conversion, the Company will not transact any material business. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Company will invest the proceeds of the Conversion which are retained by it. See " Use of Proceeds." Upon consummation of the Conversion, the Company will have no significant assets other than the shares of the Bank's capital stock acquired in the Conversion, the loan receivable held with respect to its loan to the ESOP and that portion of the net proceeds of the Conversion retained by it, and will have no significant liabilities. Cash flow to the Company will be dependent upon investment earnings from the net proceeds retained by it, payments on the ESOP loan and any dividends received from the Bank. Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than its officers (who are not anticipated to be separately compensated by the Company), but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future. In the future, the Company will consider using some of the proceeds of the Conversion retained by it to expand its operations in its existing primary market and other nearby areas by acquiring other financial institutions which could be merged with the Bank or operated as separate subsidiaries. Presently, there are no agreements or understandings for expansion of the Company's operations.

THE BANK

     The business of the Bank primarily consists of attracting savings deposits from the general public and investing such deposits in mortgage loans secured by single-family residential real estate, commercial real estate, commercial assets and investment securities, including U.S. Government and Federal Agency securities, equity securities and interest-earning deposits. The Bank also makes consumer loans, including home equity loans, automobile, passbook and other consumer loans. The Bank offers both fixed-rate and adjustable-rate loans and emphasizes the origination of residential real estate mortgage loans and commercial loans with adjustable interest rates. The Bank also makes other short term (one to three years) interest sensitive investments which allow the Bank to monitor the interest rate risk, maturities and repricing intervals of its assets and liabilities.

          The Bank's principal sources of income are interest and fees on loans and other investments, and the Bank's principal expenses are interest paid on deposit accounts and general operating expenses.

MARKET AREA

          The Bank's main office and three branch offices are located in Medford, Middlesex County, Massachusetts. The city of Medford, containing approximately 60,000 residents, is located approximately seven miles from downtown Boston in the northern suburbs of Boston, bounded by the towns of Malden, Everett, Somerville, Stoneham, Winchester and Arlington. The City of Medford is easily accessible from downtown Boston via Interstate 93 and is accessible via other state roads connecting the communities within the Route 128 corridor surrounding Boston. As an established metropolitan suburb, Medford consists mostly of developed single- and multi-family properties within a network of well-maintained neighborhoods. The city of Medford represents the primary market area for deposit and loan generation as most of the Bank's depositors and loan customers live in the areas surrounding the Bank's office locations. The Bank considers its primary market area to be the communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts. The economic base of the Bank's market area is diversified and includes a number of financial service institutions, industrial and manufacturing companies, hospitals and other health care facilities and educational institutions. The major employers in the Medford area are Tufts University, Lawrence Memorial Hospital, the City of Medford and Meadow Glen Mall, with approximately 1,600, 1,300, 1,200 and 1,000 employees each, respectively. Management believes that the housing vacancy rate in Medford is very low. The majority of the Bank's lending and deposit activity has historically been in Medford, although the commercial loan department has been largely responsible for expanded business throughout eastern Middlesex County. Middlesex County, located in eastern Massachusetts to the north and west of the city of Boston, is part of the Boston metropolitan area. Based on 1997 Bureau of Labor Statistics, the median household income for Middlesex County was $49,414.

LENDING ACTIVITIES

          The Bank originates loans through its four offices located in Medford, Massachusetts. The principal lending activities of the Bank are the origination of conventional mortgage loans for the purpose of purchasing or refinancing owner-occupied, one- to four-family residential properties in its designated community reinvestment area, consisting of the Massachusetts communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, and the origination of commercial loans secured by commercial real estate and commercial assets within eastern Middlesex County. To a lesser extent, the Bank also originates consumer loans including home equity and passbook loans.

          In the past two years, the Bank has made a major commitment to small business commercial lending. The Bank has expanded its commercial lending department with the addition of two senior officers with considerable commercial lending expertise and has developed a support staff to run the commercial loan department.

          The Bank's ten largest loans, outstanding as of June 30, 1997, ranged from $500,000 to $1.2 million.

          Loan Portfolio. The following table presents selected data relating to the composition of the Bank's loan portfolio by type of loan on the dates indicated.

                                                                                   AT JUNE 30,
                                                      ------------------------ ----------------------- ------------------
                                                       AMOUNT       PERCENT     AMOUNT       PERCENT   AMOUNT     PERCENT
                                                      ----------  ------------ ----------- ----------- --------- --------
                                                                              (DOLLARS IN THOUSANDS)
Residential mortgage loans.......................      $ 90,203       78.7%    $ 82,459        87.0%    $ 73,458     91.6%
Commercial real estate loans.....................        17,847       15.6        8,280         8.7        3,909      4.9
Commercial loans.................................         3,677        3.2        1,715         1.8          415      0.5
Consumer loans...................................         1,655        1.4        1,781         1.9        1,832      2.3
Home equity loans................................         1,564        1.4        1,176         1.2        1,248      1.6
Construction loans...............................           976        0.9          285         0.4          358      0.4
                                                       --------     ------     --------      ------     --------   ------
Total loans......................................       115,922      101.2       95,696       101.0       81,220    101.3

Less:
Deferred loan origination........................                       --
 fees............................................            37                      60         0.1          111      0.1
Unadvanced principal.............................           340        0.3          134         0.1          135      0.2
Allowance for loan
losses...........................................           977        0.9          742         0.8          757      1.0
                                                       --------     ------     --------      ------     --------   ------
Loans, net.......................................      $114,568      100.0%     $94,760       100.0%     $80,217    100.0%
                                                       ========     ======     ========      ======     ========   ======

          One- to Four-Family Residential Real Estate Lending. The primary emphasis of the Bank's lending activity is the origination of conventional mortgage loans on one- to four-family residential dwellings located in the Bank's primary market area. As of June 30, 1997, loans on one- to four-family residential properties accounted for 78.7% of the Bank's loan portfolio.

          The Bank's mortgage loan originations are for terms of up to 30 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option, without penalty. Conventional residential mortgage loans granted by the Bank customarily contain

"due-on-sale" clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property.

          The Bank makes conventional mortgage loans and uses standard Federal National Mortgage Association ("FNMA") documents, to allow for the sale of qualifying loans in the secondary mortgage market. The Bank's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or purchase price of the property, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%.

          Since the early 1980s the Bank has offered adjustable-rate mortgage loans with terms of up to 30 years. Adjustable-rate loans offered by the Bank include loans which reprice every one or three years and provide for an interest rate which is based on the interest rate paid on U.S. Treasury securities of a corresponding term, plus a margin of up to 250 basis points, or 2.5%. Additionally, the Bank offers an adjustable-rate loan product with an interest rate fixed for seven years which then reprices annually for its remaining term thereafter. The Bank currently offers adjustable-rate loans with initial rates below those which would prevail under the foregoing computations, based upon the Bank's determination of market factors and competitive rates for adjustable-rate loans in its market area. For adjustable-rate loans, borrowers are qualified at the initial rate.

          Historically, the Bank has retained all adjustable-rate mortgages it originates. However, in recent years, in order to generate liquidity, the Bank has sold some of these loans. The Bank's adjustable-rate mortgages include limits on increases or decreases of the interest rate of the loan. The interest rate may increase or decrease by 2% per year and 5% over the life of the loan for the Bank's one-year adjustable rate mortgages and by 3% per adjustment period and 6% over the life of the loan for the Bank's three-year adjustable rate mortgages. The Bank also offers an adjustable rate mortgage on which the rate is fixed for the first seven years; thereafter, the loan converts to a one-year adjustable-rate mortgage. The retention of adjustable-rate mortgage loans in the Bank's loan portfolio helps reduce the Bank's exposure to increases in interest rates. However, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of the repricing of adjustable-rate mortgage loans. During periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

          During the year ended June 30, 1997, the Bank originated $24.1 million in adjustable-rate mortgage loans and $4.3 million in fixed-rate mortgage loans. Of the fixed-rate loans originated, the Bank sold $2.1 million of fixed-rate loans with terms of greater than 15 years and retained $2.2 million of fixed-rate loans, substantially all of which had terms of 15 years or less. Approximately 6% of all loan originations during fiscal 1997 were refinancings of loans already in the Bank's loan portfolio. At June 30, 1997, the Bank's loan portfolio included $58.4 million in adjustable-rate one- to four-family residential mortgage loans or 51.0% of the Bank's net loan portfolio, and $31.8 million in fixed-rate one- to four-family residential mortgage loans, or 27.7% of the Bank's net loan portfolio.

          The Bank engages in a limited amount of construction lending usually for the construction of single family residences. Most are construction/ permanent loans to the future occupants, structured to become loans upon the completion of construction. All construction loans are secured by first liens on the property. Loan proceeds are disbursed as construction progresses and inspections warrant. Loans involving construction financing present a greater risk than loans for the purchase of existing homes, since collateral values and construction costs can only be estimated at the time the loan is approved. Due to the small amount of construction loans in the Bank's portfolio, the risk in this area is limited.

          Commercial Real Estate Loans. At June 30, 1997, the Bank's commercial real estate loan portfolio consisted of 25 loans, totaling $17.8 million, or 15.6% of net loans. The Bank's largest loan is a commercial real estate loan with an outstanding balance of $1.2 million at June 30, 1997 secured by a commercial office building in Bedford, Massachusetts. Commercial real estate loans are administered by the commercial loan department as described below under "Commercial Loans."

          In May 1995, the Bank hired a commercial loan officer with over 20 years of experience in commercial lending in the Boston market area for the purpose of expanding the commercial lending program of the Bank. In 1996, the Bank added a second commercial loan officer with over 15 years of experience with commercial lending in the Bedford/Lexington area. With the help of these two officers, the Bank is originating commercial real estate loans and commercial loans to satisfy the working capital and short-term financing needs of established local businesses.

          Commercial real estate lending entails additional risks compared with one- to four-family residential lending. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers and the payment experience on such loans is typically dependent on the successful operation of a real estate project and/or the collateral value of the commercial real estate securing the loan. See " Risk Factors--Growth of the Bank's Commercial Loan and Commercial Real Estate Loan Portfolio."

          Commercial Loans. In the past two years, the Bank has made a major commitment to small business commercial lending. The Bank has worked to develop a niche of making commercial loans to companies which have from $500,000 to $15 million in sales and has recently become an approved lender of the Small Business Administration. At June 30, 1997, the Bank's commercial loan portfolio consisted of 78 loans, totaling $3.7 million, or 3.2% of net loans.

          Commercial loans are expected to comprise a growing portion of the Bank's loan portfolio in the future. Unless otherwise structured as a mortgage on commercial real estate, such loans generally are limited to terms of five years or less. Substantially all such commercial loans have variable interest rates tied to the prime rate as reported in the Wall Street Journal. Whenever possible, the Bank collateralizes these loans with a lien on commercial real estate, or alternatively, with a lien on business assets and equipment and the personal guarantees from principals of the borrower.

          Commercial business loans are generally considered to involve a higher degree of risk than residential mortgage loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Commercial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending.

          Home Equity Loans. The Bank also originates home equity loans which are loans secured by available equity based on the appraised value of owner-occupied one- to four-family residential property. Home equity loans will be made for up to 75% of the appraised value of the property (less the amount of the first mortgage). Home equity loans are offered at adjustable rates. The adjustable interest rate is prime minus 1% for the first year and prime plus 1% thereafter above the prime rate as reported in the Wall Street Journal and have terms of ten years or less. At June 30, 1997, the Bank had $1.6 million in home equity loans with unused credit available to existing borrowers of $1.6 million.

          Consumer Loans. The Bank's consumer loans consist of share secured loans, and other consumer loans, including automobile loans and credit card loans. At June 30,1997, the consumer loan portfolio totaled $1.7 million or 1.4% of total loans. Consumer loans are generally offered for terms of up to five years at fixed interest rates. Consumer loans generally do not exceed $20,000 individually.

          The Bank makes share secured loans up to 90% of the amount of the depositor's savings account balance. The interest rate on the loan is 4% higher than the rate being paid on the account. The Bank also makes other consumer loans, which may or may not be secured. The terms of such loans usually depend on the collateral.

          The Bank makes loans for automobiles, both new and used, directly to the borrowers. The loans are generally limited to 90% of the purchase price or the retail value listed by the National Automobile Dealers Book. The terms of the loans are determined by the age and condition of the collateral. Collision insurance policies are required on all these loans.

          The Bank makes unsecured credit card loans up to $5,000 at fixed rates of interest. At June 30, 1997, the Bank had 686 unsecured credit card loans totaling $407,000.

          Consumer loans are generally originated at higher interest rates than residential mortgage loans but also tend to have a higher credit risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets. Despite these risks, the Bank's level of consumer loan delinquencies generally has been low. No assurance can be given, however, that the Bank's delinquency rate on consumer loans will continue to remain low in the future, or that the Bank will not incur future losses on these activities.

          Loan Commitments. The Bank generally makes loan commitments to borrowers not exceeding 60 days. At June 30, 1997, the Bank had $4.4 million in loan commitments outstanding, all for the origination of one- to four-family residential real estate loans, home equity loans, commercial loans and commercial real estate loans.

          Loan Solicitation and Loan Fees. Loan originations are derived from a number of sources, including the Bank's existing customers, referrals, realtors, advertising and "walk-in" customers at the Bank's office. Additionally, the Bank has two residential loan originators, both of whom actively cover the local community, working with local real estate brokers and agents to identify and contact potential new customers.

          Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. For all mortgage loans, an appraisal of real estate intended to secure the proposed loan is obtained from an independent appraiser who has been approved by the Bank's board of directors. Fire and casualty insurance are required on all loans secured by improved real estate. Insurance on other collateral is required unless waived by the loan committee. The board of directors of the Bank has the responsibility and authority for the general supervision over the loan policies of the Bank. The Board has established written lending policies for the Bank. All residential and commercial real estate mortgages and commercial business loans must be ratified by the Bank's board of directors. In addition, certain designated officers of the Bank have authority to approve loans not exceeding specified levels, while the board of directors must approve loans in excess of
(a) $300,000 for commercial real estate loans; (b) $100,000 for commercial loans; (c) loans over the current FNMA limit for residential mortgage loans; and
(d) $20,000 for consumer loans.

          Interest rates charged by the Bank on all loans are primarily determined by competitive loan rates offered in its market area and interest rate costs of the source of funding for the loan. The Bank generally charges an origination fee on new mortgage loans. The origination fees, net of direct origination costs, are deferred and amortized into income over the life of the loan. At June 30, 1997, the amount of net deferred loan origination fees was $37,000.

          Loan Maturities. The following table sets forth certain information at June 30, 1997 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                                                               AT JUNE 30, 1997
                                                 ------------------------------------------------------------------
                                                   RESIDENTIAL    COMMERCIAL
                                                    MORTGAGE     REAL ESTATE    COMMERCIAL    CONSUMER      TOTAL
                                                      LOANS         LOANS          LOANS        LOANS       LOANS
                                                 ------------- --------------- ------------- ----------- ----------
Total loans scheduled to mature:
  In one year or less..........................     $ 1,625      $      --        $   1,103     $   57     $   2,785
  After 1 year through 5 years.................       2,405            121            1,888        871         5,285
  Beyond five years............................      88,713         17,726              686        727       107,852
                                                   --------      ---------        ---------    -------     ---------
Total..........................................    $ 92,743      $  17,847        $   3,677    $ 1,655     $ 115,922
                                                   ========      =========        =========    =======     =========

Loan balance by type scheduled
   to mature after one year:
  Fixed-rate...................................    $ 31,621      $   1,221        $     732    $ 1,396     $  34,970
  Adjustable-rate..............................      59,497         16,626            1,842        202        78,167

For purposes of this schedule, home equity loans and construction loans have been included in residential mortgage loans.

          Originations and Sales of Loans. The Bank is a qualified seller/servicer for FNMA. Beginning in 1987, the Bank began to sell a portion of its fixed-rate loans with terms in excess of 15 years to FNMA. All of the Bank's sales to FNMA have been made with servicing retained on the loans. At June 30, 1997, the Bank was servicing $10.6 million in loans for FNMA. Depending upon market conditions, the Bank retains a portion of its fixed rate loans from time to time. In addition, the Bank has also sold loans to other private investors. At June 30, 1997, the Bank was servicing $5.2 million of such loans.

          Originations for the year ended June 30, 1997 have increased due to the addition of a mortgage loan originator and a second commercial lending officer. Loan sales were reduced during the same period as the Bank borrowed from the FHLB to fund loan originations. Historically, the Bank has not purchased loans. However, the Bank may in the future consider making limited loan purchases, including purchases of commercial loans and commercial real estate loans. The Bank has also entered into two participation agreements with local banks for two of its larger commercial real estate loans. The following table sets forth information with respect to originations and sales of loans during the periods indicated.

                                                       YEARS ENDED JUNE 30,
                                                --------------------------------
                                                  1997       1996       1995
                                                --------- ---------- -----------
                                                         (In thousands)
Beginning balance.............................  $ 94,760    $ 80,217    $ 77,988
                                                --------    --------    --------
Mortgage originations.........................    28,423      24,712       8,807
Consumer loan originations....................       959       1,033       1,545
Commercial real estate loan originations......    10,573       5,357          --
Commercial loan originations..................     4,771       2,908         445
                                                --------    --------    --------
Total loans originated........................    44,726      34,010      10,797
                                                --------    --------    --------
Less:
Amortization and payoffs......................    15,055      16,561       7,812
 Provision for loan losses....................       272         100         100
Transfers to foreclosed real estate...........        --          83         298
Total loans sold..............................     8,750       1,598         358
  Loan participations sold....................       841       1,125          --
                                                --------    --------    --------
Ending balance................................  $114,568    $ 94,760    $ 80,217
                                                ========    ========    ========

          Non-Performing Assets, Asset Classification and Allowances for Losses. Management and the Security Committee of the board of directors perform a monthly review of all delinquent loans and loans are placed on a non-accrual status when loans are 90 days past due or, in the opinion of management, the collection of principal and interest are doubtful. One of the primary tools used to manage and control problem loans is the Bank's "Watch-List," a listing of all loans or commitments larger than $25,000, that are considered to have characteristics that could result in loss to the Bank if not properly supervised. The list is managed by the Senior Lending Officer for Commercial Loans, Senior Loan Officer for Mortgage Lending, Chief Financial Officer, Chief Executive Officer, and Mortgage Servicing Officer (the "Watch-List Committee"), who meet periodically to discuss the status of the loans on the Watch List and to add or delete loans from the list. The Directors can request that a loan relationship be placed on Watch-List status.

          Real estate acquired by the Bank as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair value. Any required write-down of the loan to its fair value is charged to the allowance for loan losses.

          The following table sets forth the Bank's problem assets and loans at the dates indicated.

                                                                                AT JUNE 30,
                                                                     --------------------------------
                                                                        1997        1996       1995
                                                                     ----------- ----------- --------
                                                                           (Dollars in thousands)
Loans 30-89 days past due
          (not included in non-performing loans)...............         $1,708      $1,265     $1,769
                                                                        ======      ======     ======
Loans 30-89 days past due as a percent of net loans............           1.49%       1.33%      2.21%

Non-performing loans  (90 days past due).......................         $  365      $  622     $  868
 Foreclosed real estate........................................             --          --        104
                                                                        ------      ------     ------
Total non-performing assets....................................         $  365      $  622     $  972
                                                                        ======      ======     ======
Non-performing loans as a percent of net loans.................           0.32%       0.66%      1.08%
Non-performing assets as a percent of total assets.............           0.24%       0.47%       0.78%

          During the year ended June 30, 1997, gross interest income of $46,000, would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the period. Interest on such loans included in income during the year ended June 30, 1997 amounted to $31,000. At June 30, 1997, management was not aware of any loans not currently classified as non-accrual, 90 days past due or restructured but which may be so classified in the near future because of concerns over the borrower's ability to comply with repayment terms.


          Federal and state regulations require each banking institution to classify its asset quality on a regular basis. In addition, in connection with examinations of such banking institutions, federal and state examiners have authority to identify problem assets and, if appropriate, classify them. An asset is classified substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. As a general rule, the Bank will classify a loan as substandard if the Bank can no longer rely on the borrower's income as the primary source for repayment of the indebtedness and must look to secondary sources such as guarantors or collateral. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a banking institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require a banking institution to establish general allowances for loan losses. If an asset or portion thereof is classified as a loss, a banking institution must either establish specific allowances for loan losses in the amount of the portion of the asset classified as a loss, or charge off such amount. Examiners may disagree with a banking institution's classifications and amounts reserved. If a banking institution does not agree with an examiner's classification of an asset, it may appeal this determination to the Regional Director of the FDIC or to the Commissioner of Banks, whichever is applicable. At June 30, 1997, the Bank had no assets classified as special mention, doubtful or loss, and $1.4 million in assets designated as substandard.

          In originating loans, the Bank recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate general allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Further, after properties are acquired following loan defaults, additional losses may occur with respect to such properties while the Bank is holding them for sale. The Bank increases its allowances for loan losses and losses on real estate owned by charging provisions for losses against the Bank's income. Specific reserves are also recognized against specific assets when management believes it is warranted.

          In the past few years, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of the institution by federal or state regulators. Results of recent examinations indicate that these regulators may be applying more conservative criteria in evaluating real estate market values, requiring significantly increased provisions for potential loan losses. While the Bank believes it has established its existing allowances for loan losses in accordance with GAAP there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings. Alternately, there can be no assurance that increases in the Bank's allowance for loan losses will occur.

          The FDIC has adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) estimated credit losses for the portions of the portfolio that have not been classified (including those loans designated as special mention). This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

          The following table analyzes activity in the Bank's allowance for loan losses for the periods indicated.

                                                                YEARS ENDED JUNE 30,
                                                           ------------------------------
                                                            1997       1996       1995
                                                           --------- ---------- ---------
                                                              (Dollars in thousands)
Average loans, net.....................................    $103,223    $86,651    $78,398
                                                           ========    =======    =======
Period-end total loans.................................    $114,568    $94,760    $80,217
                                                           ========    =======    =======

   Allowance for loan losses at beginning of period....    $    742    $   757    $   749
   Provision charged to operations.....................         272        100        100

 Recoveries:
Real estate-mortgage:
   Residential                                                    -         15         10
   Commercial                                                     -          -          -
Commercial loans                                                  -          -          -
Consumer and loan equity                                         20          8         17
Construction                                                      -          -          -
                                                           --------    -------    -------
   Total recoveries                                              20         23         27
                                                           --------    -------    -------

Loans charged-off:
Real estate-mortgage:
   Residential                                                    -       (100)      (107)
   Commercial                                                   (24)         -          -
Commercial loans                                                  -         --         --
Consumer and loan equity                                        (33)       (38)       (12)
Construction                                                      -          -          -
                                                           --------    -------    -------
   Loans charged-off                                            (57)      (138)      (119)
                                                           --------    -------    -------

   Allowance for loan losses at end of period..........    $    977    $   742    $   757
                                                           ========    =======    =======

Ratios:
   Allowance for loan losses to period end net loans...        0.85%      0.78%      0.94%
   Allowance for loan losses to non-performing loans...      267.67%    119.29%     87.21%

   Net charge-offs to average loans, net...............        0.04%      0.13%      0.12%
   Net charge-offs to allowance for loan losses........        3.79%     15.50%     12.15%

          The following table sets forth a breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. These allocations are not necessarily indicative of future losses and do not restrict the use of the allowance to absorb losses in any other loan category.


                                                                  AT JUNE 30,
                                  ------------------------------------------------------------------------------------
                                           1997                        1996                          1995
                                  -------------------------    ---------------------------   -------------------------
                                               PERCENT OF                      PERCENT OF                  PERCENT OF
                                              LOANS IN EACH                  LOANS IN EACH               LOANS IN EACH
                                               CATEGORY TO                    CATEGORY TO                 CATEGORY TO
                                  AMOUNT       TOTAL LOANS      AMOUNT        TOTAL LOANS     AMOUNT      TOTAL LOANS
                                  -------     -------------    ---------      ------------   ---------   -------------
                                                            (Dollars in thousands)
Real estate - mortgage:
  Residential......................  $542           77.8%         $542              86.2%        $614          90.5%
  Commercial.......................   338           15.4           120               8.7          100           4.8
Commercial loans...................    75            3.2            50               1.8           --           0.5
Consumer and home equity...........    22            2.8            30               3.1           43           3.8
Construction.......................    --            0.8            --               0.2           --           0.4
                                     ----          -----          ----             -----         ----         -----
Total allowance for loan losses....  $977          100.0%         $742             100.0%        $757         100.0%
                                     ====          =====          ====             =====         ====         =====

INVESTMENT ACTIVITIES

          General. The Bank is required to maintain an amount of liquid assets appropriate for its level of net savings withdrawals and current borrowings. It has generally been the Bank's policy to maintain a liquidity portfolio in excess of regulatory requirements. At June 30, 1997, the Bank's liquidity ratio was 18%. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, management's expectations of the level of yield that will be available in the future and management's projections as to the short-term demand for funds to be used in the Bank's loan origination and other activities.

          Interest income from investments in various types of liquid assets provides a significant source of revenue for the Bank. As the New England economy experienced a severe downturn in the late 1980's, the Bank chose to invest excess liquidity in its investment portfolio. The Bank invests in U.S. Treasury and Federal Agency securities, bank certificates of deposits, equity securities, corporate debt securities and overnight federal funds. The balance of investment securities maintained by the Bank in excess of regulatory requirements reflects management's historical objective of maintaining liquidity at a level that assures the availability of adequate funds, taking into account anticipated cash flows and available sources of credit, for meeting withdrawal requests and loan commitments and making other investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

          The Bank purchases securities through a primary dealer of U.S. Government obligations or such other securities dealers authorized by the board of directors and requires that the securities be delivered to a safekeeping agent before the funds are transferred to the broker or dealer. The Bank purchases investment securities pursuant to an investment policy established by the board of directors.

          Investment securities are recorded on the books of the Bank in accordance with GAAP. The Bank does not purchase investment securities for trading. Effective June 30, 1994, the Bank implemented SFAS No. 115. Available for sale securities are reported at fair value with unrealized gains or losses reported as a separate component of net worth, net of tax effects. Held-to-maturity securities are carried at amortized cost. Substantially all purchases of investment securities conform to the Bank's interest rate risk policy. The following table sets forth the Bank's investment securities at the dates indicated.

                                                  AT JUNE 30,
                                     --------------------------------------
                                             1997             1996
                                     -----------------   ------------------
                                     Amortized   Fair    Amortized   Fair
                                       Cost      Value     Cost      Value
                                     --------    -----   ---------   ------
                                             (Dollars in Thousands)
Securities available for sale:
     Marketable equity securities...   $ 3,543  $ 3,819    $ 1,639  $ 1,568
                                       -------  -------    -------  -------

 Securities held to maturity:
U.S. Government and Federal
 Agency obligations.................    14,976   14,908     16,899   16,767

     Other bonds and obligations....     2,528    2,523         27       27
                                       -------  -------    -------  -------
          Total.....................    17,504   17,431     16,926   16,794
                                       -------  -------    -------  -------

                    Total...........   $21,047  $21,250    $18,565  $18,362
                                       =======  =======    =======  =======

          The following table sets forth the scheduled maturities, carrying values and average yields for the Bank's debt securities held to maturity at June 30, 1997.

                                                                    JUNE 30, 1997
                                       ONE YEAR OR LESS           ONE TO FIVE YEARS                     TOTAL
                                ------------------------ ---------------------------------- ----------------------------
                                                  AVERAGE                      AVERAGE                         AVERAGE
                                CARRYING VALUE     YIELD     CARRYING VALUE     YIELD        CARRYING VALUE     YIELD
                                --------------   ---------   --------------   --------       --------------   ----------
U.S. Government  and Federal
 Agency obligations.................    $4,990      5.20%           $ 9,986       6.10%             $14,976        5.80%

 Other bonds and obligations                --        --              2,528       6.23%               2,528        6.23%
                                        ------                      -------                         -------
Total...............................     4,990      5.20%           $12,514       6.12%             $17,504        5.85%
                                        ======                      =======                         =======

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

          General. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from principal repayments and interest payments on loans and investments as well as other sources arising from operations in the production of net earnings. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general business purposes.

          Deposits. Deposits are attracted principally from within the Bank's primary market area through the offering of a broad selection of deposit instruments, including checking accounts, passbook savings, NOW accounts, demand deposits, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

          The Bank's policies are designed primarily to attract deposits from local residents and businesses rather than to solicit deposits from areas outside its primary market. The Bank does not accept deposits from brokers due to the volatility and rate sensitivity of such deposits. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

          During the past two years, there has been a significant increase in demand deposit accounts, resulting from the increase in commercial customers during this time period.

          The following table sets forth the various types of deposit accounts at the Bank and the balances in these accounts at the dates indicated.

                                                  AT JUNE 30,
                            --------------------------------------------------------
                                 1997                1996                 1995
                            ----------------    ----------------    ----------------
                            AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                            ------   -------    ------   -------    ------   -------
                                            (DOLLARS IN THOUSANDS)
Savings deposits.......... $ 40,794     31.6%  $ 40,019     33.5%  $ 40,399     35.4%
NOW accounts..............   17,975     13.9     15,480     12.9     14,275     12.5
Money market deposits.....    6,489      5.0      6,366      5.3      5,755      5.1
Demand deposits...........    4,910      3.8      4,103      3.4      1,883      1.7
Certificates of deposit...   59,135     45.7     53,666     44.9     51,513     45.3
                           --------    -----   --------    -----   --------    -----
     Total deposits....... $129,303    100.0%  $119,634    100.0%  $113,825    100.0%
                           ========    =====   ========    =====   ========    =====

     For more information on the Bank's deposit accounts, see Note 7 of Notes to Consolidated Financial Statements.


          The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity at June 30, 1997.

                                MATURITY PERIOD         CERTIFICATES OF DEPOSIT      RATE
                                ---------------         -----------------------      -----
                                                        (Dollars in thousands)
                           0- 3 months                           $3,762               5.43%
                           3-6 months                             1,539               5.42
                           6-12 months                            2,394               5.37
                           1-2 years                              1,072               5.87
                           2-3 years                                346               6.00
                           over 3 years                             106               6.25
                                                                 ------
                              Total...............               $9,219               5.50%
                                                                 ======

          Borrowings. Savings deposits historically have been the primary source of funds for the Bank's lending and investment activities and for its general business activities. The Bank is authorized, however, to use advances from the FHLB to supplement its supply of lendable funds and to meet liquidity requirements. Due to recent lending activity and demand for liquidity, the Bank has utilized this borrowing power, and has received advances from the FHLB. Advances from the FHLB are secured by the Bank's stock in the FHLB, the Bank's deposits at the FHLB and a portion of the Bank's mortgage loans and investment securities. The Bank had FHLB advances of $7.5 million outstanding at June 30, 1997.

          The FHLB functions as a central reserve bank providing credit for savings institutions and certain other financial institutions. As a member, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by the United States) provided certain standards related to creditworthiness have been met.

COMPETITION

          The Bank experiences competition both in attracting and retaining savings deposits and in the making of mortgage, commercial and other loans. Direct competition for savings deposits primarily comes from larger commercial banks and other savings institutions located in or near the Bank's primary market area which often have significantly greater financial and technological resources than the Bank. Additional significant competition for savings deposits comes from credit unions, money market funds and brokerage firms.

          With regard to lending competition in the local market area, the Bank experiences the most significant competition from the same institutions providing deposit services, most of whom have placed an emphasis on real estate lending as a line of business. In addition, the Bank competes with local and regional mortgage companies, independent mortgage brokers and credit unions in originating mortgage and non-mortgage loans. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by the various financial institutions.

          Competition from other financial institutions operating in the Bank's local community includes a number of both large and small commercial banks and savings institutions. As of June 30, 1997, the Bank's market share was approximately 14.5% of overall financial institution deposits in the City of Medford. The Bank has experienced growth in deposits in recent years primarily due to an increased emphasis on marketing products and services. However, competition remains high in the marketplace.

PROPERTIES

          The following table sets forth certain information at June 30, 1997 regarding the Bank's office facilities, which are owned by the Bank, with the exception of the High School Educational Branch, which is leased at no cost, and certain other information relating to its property at that date.

                                              YEAR COMPLETED      SQUARE FOOTAGE      NET BOOK VALUE
                                              ---------------     --------------      --------------
                                                              (Dollars in thousands)
Main Office:            60 High Street
                        Medford, MA  02155         1931                 7,000             $  1,180

West Medford Office:    430 High Street
                        Medford, MA  02155         1970                 2,500              $    45

Salem Street Office:    201 Salem Street
                        Medford, MA  02155         1995                 3,500              $   947

High School
Educational Branch:     489 Winthrop Street        1986                   500              $ - 0 -
                        Medford, MA  02155

          The Bank also owns an office building adjacent to its main office, located at 66 High Street, Medford, MA 02155, which had a net book value of $1.8 million at June 30, 1997. The Bank uses a portion of the top floor of this building to house a portion of its administrative and clerical services and leases the remaining space to third-party tenants.

          At June 30, 1997, the net book value of the Bank's computer equipment and other furniture, fixtures and equipment at its existing offices totaled $524,000. For more information, see Note 5 of the Notes to Consolidated Financial Statements.

EMPLOYEES

          At June 30, 1997, the Bank had 44 full-time and 22 part-time employees. None of the Bank's employees is represented by a collective bargaining agreement. Management of the Bank believes that it enjoys good relations with its personnel.

LEGAL PROCEEDINGS

          Although the Bank, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Bank, its directors or its officers is a party or to which any of its property is subject.

                           MANAGEMENT OF THE COMPANY

DIRECTORS OF THE COMPANY

          The board of directors of the Company will initially be comprised of the existing members of the Bank's board of directors, with Mr. McGlynn serving as Chairman of the Board. The board of directors of the Company is divided into three classes, each of which contains approximately one-third of the board of directors. The directors are elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. McGlynn and Surabian, has a term of office expiring at the first annual meeting of stockholders following the Conversion; the second class, consisting of Ms. Silva, Mr. Hackett and Ms. Bernardin, has a term of office expiring at the second annual meeting of stockholders; and the third class, consisting of Messrs. Kazanjian and Raimo, has a term of office expiring at the third annual meeting of stockholders. The biographical information of each Director is set forth under "Management of the Bank - Directors." It is currently intended that directors of the Company will receive no additional fees for their services as Directors of the Company. However, subsequent to the Conversion, the Boards of the Company and the Bank intend to study the level and structure of compensation paid to financial institutions and, upon a review of such study, may revise the amounts of fees paid to Board members and frequency of Board and Committee meetings. See "Management of the Bank - Directors' Compensation" for a discussion of fees paid to the directors of the Bank.

EXECUTIVE OFFICERS OF THE COMPANY

          The following individuals are executive officers of the Company and hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Management of the Bank - Directors" and "- Executive Officers who are not Directors."

Name                    Position(s) Held With the Company
----                    ---------------------------------

Robert H. Surabian      President and Chief Executive Officer

Ralph W. Dunham         Executive Vice President, Chief Financial Officer and
                        Treasurer

Lorraine P. Silva       Secretary

          The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, retirement or removal by the board of directors.
Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. It is currently expected that, unless and until the Company becomes actively involved in business activities separate from those conducted by the Bank, no separate compensation will be paid to the directors and employees of the Company. However, directors of the Company or the Bank who are not employees of the Company or the Bank or any of their subsidiaries may be entitled to participate in the Stock Option Plan and Restricted Stock Plan expected to be established by the Company at least one year following completion of the Conversion. See "Management of the Bank." The Company will also guarantee certain obligations of the Bank to the Bank's executive officers, employees and directors, as described below. Information concerning the principal occupations, employment and compensation of the directors and the officers of the Company during the last five years is set forth under "Management of the Bank -- Biographical Information."

                             MANAGEMENT OF THE BANK

DIRECTORS

          The following table sets forth certain information with respect to the persons who are directors of the Bank. There are no arrangements or understandings between the Bank and any person pursuant to which such person has been elected as a director. The term of each director is three years and terms are staggered so that only one-third of the directors is elected each year. Upon completion of the Conversion, each director will continue to serve as a director of the Bank. Following the Conversion, directors will be elected by the stockholder rather than by mutual shareholders.


                                                                               CURRENT
                                                                   DIRECTOR     TERM
DIRECTORS                AGE(1)       POSITION                      SINCE      EXPIRES
---------                ------       --------                     --------    -------
  Julie Bernardin         54          Director                       1994        1998
  John A. Hackett         57          Director                       1983        1998
  Richard M. Kazanjian    61          Director                       1984        1999
  John J. McGlynn         75          Chairman of Board              1966        1997
                                       of Directors
  Robert B Risman         66          Director Emeritus              1959        2001
  Dennis M. Raimo         35          Director                       1994        1999
  Lorraine P. Silva       66          Director                       1983        1998
  Robert H. Surabian      61          President, Chief Executive     1967        1997
                                         Officer and Director


__________________
(1)  At June 30, 1997.

BIOGRAPHICAL INFORMATION

          Set forth below is certain information regarding the directors and executive officers of the Bank. Unless otherwise indicated, each director and executive officer has held his current occupation for the last five years.

          John J. McGlynn is the Chairman of the board of directors of the Bank. Mr. McGlynn was elected Chairman of the Board in 1992. Mr. McGlynn is the retired Commissioner of the Public Employee Retirement Administration for the Commonwealth of Massachusetts and a former member of the Pension Reserves Investment Management Board.

          Robert H. Surabian is the President and Chief Executive Officer and a Director of the Bank. He has been the President of the Bank since 1979 and was named Chief Executive Officer in 1991.

          Julie Bernardin is a Principal at J.B. Consulting, Medford, Massachusetts, which provides management and organizational consulting services, including career counseling and small business consulting.

          John A. Hackett is the President and owner of J.J. Ruddy Insurance Agency, Inc., Medford, Massachusetts, which he has owned for 35 years.

          Richard M. Kazanjian is a Principal of Consolidated Realty Trust, Medford, MA, a General Partner in Wellington Realty, Medford, MA, and a part-owner and consultant for Graphic Solutions, Medford, MA.

          Dennis M. Raimo is a certified public accountant and is a Partner, the Treasurer and a Director of the firm of Della Pelle, Quigley, Raimo & Co., P.C., Medford, Massachusetts. His firm provides consulting, tax advice, audit and general accounting services to small and medium-sized businesses.


          Robert B. Risman, Director Emeritus of the Company, has been owner of Risman Real Estate, Medford, Massachusetts, since 1959, which provides residential sales and property management services. As Director Emeritus, Mr. Risman is a non-voting member of the board of directors.

          Lorraine P. Silva is the current Clerk of the Bank. Ms. Silva was employed by the Bank for 28 years and has been retired since 1988.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

          Thomas G. Burke, age 50, has been a Senior Vice President and Commercial Loan Officer of the Bank since 1995. He is responsible for all commercial lending and supervision of the commercial loan department. Mr. Burke was employed at Medford Savings Bank from 1990 to 1995, where he was a Vice President and a Commercial Loan Officer.

          Ralph W. Dunham, age 41, has been an Executive Vice President since 1997 and the Chief Financial Officer of the Bank since 1988. As Chief Financial Officer, he is responsible for the overall financial management of the Bank.
Mr. Dunham is an attorney and a certified public accountant.

          Deborah A. McNeill, age 42, is a Senior Vice President since 1996 and the Treasurer of the Bank since 1993. She has been an employee of the Bank for 23 years. Her present duties include directing and coordinating the operation of the accounting and operations departments.

          Henry T. Sampson, Jr., age 49, has been a Senior Vice President since 1992 and the Chief Residential Loan Officer of the Bank since 1993. Mr. Sampson is responsible for all non-commercial lending and supervision of the lending department.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The board of directors conducts its business through meetings of the Board and its committees. Regular meetings of the board of directors are held on a monthly basis. The board of directors held 12 regular and 7 special meetings during the fiscal year ended June 30, 1997. No director attended fewer than 75% of the meetings of the board of directors and committees on which such director served during this period.

          The Board's Security Committee consists of Directors Surabian, Hackett and McGlynn. This Committee meets weekly and reviews loan applications, loan collateral, loan commitments, appraisal reports on real estate and interest rates on loan and deposit accounts. Mr. Surabian serves as Chairperson.

          The Board's Finance Committee consists of Directors Silva, Raimo, Bernardin and Kazanjian. This Committee is responsible for the review of the annual audit with the Bank's outside auditors and to report on any substantive issues thereon to the Board. The Committee also reviews internal audits of Bank operations conducted by an accounting firm which conducts internal audits. The Committee meets monthly to review internal financial reports and also meets to provide recommendations to the Board on the Bank's annual budget. Ms. Silva serves as Chairperson.

          The Board's Compensation Committee consists of Directors Hackett, McGlynn, Raimo and Silva. This Committee provides advice and recommendations to the Board in areas of employee salaries and directors' compensation. Mr. Hackett serves as Chairperson.

          As part of its recently adopted Post-Conversion Supervision Policy, the Board has established procedures to monitor management's implementation of the Bank's Plan of Conversion, including the sound deployment of the Conversion proceeds. Following the Conversion, the Board will appoint a post-conversion supervision committee to evaluate the Bank's deployment of conversion proceeds and monitor activities as a stock company. See "Regulation -- Massachusetts Banking Laws and Supervision -- Post-Conversion Oversight."

          It is expected that after the Conversion, the Bank's full Board will act as a nominating committee for selecting the management nominees for election as directors in accordance with the Bank's Bylaws as a stock co-operative bank. It is also expected that the board of directors of the Company will establish similar committees that will serve the same functions for the Company and its board of directors.

DIRECTORS' COMPENSATION

          Fee Arrangements. Members of the Bank's board of directors receive fees of $600 per Board Meeting, and fees ranging from $650 to $885 per month for each committee attended. The Chairman of the Board also receives a $6,000 annual retainer. Total directors' fees for fiscal 1997 were $90,300 and total committee fees were $67,140. It is initially anticipated that directors of the Company will not receive compensation for their services as such but will participate in the Option Plan and Restricted Stock Plan expected to be implemented by the Company.

EXECUTIVE COMPENSATION

          Compensation Decisions. Decisions regarding the Company's executive compensation will be made by the Company's Compensation Committee, exclusive of those directors employed by the Company. Under this structure, no interlocks will exist between members of the compensation committee and employees of the Company.

          Cash Compensation. The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the fiscal year ended June 30, 1997 to the President and Chief Executive Officer of the Bank and each other executive officer of the Bank whose annual salary and bonus for such fiscal year was in excess of $100,000 (each, a "Named Executive Officer").

                                        ANNUAL COMPENSATION (1)
-------------------------------------------------------------------------------------------------------------
                                                                              LONG-TERM
NAME AND PRINCIPAL        FISCAL                           OTHER ANNUAL    INCENTIVE PLAN      ALL OTHER
   POSITION                YEAR   SALARY ($)  BONUS ($)  COMPENSATION (2)     PAYOUTS (3)   COMPENSATION (4)
------------------        ------  ----------  ---------  ----------------  --------------   ----------------
Robert H. Surabian,          1997   $148,896    $37,500         __             __               $4,700
 President and Chief
 Executive Officer

Ralph W. Dunham,             1997     93,600      9,400         __             __                4,700
 Chief Financial Officer,
 Executive Vice President
 and Treasurer

________________
(1) Under Annual Compensation, the column titled "Salary" includes the Named Executive Officer's base salary including all payroll deductions for health insurance under the Bank's health insurance plan and pre-tax contributions to the Bank's 401(k) Plan. The column titled "Bonus" includes a stipend of $17,500 to be paid annually for a ten year period by the Bank to the Chief Executive Officer to cover premiums due on a [term] life insurance policy owned by the Chief Executive Officer. The Chief Executive Officer pays all taxes required on these payments which are reported on the IRS Form W-2 issued to the Officer. Directors' fees are not paid to the Chief Executive Officer who is a member of the Bank's board of directors.

(2) For the fiscal year ended June 30, 1997, there were no: (a) perquisites with an aggregate value for each Named Executive Officer in excess of the lesser of $50,000 or 10% of the total of the Officer's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock.

(3) During the fiscal year ended June 30, 1997, the Bank did not maintain any restricted stock, stock option or other long-term incentive compensation plans.

(4) Includes matching contributions made by the Bank to the 401(k) Plan on each Named Executive Officer's behalf.

CERTAIN BENEFIT PLANS AND AGREEMENTS

          General. Currently, the Bank contributes to tax-qualified savings and retirement plans for the benefit of its eligible employees. In addition, the Bank maintains group medical, dental, hospitalization, disability and life insurance coverages for its personnel. It is anticipated that the Bank will continue to provide these benefits to eligible employees after the Conversion is completed.

          In connection with the Conversion, the Company has adopted an ESOP for the benefit of its eligible employees and those of its affiliates, such as the Bank, which has adopted this plan. The ESOP, described below, will become effective upon the effective date of the Bank's Conversion.

          The Company has also approved employment agreements to be entered into between the Company and two senior executive officers who also serve the Bank in the same respective capacities. Similarly, the Bank has also approved employment agreements for two commercial loan officers. These employment agreements, described below, will become effective on the effective date of the Bank's Conversion.

          Basis for Awards of Benefits and Compensation. The respective boards of directors of the Company and the Bank have evaluated and approved the terms of the employment agreements and other benefits described below. In its review of the benefits and compensation of the executive officers and the terms of the employment agreements, the Boards have considered a number of factors, including among others, the ability, performance, service and experience of these officers and executives as well as the various legal and regulatory requirements regarding the levels of compensation which may be paid to employees of a depository institution.

          Retirement Plans. The Bank is a participant in the retirement plans sponsored by the Co operative Banks Employees Retirement Association ("CBERA"). Two plans are provided: a defined contribution plan (the "401(k) Plan"), under which employee contributions are matched by contributions from the Bank, and a defined benefit retirement plan ("Pension Plan") that is funded solely by employer contributions made by the Bank. Employees of the Bank are eligible to participate in these Plans after attaining age 21 and completing one year of service (defined as a 12-month period commencing on the date of hire during which the employee has worked at least 1,000 hours).

          401(k) Plan. The 401(k) Plan permits eligible employees to save for retirement by making pre-tax and post-tax contributions to the Plan of up to ten percent (10%) of the annual salary paid to them by the Bank. Pre-tax contributions made by participants are eligible to be "matched" by employer contributions made by the Bank on each participating employee's behalf. Post-tax contributions are not eligible for Bank matching contributions. Under the 401(k) Plan, the Bank will make a 50% "matching" contribution for each pre-tax contribution made by a participant up to 5% of the participant's total annual salary. An employee will always be 100% vested in any pre-tax or post-tax contributions he makes to the 401(k) Plan and will become incrementally vested in any matching contributions made on his behalf at a rate of 20% for each year of service with the Bank, with initial vesting to begin after two years of service and full vesting to occur after six years of service or upon earlier disability, death or attainment of normal retirement age. Distributions may be made at the election of a participant in either a single lump sum payment or installments, as provided in the Plan.

          Pension Plan. The Pension Plan provides a benefit for all eligible Bank employees, including the Named Executive Officers listed in the Executive Compensation Table, equal to the sum of: (a) the participant's accrued benefit under the applicable Prior Plan determined as of December 31, 1988 plus (b) one percent (1%) of the participant's "Final Average Compensation" (defined to mean a participant's highest compensation averaged over three years) plus (c) one-half of one percent (0.5%) of the participant's Final Average Compensation in excess of covered compensation multiplied by the participant's benefit service after December 31, 1988. A participant will become incrementally vested in their accrued benefit under the Pension Plan at a rate of 20% each year beginning after two years of service with the Bank, with full vesting to occur after six years of service or earlier termination of employment due to disability, death or attainment of normal retirement age. The Pension Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the trustee.

          The following table illustrates the annual benefit payable upon normal retirement at age 65, in the form of a single life annuity, with no offset for Social Security benefits, under the Pension Plan at various levels of compensation and years of service under the Plan:

                                         YEARS OF SERVICE
                              ---------------------------------------
FINAL AVERAGE COMPENSATION       10        15        20        25
---------------------------------------------------------------------
$   50,000                    $ 7,500   $11,250   $15,000   $18,750
    75,000                     11,250    16,875    22,500    28,125
   100,000                     15,000    22,500    30,000    37,500
   125,000                     18,750    28,125    37,500    46,875
   150,000(1)                  22,500    33,750    45,000    56,250
   175,000(1)                  26,250    39,375    52,500    65,625
   200,000(1)                  30,000    45,000    60,000    75,000

________________

(1) These are hypothetical benefits based on the Pension Plan's normal retirement benefit formula. The benefits shown above do not reflect an offset for Social Security benefits and there are no other offsets. For the Pension Plan year ended December 31, 1996, the compensation for calculating benefits could not exceed $150,000. This compensation limitation will be adjusted for subsequent years pursuant to Internal Revenue Code (the "Code") provisions.

          The following table sets forth the years of credited service determined as of December 31, 1996, the end of the 1996 plan year, for each Named Executive Officer listed in the Executive Compensation Table. The accrued benefit of each Named Executive Officer under the Pension Plan is determined on the basis of each Officer's "Years of Credited Service," shown below, and his "Final Average Compensation," as defined above. Each Named Executive Officer's "Final Average Compensation" will include the amounts listed under the "Salary" and "Bonus" columns of the Executive Compensation Table.

                              YEARS OF CREDITED SERVICE
                              -------------------------

                                 YEARS      MONTHS
                                 -----      ------
               Mr. Surabian        18          1

               Mr. Dunham           8          9


          Employee Stock Ownership Plan and Trust. The Company has established, and the Bank has adopted, for the benefit of eligible employees, an ESOP and related trust to become effective upon completion of the Conversion. Employees of the Bank or the Company who have attained age 21 and have completed one year of service will be eligible to become participants in the ESOP. The ESOP intends to purchase eight percent (8%) of the Common Stock issued in the Conversion. As part of the Conversion and in order to fund the ESOP's purchase of the Common Stock to be issued in the Conversion, the Bank or the Company expects to contribute to the ESOP sufficient funds to pay the par value of the Common Stock to be purchased and the ESOP intends to borrow funds from the Company equal to the balance of the aggregate purchase price of the Common Stock. Although contributions to the ESOP will be discretionary, the Company or the Bank intends to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirements on the debt. It is expected that this loan will be for a term of up to 10 years, will bear interest at the rate of 8% per annum, and will call for level annual payments of principal and interest designed to amortize the loan over its term. It is anticipated that the loan will also permit partial pre-payments. The Company and the Bank may make additional annual contributions to the ESOP to the maximum extent deductible for federal income tax purposes.

          Shares purchased by the ESOP will initially be pledged as collateral for the loan, and will be held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the year of allocation. Benefits generally become vested at the rate of 20% per year with vesting to begin after an employee's completion of three years of service and full vesting to occur after seven years of service. Participants also become immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or separation from service.

          In connection with the establishment of the ESOP, a Committee of the Company's board of directors will be appointed to administer the ESOP (the "ESOP Committee"). An unrelated corporate trustee for the ESOP will be appointed prior to the Conversion and will continue thereafter. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          The ESOP may purchase additional shares of Common Stock in the future, in the open market or otherwise, and may do so either on a leveraged basis with borrowed funds or with cash dividends, periodic employer contributions or other cash flow. Whether such purchases will be made and the terms and conditions of any such purchases will be determined by the ESOP's fiduciaries taking into account such factors as they consider relevant at the time, including their judgment as to the attractiveness of the Common Stock as an investment, the price at which Common Stock may be purchased and, in the case of leveraged purchases, the terms and conditions on which borrowed funds are available and the willingness of the Company or the Bank to offer purchase money financing or guarantee purchase money financing offered by third parties.

EMPLOYMENT AGREEMENTS

          Employment Agreements between the Company and Two Senior Executives. The board of directors of the Company has authorized the Company to enter into Employment Agreements with each of Mr. Robert H. Surabian and Mr. Ralph W. Dunham (the "Senior Executives"), on behalf of both the Company and the Bank, to become effective upon consummation of the Conversion. These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that the Company and the Bank will be able to maintain a stable and competent senior executive management team after the Conversion. The continued success of the Company and the Bank depends to a significant degree on the skills and competence of these Senior Executives.


          The Employment Agreements to be entered into between the Company and Messrs. Surabian and Dunham will each have a three year term. The term of the Employment Agreement between the Company and Mr. Surabian will be automatically extended on a daily basis so that the remaining term of this Agreement will always be three years unless written notice of non-renewal is given by the Board or the Senior Executive. The Company's Employment Agreement with Mr. Dunham provides that, commencing on the Agreement's first anniversary date and continuing each anniversary date thereafter, the Board may, with the Senior Executive's concurrence, extend the Employment Agreement for an additional year, so that the remaining term will be three years, after conducting a performance evaluation of the Senior Executive. Both Employment Agreements provide that each Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by non-employee members of the Board, and each Senior Executive's base salary may be adjusted on the basis of his job performance and the overall performance of the Company and the Bank.
The base salaries for Messrs. Surabian and Dunham commencing as of July 1, 1997, were $153,363 and $96,408 respectively. In addition to the base salary, the Employment Agreements provide for, among other things, entitlement to participation in pension, savings, incentive and welfare benefit plans and eligibility for fringe benefits applicable to executive personnel such as fees for club and organization memberships deemed appropriate by the Company and the Senior Executive. The Employment Agreements provide for termination by the Company at any time for cause as defined in the Employment Agreements.

          In the event of the termination of the Senior Executive's employment with the Company and the Bank for reasons other than for cause, death or disability, or in the event of the Senior Executive's resignation from the Company and the Bank for reasons permitted under the Employment Agreements (such as following a change in control), the Senior Executive would be entitled to a lump sum cash payment in an amount equal to the present value of the remaining base salary payments due for the remaining term of the Agreement. However, in the event a Senior Executive's employment terminates following a change in control of the Company (as described below), for purpose of computing the lump sum severance amount payable, the remaining term of each Executive's Employment Agreement will be deemed to be three years. The Agreements also provide for the Company (or the Bank, if applicable) to continue the Senior Executive's life, health and disability insurance coverages for the remaining term of the Employment Agreement. In addition to the foregoing severance benefits, the Company's Employment Agreement with Mr. Surabian provides for him to receive all bonus payments and additional contributions or benefits he would have earned under any employee benefit plan of the Company or the Bank during the remaining term of his Employment Agreement as well as the payments that would have been made under any incentive compensation plan during the remaining term of the Employment Agreement. If permitted by applicable law, provision will also be made for the cash out of stock options, appreciation rights or restricted stock as if Mr. Surabian was fully vested. Reasons specified as grounds for resignation by the Senior Executives for purposes of the Employment Agreements include: failure to elect or re-elect the Senior Executive to his offices; failure to vest in him the functions, duties or authority associated with such offices; any material breach of contract by the Company or the Bank which is not cured within 30 days after written notice thereof; and, following a "change in control" (as defined in the Employment

Agreements), demotion, loss of title, office or significant authority or responsibility, any reduction in any element of compensation or benefits, any adverse change or location of the principal place of employment or working conditions or resignation for any other reason. In general, for purposes of the Employment Agreements, the ESOP and any stock benefit plans to be maintained by the Company or the Bank, a "change in control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or the Bank, upon stockholder approval of a merger or consolidation or a change of the majority of the board of directors of the Company or the Bank, or liquidation or sale of substantially all the assets of the Company or the Bank. Based on current compensation and benefit costs, cash payments to be made in the event of a change of control of the Bank or the Company pursuant to the terms of the Employment Agreements would be approximately $1,267,000 of which approximately $876,000 would be payable to Mr. Surabian and $391,000 would be payable to Mr. Dunham. However, the actual amount to be paid under the Employment Agreements in the event of a change in control of the Company or the Bank cannot be estimated at this time because the actual amount is based on the compensation and benefit costs applicable to these individuals and other factors existing at the time of the change in control which cannot be determined at this time.

          Payments to the Senior Executives under the Company's Employment Agreements may be paid by either the Bank or the Company and thus will not be duplicative; the Employment Agreements provide that the Company will guarantee that all payments to the Senior Executives will be made as provided under the Employment Agreements. The Senior Executives would be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements.

          Cash and benefits paid to each Senior Executive under the Employment Agreements together with payments under other benefit plans following a change in control of the Company or the Bank may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Company's Employment Agreements include a provision indemnifying each Senior Executive on an after-tax basis for any "golden parachute" excise taxes.

          Employment Agreements between the Bank and Two Commercial Lending Officers. The board of directors of the Bank has authorized the Bank to enter into Employment Agreements with each of Mr. Thomas G. Burke and Mr. John O'Donnell, who both currently serve the Bank as Commercial Loan Officers ("Loan Officers"), to become effective upon consummation of the Conversion. The purpose of these Employment Agreements is to secure the Loan Officers' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a corporate change in control.

          Both Agreements have three year terms that may be extended by the Bank's board of directors, after a performance review of the Loan Officer, for an additional year. The base salaries for Messrs. Burke and O'Donnell commencing as of July 1, 1997, were $88,580 and $79,310, respectively. In addition to the base salary, the Employment Agreements provide for, among other things, eligibility for participation in the Bank's employee pension, savings, incentive and welfare benefit plans. The Employment Agreements provide for termination by the Bank at any time for cause as defined in the Employment Agreements.

          In the event that a Loan Officer's employment with the Bank is terminated for reasons other than for cause, death or disability or in the event that the Loan Officer resigns from employment with the Bank following a "change in control" (as defined above), the Officer would be entitled to a lump sum cash payment in an amount equal to the present value of the remaining base salary payments due for the remaining term of the Agreement, as severance pay. In the event that severance is payable to a Loan Officer due to his termination of employment following a change in control of the Bank, for purpose of computing the lump sum severance amount payable, the remaining term of each Officer's Employment Agreement will be deemed to be three years. The Agreements also provide for the Bank to continue the Loan Officer's life, health and disability insurance coverages for the remaining term of the Employment Agreement, as an additional severance benefit.

          Based on current compensation and benefit costs applicable to the Loan Officers expected to be covered by the Employment Agreements, cash payments to be made in the event of a change of control of the Bank would be approximately $503,000. However, the actual amount to be paid under these Agreements in the event of a change of control of the Bank or the Company cannot be estimated at this time because it will be based on the compensation and benefit costs applicable to the Loan Officers and other factors existing at the time of the change of control which cannot be determined at this time.

FUTURE STOCK BENEFIT PLANS

          In addition to the above-described benefit plans, in the future, but not in the first year following consummation of the Conversion, the Company and the Bank are expected to consider implementation of an Option Plan and a Restricted Stock Plan. The significant terms and conditions of these future stock benefit programs are described below.


          Option Plan. At least one year following the Conversion, the Company anticipates establishing an Option Plan for the benefit of officers, key employees and directors of the Company and the Bank. The Option Plan will be subject to stockholder approval and the approval of the Commissioner. An amount of Common Stock equal to 10% of the shares of Common Stock to be issued in the Conversion is expected to be reserved for issuance under the Option Plan. No determinations have been made by the board of directors as to the specific terms
of the Option Plan or the amount of awards to be granted thereunder.   While the
Company does not currently intend to implement the Option Plan within one year following completion of the Conversion, FDIC regulations provide that if the Option Plan is implemented within one year following completion of the Conversion, no individual officer or employee may receive more than 25% of the options granted, and non-employee directors may not receive more than 5% individually or more than 30% in the aggregate of the options granted.

          The Company's primary purpose of implementing the Option Plan will be to attract and retain officers, key employees and directors of outstanding competence and experience and to provide these individuals with a proprietary interest in the Company as an incentive to contribute to the success of the Company and its subsidiaries. Although the terms of the Option Plan have not yet been determined, it is expected that the Plan will provide for the grant of:
(i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options") and (ii) options that do not so qualify ("Non-Statutory Stock Options").

          Due to the requirements of Section 422 of the Code, Incentive Stock Options may only be granted to employees of the Company or the Bank. Non-Statutory Stock Options may be granted to both employees and non-employee directors under the Plan. The terms and conditions of options granted to employees of the Company or the Bank will be determined by a committee of the Company's board of directors appointed to administer the Option Plan, in its discretion. The terms of all options granted to non-employee directors will be made pursuant to the formula contained in the Option Plan document which will be submitted to the Company's stockholders for approval. It is expected that the exercise price for any stock option granted under the Plan will in no event be less than the fair market value of a share of the underlying Common Stock on the date of grant. Options will generally become exercisable in 20% increments beginning on the first anniversary of the grant date with full vesting to occur on the fifth anniversary of such date or upon the earlier disability or death of the optionee. It is also expected that the Option Plan will provide for the accelerated vesting of option grants upon a "change in control" of the Company or the Bank (as such term is defined for purposes of the Employment Agreements). Unless sooner terminated, the Option Plan expected to be implemented by the Company will remain in effect for a period of ten years.

          Restricted Stock Plan. No earlier than one year following the Conversion, the Company also intends to establish a Restricted Stock Plan as a method of providing officers, key employees and directors of the Company and the Bank with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Company and the Bank. It is anticipated that the Restricted Stock Plan would cover both eligible officers and employees of the Company and the Bank and non-employee directors of the Company and the Bank. The Restricted Stock Plan is subject to stockholder approval.


          Subject to stockholder approval and approval of the Commissioner, the Company expects to contribute funds to the Restricted Stock Plan to enable the Restricted Stock Plan's trust to acquire, in the aggregate, an amount up to 4% of the shares of Common Stock issued in the Conversion. Shares used to fund the Restricted Stock Plan may be acquired through open market purchases, if permitted, or from authorized but unissued shares. No determinations have been made as to the specific terms of the Restricted Stock Plan or the amount of awards thereunder. Although no specific award determinations have been made, the Company anticipates that, if stockholder approval is obtained, it will provide awards to eligible officers, employees and directors to the extent
permitted by applicable regulations.   While the Company does not currently
intend to implement the Restricted Stock Plan within one year following completion of the Conversion, FDIC regulations provide that if the Restricted Stock Plan is implemented within one year following completion of the Conversion, no individual employee may receive more than 25% of the shares of any plan, and that non-employee directors may not receive more than 5% of the shares individually or 30% in the aggregate for all directors.

          It is expected that the Restricted Stock Plan adopted would be administered by a Committee of the board of directors (the "Restricted Stock Plan Committee"). This Committee would determine the terms and conditions of all awards made to employees of the Company or the Bank participating in the
Restricted Stock Plan.   It is anticipated that awards to non-employee directors
under the Restricted Stock Plan and the material terms and conditions thereof, will be specified in a plan document that will be submitted to the Company's stockholders for approval. Under the Restricted Stock Plan, awards are expected to be granted in the form of shares of Common Stock held by the Restricted Stock Plan. The Board intends to appoint an independent fiduciary to serve as trustee of the trust to be established pursuant to the Restricted Stock Plan. The Restricted Stock Plan is expected to provide for the vesting of awards granted thereunder in the manner specified by the Restricted Stock Plan Committee generally at a rate of no more than 20% per year. It is also expected that in the event of an award recipient's death, grants would become 100% vested, and, in the event of disability, grants would become 100% vested upon the termination of employment of an officer or employee, or upon termination of service as a director. It is also expected that the Restricted Stock Plan will provide for awards to become automatically 100% vested upon a "change in control " of the Company or the Bank, as described above.

          When shares become vested in accordance with the Restricted Stock Plan, participants will recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants may be a deductible expense for tax purposes for the Company. When shares become vested and are actually distributed in accordance with the Restricted Stock Plan, the participants will also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of grants may direct the voting of the shares awarded to them. Shares not subject to grants will be voted by the trustee of the Restricted Stock Plan in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they are vested.

          In the event that additional authorized but unissued shares are acquired by the Restricted Stock Plan after the Conversion, the interests of existing stockholders will be diluted. See, " Risk Factors -- Possible Dilutive Effective of Future Stock Benefit Plans."

CERTAIN TRANSACTIONS

          In the ordinary course of business, the Bank makes loans to its directors and officers and parties related to them.

          The Federal Reserve's "Regulation O" generally prohibits loans above the greater of $25,000 or 5% of the Bank's capital and surplus (up to $500,000) to directors and officers and their affiliates, unless such loans are approved in advance by a disinterested majority of the board of directors. As a matter of policy, loans to directors of the Bank, as well as other affiliated persons or entities, currently are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectability or present other unfavorable features, and are approved by a disinterested majority of the board of directors.

          In addition to these provisions of federal law, Massachusetts law requires that loans by a co-operative bank to its officers and directors be made on non-preferential terms and receive the prior approval of a disinterested majority of the board of directors. Further, loans by a co-operative bank to its own officers may not exceed $20,000 for general purposes; $75,000 for educational purposes; and $275,000 for residential home mortgage purposes. All loans by a co-operative bank to its officers and directors must be reported annually to the Commissioner. At June 30, 1997, total loans to directors and officers of the Bank greater than $60,000 on an individual basis amounted to approximately $1.67 million.


                                  REGULATION

GENERAL

          As a co-operative bank chartered by the Commonwealth of Massachusetts, the Bank is subject to extensive regulation under state law with respect to many aspects of its banking activities; this state regulation is administered by the Commissioner. In addition, as a bank whose deposits are insured by the FDIC under the BIF, the Bank is subject to deposit insurance assessments by the FDIC, and the FDIC has examination and supervisory authority over the Bank, with a broad range of enforcement powers. Finally, the Bank is required to maintain reserves against deposits according to a schedule established by the Federal Reserve System. These laws and regulations have been established primarily for the protection of depositors and the deposit insurance funds, not bank stockholders.

          The following references to the laws and regulations under which the Bank is regulated are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

MASSACHUSETTS BANKING LAWS AND SUPERVISION

          Massachusetts co-operative banks such as the Bank are regulated and supervised by the Commissioner. The Commissioner is required to regularly examine each state-chartered bank. The approval of the Commissioner is required to establish or close branches, to merge with another bank, to form a bank holding company, to issue stock or to undertake many other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner is subject to sanctions. The Commissioner may under certain circumstances suspend or remove directors or officers of a bank who have violated the law, conducted a bank's business in a manner which is unsafe, unsound or contrary to the depositors' interests, or been negligent in the performance of their duties.

          All Massachusetts-chartered co-operative banks are required to be members of the Co-operative Central Bank and are subject to its assessments. The Co-operative Central Bank maintains the Share Insurance Fund, a private deposit insurer, which insures all deposits in member banks in excess of FDIC deposit insurance limits. In addition, the Co-operative Central Bank acts as a source of liquidity to its members in supplying them with low-cost funds, and purchasing certain qualifying obligations from them.

          Major changes in Massachusetts law in 1982 and 1983 substantially expanded the powers of co-operative banks, and made their powers virtually identical to those of state-chartered commercial banks. The powers which Massachusetts-chartered co-operative banks can exercise under these laws are summarized below.

          Lending Activities. A Massachusetts chartered co-operative bank may make a wide variety of mortgage loans. Fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction loans, condominium and co-operative loans, second mortgage loans and other types of loans may be made in accordance with applicable regulations. Mortgage loans may be made on real estate in Massachusetts or in another New England state if the bank making the loan has an office there or under certain other circumstances. In addition, certain mortgage loans may be made on improved real estate located anywhere in the United States. Commercial loans may be made to corporations and other commercial enterprises with or without security. With certain exceptions, such loans may be made without geographic limitation. Consumer and personal loans may be made with or without security and without geographic limitation. Loans to individual borrowers generally will be limited to 20% of the total of the Bank's capital accounts and stockholders' equity.

          Investments Authorized. Massachusetts-chartered co-operative banks have broad investment powers under Massachusetts law, including so-called "leeway" authority for investments that are not otherwise specifically authorized. The investment powers authorized under Massachusetts law are restricted by federal law to permit, in general, only investments of the kinds that would be permitted for national banks. The Bank has authority to invest in all of the classes of loans and investments that are permitted by its existing loan and investment policies.

          Payment of Dividends. A co-operative bank may only pay dividends on its capital stock if such payment would not impair the bank's capital stock and surplus account. No dividends may be paid to stockholders of a bank if such dividends would reduce stockholders' equity of the bank below the amount of the liquidation account required by Massachusetts conversion regulations.

          Branches. With the approval of the Commissioner, bank branches may be established in any city or town in Massachusetts; in addition, co-operative banks may operate automated teller machines at any of their offices or, with the Commissioner's approval, anywhere in Massachusetts. Sharing of ATMs or "networking" is also permitted with the Commissioner's approval. Massachusetts chartered co-operative banks may also operate ATMs outside of Massachusetts if permitted to do so by the law of the jurisdiction in which the ATM is located.

          Interstate Acquisitions. In 1996, the Massachusetts legislature passed a new interstate banking statute in anticipation of the June 1, 1997 effective date of the federal interstate banking law. Pursuant to this statute, an out-of-state bank may (subject to various regulatory approvals and to reciprocity in its home state) establish and maintain bank branches in Massachusetts by (i) merging with a Massachusetts bank that has been in existence for at least three years, (ii) acquiring a branch or branches of a Massachusetts bank without acquiring the entire bank, or (iii) opening such branches de novo. Massachusetts banks' ability to exercise similar interstate banking powers in other states depends upon the laws of the other states. For example, according to the law of the bordering state of New Hampshire, out-of-state banks may acquire New Hampshire banks by merger, but may not establish de novo branches in New Hampshire.


          Parity Regulation. The Massachusetts regulation on parity with national banks establishes procedures allowing state-chartered banks to exercise additional or more flexible parallel powers granted to national banks under federal law which are not otherwise permitted under state law. Under the parity regulation, a bank which is either "adequately capitalized" or "well capitalized," which has not been informed in writing by the Commissioner or an applicable federal bank regulatory agency that it has been designated to be in "troubled condition," and which has received at least a "satisfactory" CRA rating at the most recent examination by the Commissioner or other applicable federal bank regulatory agency may engage in certain activities in which Massachusetts chartered banks ordinarily may not engage. Such activities include, but are not limited to, the establishment of temporary branch offices, investment in corporate affiliates and subsidiaries, engagement or mortgage in certain types of home equity loans, financing of mutual fund distributions, engagement in lease financing transactions, investment in community development and public welfare projects, and the provision of tax planning and preparation, payroll and financial planning services, among others. The procedures and requirements for engaging in such activities range from an application process, expedited review and notice process to activities requiring no application or notice whatsoever. The applicable procedures and requirements vary according to the nature of the activity to be engaged in and the capitalization of the bank. As of the date of this prospectus, the Bank was "adequately capitalized," had received a CRA rating of "satisfactory" and was not in "troubled condition" and was therefore eligible to engage in certain of the above-referenced activities, subject to the applicable procedure and requirements of Massachusetts regulation.

          Other Powers. Massachusetts-chartered co-operative banks may also lease machinery and equipment, act as trustee or custodian for tax qualified retirement plans, establish trust departments and act as professional trustee or fiduciary, provide payroll services for their customers, issue or participate with others in the issuance of mortgage-backed securities and establish mortgage banking companies and discount securities brokerage operations. Some of these activities require the prior approval of the Commissioner.

          Post-conversion Oversight. The Commissioner will continue to oversee the Bank following the Conversion on a number of matters specifically pursuant to its Post-Conversion Supervision Policy, the Bank has agreed to submit written quarterly progress reports to the Division for three years following the Conversion which detail the implementation of the Bank's conversion business plan's objectives and goals. See "Management." In addition, the Bank's Dividend Policy and Stock Repurchase Policy each provides that any modification to that policy requires the Commissioner's prior notice and consent. See "Dividends."

FEDERAL BANKING REGULATIONS

          Capital Requirements. Under FDIC regulations, state-chartered banks that are not members of the Federal Reserve System ("state non-member banks"), such as the Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and to be in general a strong banking organization, rated composite 1 under the Uniform Financial Institutions Ranking System (the CAMELS rating system) established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3%. For all other institutions, the minimum leverage capital ratio is 3% plus an additional "cushion" amount of at least 100 to 200 basis points. Tier 1 capital is the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less most intangible assets.

          The FDIC has also adopted risk-based capital guidelines to which the Bank is subject. The guidelines establish a systematic analytical framework designed to make regulatory capital requirements sensitive to differences in risk profiles among banking organizations. The FDIC guidelines require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank's "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk. Under the FDIC's risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0% risk weight. Mortgage-backed securities that qualify under the Secondary Mortgage Enhancement Act, including those issued, or fully guaranteed as to principal and interest, by the FNMA or the Federal Home Loan Mortgage Corporation ("FHLMC"), are assigned a 20% risk weight. Single-family first mortgages not more than 90 days past due with loan-to-value ratios under 80%, multi-family mortgages (maximum 36 dwelling units) with loan-to-value ratios under 80% and average annual occupancy rates over 80%, and certain qualifying loans for the construction of one- to four-family residences pre-sold to home purchasers, are assigned a risk weight of 50%. Consumer loans and commercial real estate loans, repossessed assets and assets more than 90 days past due, as well as all other assets not specifically categorized, are assigned a risk weight of 100%.

          State non-member banks must maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, preferred stock with a maturity of over 20 years, and certain other capital instruments. The includable amount of Tier 2 capital cannot exceed the amount of the institution's Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks and certain other deductions.

          The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk ("IRR"), concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to the risks of changes in interest rates in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank, and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and to require an explicit capital component for interest rate risk.

          The following table shows the Bank's leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at June 30, 1997.

                                                                                    AT JUNE 30, 1997
                                                                               PRO                       PRO FORMA
                                               HISTORICAL    PERCENT OF       FORMA        PERCENT         CAPITAL       PERCENT OF
                                                CAPITAL     ASSETS/(1)/    CAPITAL/(1)/   ASSETS/(1)/    EQUIREMENT     ASSETS/(2)/
                                               ------------------------    --------------------------    --------------------------
                                                                                 (Dollars in thousands)
Regulatory Tier 1 leverage capital......        $11,761        8.1%          $19,277         12.14%        $4,762          4.00%
Tier 1 risk-based capital...............         11,761       13.3            19,277          12.14         7,216          4.00
Total risk-based capital................         12,738       14.4            20,251          22.45        7,216           8.00

(1)  Based on the midpoint of the Current Valuation Range.
(2) For purpose of calculating Regulatory Tier 1 leverage capital, assets are based on adjusted total average assets. In calculating Tier 1 risked-based capital and total risk-based capital, assets are based on total risk-weighted assets.

          As the preceding table shows, the Bank exceeded the minimum capital adequacy requirements at the date indicated.

          Enforcement. The FDIC has extensive enforcement authority over insured co-operative banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

          The FDIC has authority under federal law to appoint a conservator or receiver for an insured bank under certain circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the bank became "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. See "- -Prompt Corrective Action." The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including: (i) insolvency (whereby the assets of the bank are less than its liabilities to depositors and others); (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

          Deposit Insurance. The FDIC has adopted a risk-based deposit insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of
(1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for BIF deposits currently range from 0 basis points to 27 basis points. The Bank's assessment rate is currently 0 basis points. The FDIC is authorized to raise the assessment rates in certain circumstances, including to maintain or achieve the designated reserve ratio of 1.25%, which requirement the BIF currently meets. The FDIC has exercised its authority to raise rates in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank. In addition, recent legislation requires BIF-insured institutions like the Bank to assist in the payment of FICO bonds.

          Under the Deposit Insurance Funds Act of 1996 (the "Funds Act"), the assessment base for the payments on the FICO bonds was expanded to add, beginning January 1, 1997, the deposits of BIF-insured institutions, such as the Bank. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. The annual rate of assessments for the payments on the FICO bonds for the semi-annual period beginning on January 1, 1997 was 0.0130% for BIF-assessable deposits and 0.0648% for SAIF-assessable deposits and for the semi-annual period beginning on July 1, 1997 was 0.0126% for BIF-assessable deposits and 0.0630% for SAIF-assessable deposits.

          Under the Federal Deposit Insurance Act (the "FDI Act"), insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the Division. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

          Transactions with Affiliates and Insiders of the Bank. Transactions between an insured bank, such as the Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B (i) limit the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms that are consistent with safe and sound banking practices. In addition, any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable, to the institution as those that would be provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and similar other types of transactions. Further, most loans by a bank to its affiliate must be supported by collateral in amounts ranging from 100 to 130 percent of the loan amounts.

          Banks are also subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer or a greater than 10% stockholder of a bank as well as certain affiliated interests of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated interests, the loans-to-one-borrower limit applicable to national banks (generally 15% of the institution's unimpaired capital and surplus), and all loans to all such persons in the aggregate may not exceed the institution's unimpaired capital and unimpaired surplus. Regulation O also prohibits the making of loans in an amount greater than $25,000 or 5% of capital and surplus but in any event over $500,000, to directors, executive officers and greater than 10% stockholders of a bank, and their respective affiliate, unless such loans are approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. Further, Regulation O requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as those that are offered in comparable transactions to other persons. Regulation O also prohibits a depository institution from paying the overdrafts over $1,000 of any of its executive officers or directors unless they are paid pursuant to written pre-authorized extension of credit or transfer of funds plans.

          State chartered non-member banks are further subject to the requirements and restrictions of 12 U.S.C. (S) 1972 on certain tying arrangements and extensions of credit by correspondent banks. Specifically, this statute (i) prohibits a depository institution from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions, and (ii) also prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

          Real Estate Lending Policies. Under FDIC regulations which became effective March 19, 1993, state-chartered nonmember banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interest in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal bank regulators.

          The Interagency Guidelines, among other things, call upon a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits: (i) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral; (ii) for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%; (iii) for loans for the construction of commercial, multi-family or other nonresidential property, the supervisory limit is 80%;
(iv) for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and (v) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non owner occupied, one- to four-family property), the limit is 85%. Although no supervisory loan-to-value limit has been established for owner-occupied, one to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

          Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

          Prompt Corrective Action. FDICIA also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations defines the five capital categories as follows: Generally, an institution will be treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of core capital to risk-weighted assets is at least 6%, its ratio of core capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level. An institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of core capital to risk-weighted assets is at least 4%, and its ratio of core capital to total assets is at least

4% (3% if the bank receives the highest rating on the CAMELS financial institutions rating system) and it is not a well-capitalized institution. An institution that has total risk-based capital of less than 8%, Tier 1 risk -based-capital of less than 4% or a leverage ratio that is less than 4% (or less than 3% if the institution is rated a composite "1" under the CAMELS rating system) would be considered to be "undercapitalized." An institution that has total risk-based capital of less than 6%, core capital of less than 3% or a leverage ratio that is less than 3% would be considered to be "significantly undercapitalized," and an institution that has a tangible capital to assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized." At June 30, 1997 and June 30, 1996, the Bank was categorized as "well capitalized."

          The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital deteriorates within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of: (i) an amount equal to the five percent of the bank's total assets at the time it became "undercapitalized," and (ii) the amount which is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

          The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under FDICIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings that the bank is viable.


COMMUNITY REINVESTMENT.


          Federal Regulation. Under the Community Reinvestment Act ("CRA"), as implemented by FDIC regulations, a bank savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a bank, to assess the bank's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such bank. The CRA also requires all institutions to make public disclosure of their CRA ratings. The Bank received a "Outstanding" CRA rating in its most recent examination.

          In April 1995, the FDIC and the other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests: (a) a lending test, to evaluate the institution's record of making loans in its service areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. Small banks would be assessed pursuant to a streamlined approach focusing on a lesser range of information and performance standards. The term "small bank" is defined as including banks with less than $250 million in assets or an affiliate of a holding company with banking and thrift assets of less than $1 billion, which would include the Bank.


          Massachusetts Regulation. The Bank is also subject to provisions of the Massachusetts law which impose continuing and affirmative obligations upon banking institutions organized in Massachusetts to serve the credit needs of its local community ("MCRA"), which are similar to those imposed by the CRA. The MCRA also requires the Commissioner to consider a bank's MCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Bank's latest MCRA rating, received from the Division of Banks was "satisfactory."

HOLDING COMPANY REGULATION


          Following the consummation of the Conversion, the Company will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act (the "BHCA"), as administered by the FRB. The FRB has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for the Bank. On a pro forma basis after the Conversion, the Company's pro forma total capital and Tier 1 capital ratios will exceed these minimum capital requirements.

          The Company will be required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval will be required for the Company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

          The Company will be required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the Company's consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the FRB, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the FRB, and that is not the subject of any unresolved supervisory issues.

          The status of the Company as a registered bank holding company under the BHCA does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

          In addition, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be so closely related to banking as to be a proper incident thereto are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor, (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association.

          Under FIRREA, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would have potential applicability if the Company ever acquired as a separate subsidiary a depository institution in addition to the Bank. There are no current plans for such an acquisition.

          Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and FRB regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of the Bank, the Company, any subsidiary of the Company and related interests of such persons. Moreover, banks are prohibited from engaging in certain tie-in arrangements (with the bank's parent holding company or any of the holding company's subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

FEDERAL HOME LOAN BANK SYSTEM

          The Bank is a member of the FHLB System, which consists of 12 regional Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The Federal Home Loan Banks provide a central credit facility primarily for member institution. As a member of the FHLB, the Bank is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at June 30, 1997, of $857,800.

          The FHLB serves as a reserve or central bank for its member institutions within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFB and the board of directors of the FHLB. Long-term advances may only be made for the purpose of providing funds for residential housing finance.

FEDERAL RESERVE SYSTEM

          Pursuant to regulations of the FRB, a bank must maintain average daily reserves equal to 3% on the first $54 million of net transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the FRB. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. Effective December 19, 1995, the amount above which the 10% reserve requirement applies will be lowered to $52 million, thereby increasing reserve requirements for banks with transaction account balances in excess of that threshold. As of June 30, 1997, the Bank met its reserve requirements.

FEDERAL SECURITIES LAWS

          The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

          The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of: (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.


                                    TAXATION

FEDERAL TAXATION

          General. The Company and the Bank will file consolidated federal income tax returns and report their income on the basis of a taxable year ending June 30 using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company.

          Recent Tax Legislation Regarding Tax Bad Debt Reserves. Prior to the enactment, on August 20, 1996, of the Small Business Job Protection Act of 1996 (the "Small Business Act"), for federal income tax purposes, thrift institutions such as the Bank, which met certain definitional tests primarily relating to their assets and the nature of their business, were permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions could, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, could be computed using an amount based on a six-year moving average of the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve.

          Under the Small Business Act, the PTI Method was repealed and the Bank, as a "small bank" (one with assets having an adjusted basis of $500 million or less), is required to use the Experience Method of computing additions to its bad debt reserve for taxable years beginning with the Bank's taxable year beginning July 1, 1996. In addition, the Bank is required to recapture (i.e., take into taxable income) over a six-year period, beginning with the Bank's taxable year beginning July 1, 1996, the excess of the balance of its bad debt reserves (other than the supplemental reserve) as of June 30, 1996 over the greater of (a) the balance of its "base year reserve," i.e., its reserves as of June 30, 1988 or (b) an amount that would have been the balance of such reserves as of June 30, 1996 had the Bank always computed the additions to its reserves using the Experience Method. However, such recapture requirements were suspended for each of the two successive taxable years beginning July 1, 1996 in which the Bank originates a minimum amount of certain residential loans during such years that is not less than the average of the principal amounts of such loans made by the Bank during its six taxable years preceding July 1, 1996. The Small Business Act will result in no tax liability. Since the Bank has already provided a deferred income tax liability for financial reporting purposes on its bad debt reserves since June 1988, there will be no adverse impact to the Bank's financial condition or results of operations from the enactment of this legislation.

          Distributions. To the extent that the Bank makes "nondividend distributions" to shareholders, such distributions will be considered to result in distributions from the Bank's base year reserve and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed will be included in the Bank's taxable income. Nondividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute nondividend distributions and, therefore, will not be included in the Bank's income.

          The amount of additional taxable income created from a nondividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, approximately one and one-half times the nondividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

          Corporate Alternative Maximum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating losses. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, the Bank's AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2.0 million is imposed on corporations, including the Bank, whether or not an Alternative Maximum Tax ("AMT") is paid. The Bank does not expect to be subject to the AMT. The Bank was not subject to an environmental tax liability for the year ended June 30, 1996.

          Dividends-Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company or the Bank owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted. Under President Clinton's fiscal year 1998 budget proposal, as submitted to Congress on February 6, 1997, the 70% dividends-received deduction would be reduced to 50% with respect to dividends paid after enactment of any such legislation.

STATE TAXATION

          Prior to July, 1995, the Bank was subject to an annual Massachusetts excise (income) tax equal to 12.54% of its pre-tax income. In 1995, legislation was enacted to reduce the Massachusetts bank excise (income) tax rate and to allow Massachusetts-based financial institutions to apportion income earned in other states. Further, this legislation expands the applicability of the tax to non-bank entities and out-of-state financial institutions. The Massachusetts excise tax rate for co-operative banks is currently 11.32% of federal taxable income, adjusted for certain items. It is anticipated that this rate will be gradually reduced over the next few years so that the Bank's tax rate will become 10.5% by March 31, 2000. Taxable income includes gross income as defined under the Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Code. No deductions, however, are allowed for dividends received until July 1, 1999. In addition, carryforwards and carrybacks of net operating losses are not allowed.

          The Bank's active subsidiary, Mystic Securities Corporation, was established solely for the purpose of acquiring and holding investments which are permissible for banks to hold under Massachusetts law. Mystic Securities Corporation is classified with the Massachusetts Department of Revenue as a "security corporation" under Massachusetts law, qualifying it to take advantage of the low 1.32% income tax rate on gross income applicable to companies that are so classified. The Company also qualifies as a "security corporation" under Massachusetts law, and will likewise be taxed at the rate of 1.32%.

          The Bank has received opinions regarding certain federal and state income tax issues. See "The Conversion of Conversion to Stock Form on Depositors and Borrowers of the Bank."

          For additional information regarding taxation, see Note 9 of the Notes to Consolidated Financial Statements.


                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

          The Company is authorized to issue 6,000,000 shares of capital stock divided into two classes consisting of 5,000,000 shares of Common Stock and 1,000,000 shares of serial preferred stock, par value $0.01 per share (the "Preferred Stock"). The Company currently expects to issue 2,050,000 shares of its Common Stock in the Conversion, subject to adjustment. The Company does not intend to issue any shares of serial Preferred Stock in the Conversion, nor are there any present plans to issue Preferred Stock following the Conversion. Except for shares issued in connection with the Conversion and in connection with the Option Plan and Restricted Stock Plan, the Company presently does not have plans to issue Common Stock. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and non-assessable. See "Capitalization." THE CAPITAL STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL AND WILL NOT BE INSURED BY THE FDIC.
---
COMMON STOCK

          Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividends" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the board of directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

          Voting Rights. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company, except to the extent that outstanding shares of serial Preferred Stock may or may not have voting rights. They will elect the Company's board of directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the board of directors. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of its Common Stock. Each holder of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of its Common Stock. The Company's proposed stock charter provides, however, that there will not be cumulative voting for the first five years following the Conversion. Except as discussed in "Certain Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.

If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% or two-thirds shareholder vote. See "Certain Restrictions on Acquisition of the Company and the Bank."

          As a Massachusetts state mutual co-operative bank, corporate powers and control of the Bank are vested in its board of directors, who elect the officers of the Bank and who fill any vacancies on the board of directors as it exists upon Conversion. Currently, depositors of the Bank elect the Bank's board of directors. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which owner will be the Company, and voted at the direction of the Company's board of directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

          Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Account"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution in cash or in kind after payment or provision for payment of (i) all debts and liabilities of the Bank (including all savings accounts and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences upon serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of the liquidation or dissolution of the Company.

          Preemptive Rights; Redemption. Holders of the Common Stock will be entitled to the payment of dividends when, as and if declared by the board of directors and paid out of the earnings of the Company, if any, and subject to federal and state regulatory restrictions. See "--Serial Preferred Stock" for certain information regarding dividend rights and preferences of serial Preferred Stock. Holders of the Common Stock will not be entitled to preemptive rights with respect to additional shares of Common Stock that may be issued. The Common Stock will not be subject to redemption. Upon receipt by the Company of the Purchase Price, each share of its Common Stock will be fully paid and non-assessable.

          Except in connection with the Conversion and in connection with the Option Plan and Restricted Stock Plan, the Company has no present plans, proposals, arrangements or understandings to issue additional authorized shares of its Common Stock. In the future, the authorized but unissued and unreserved shares of the Common Stock will be available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or under any employee stock ownership or option plan. Normally, no stockholder approval would be required for the issuance of these shares, except as required to approve a transaction in which additional authorized shares of Common Stock are to be issued.

          Indemnification and Limit on Liability. The Company's Certificate of Incorporation contains provisions which limit the liability of directors, officers and employees of the Company and indemnify such individuals. Such provisions provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporate Law (the "DGCL") against all expense, liability and loss reasonably incurred. Under certain circumstances, the right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. In addition, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, under Section 174 of the DGCL, or from any transaction from which the director derived an improper personal benefit.

SERIAL PREFERRED STOCK

          None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. After the Conversion, the board of directors of the Company will be authorized to issue shares of serial Preferred Stock in series and to fix the voting powers, designation, preferences and relative, participation, optional, conversion or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. Any serial preferred stock issued may rank prior to the Common Stock as to dividend rights, liquidation preferences or both and may have full or limited voting rights. The board of directors of the Company has no present plans, proposals, arrangements or understandings to issue serial preferred stock.

OTHER CHARACTERISTICS

          See "Dividends" and "Taxation" with respect to restrictions on the payment of cash dividends; and "The Conversion -- Restrictions on Transferability by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by officers and directors; and "Certain Restrictions on Acquisition of the Company and the Bank" for information regarding restrictions on acquiring capital stock of the Company.


        CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

GENERAL

          The Bank's Plan of Conversion provides for the conversion of the Bank from the mutual to the stock form of organization and, in connection therewith, a new stock charter and bylaws to be adopted by depositors of the Bank. The Plan also provides for the concurrent formation of a holding company. See "The Conversion -- General." As described below, certain provisions in the Company's Certificate of Incorporation and bylaws and in its management remuneration plans and agreements entered into in connection with the Conversion, together with provisions of Delaware law, may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Bank's stock charter and bylaws and management remuneration plans and agreements entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

REGULATORY RESTRICTIONS ON ACQUISITION OF THE COMMON STOCK

          Massachusetts Division of Banks Conversion Regulations. Regulations issued by the Commissioner provide that for a period of three years following the date of the completion of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of any equity security of the Company without prior written notice to the Company and the prior written approval of the Commissioner. Where any person, directly or indirectly, acquires beneficial ownership of more than ten percent (10%) of any class of any equity security of the Company without prior written notice to the Company and the prior written approval of the Commissioner, the securities beneficially owned by such person in excess of ten percent (10%) shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. The Commissioner may take any further action to enforce these regulatory restrictions as he deems appropriate.

          Change in Bank Control Act. In addition to the foregoing restrictions, the acquisition of more than ten percent (10%) of the Common Stock outstanding may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act. The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, including a converted co-operative bank such as the Bank, to provide 60 days prior written notice and certain financial and other information to the FDIC. The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of the Bank's voting stock or the power to direct the management or policies of the Bank. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of the Bank's voting securities if (i) the Bank has a class of voting securities which is registered under Section 12 of the Exchange Act or (ii) the acquiring party would be the largest holder of a class of voting shares of the Bank. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds. In some circumstances, similar filings with the Commissioner may be required under the Massachusetts Change in Bank Control Act.

          FRB Regulations. Prior approval of the FRB would be required for any acquisition of control of the Bank by any bank holding company under the BHCA and approval by the Board of Bank Incorporation would be required under Massachusetts law. Control for purposes of the BHCA would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the board of directors of the Bank. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHCA. A bank holding company's business activities are limited to those activities which the FRB determines to be closely related to banking and a proper incident thereto. See "Regulation."

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

          The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the board of directors and business combinations, that might have a potential "anti-takeover" effect. A number of provisions of the Company's Certificate of Incorporation and bylaws deal with matters of corporate governance and certain rights of stockholders. These provisions might have the effect of discouraging future takeover attempts which are not approved by the board of directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive substantial premiums for their shares over then current market prices. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

          Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of each share held in excess of the Limit. Any Person so prohibited who directly or indirectly acquires or holds the beneficial owner-ship of more than ten percent (10%) of the issued and outstanding voting stock in violation of Section 2 of the Company's Certificate of Incorporation of any person so prohibited who directly or indirectly acquires or holds the beneficial owner ship of more than ten percent (10%) of the issued and outstanding voting stock in violation of Section 2 of the Company's Certificate of Incorporation shall be subject to the provisions of Sections 3 and 4 of Article V of the Company's Certificate of Incorporation. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and otherwise and shares as to which such person and his affiliates have sole or shared investment or voting power, but shall not include shares beneficially owned by the ESOP or any similar plan of the Company or the Bank or any trustee with respect thereto (solely by reason of such trustee's capacity) be deemed to beneficially own any shares held under any such plan. Neither does beneficial ownership include shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by the Company to be beneficially owned by such person and his affiliates. No director of officer (or affiliate thereof) of the Company shall, solely by reason or any of all of such directors or officers acting in their capacities as such, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof). The Certificate of Incorporation further provides that this provision limiting voting rights may only be amended upon (i) the approval of a majority of the directors of the Company, and (ii) the affirmative vote of the holders of a majority of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon, and (iii) if the amendment is proposed by or on behalf of an interested shareholder or a director who is an Affiliate or Associate (as such terms are defined in the Company's Certificate of Incorporation) of an interested shareholder, by the affirmative vote of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares of capital stock entitled to vote thereon not beneficially owned by an interested shareholder or an Affiliate or Associate thereof.

          Board of Directors. Subject to the rights of any holders of any series of Preferred Stock that may be issued by the Corporation pursuant to a resolution or resolutions of the board of directors providing for such issuance, the directors of the Corporation are divided into three classes, each class serving a staggered term, and each class containing as near as may be possible, one-third of the entire number of the board, with the terms of office of one class expiring each successive year. In accordance with state law, the size of the board of directors is determined by the Company's bylaws or by resolution of the board of directors but shall not be less than seven (7) nor more than twenty-five (25). The Certificate of Incorporation and the bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by newly created directorships resulting in an increase in the number of directors, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office, whether or not a quorum. The classified board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the board of directors prior to the expiration of his term only for cause, upon the vote of 80% of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of shareholders expressly called for that purpose.

          In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

          Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, the Company's bylaws provide that special meetings of stockholders of the Company may be called only by the Chairperson of the Board, the President or by resolution of at least three-fourths of the board of directors then in office. The Certificate of Incorporation also provides that any corporate action or consent to any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting of shareholders and prohibits stockholder action by written consent in lieu of a meeting.

          Authorized Shares. The Certificate of Incorporation authorizes the issuance of 6,000,000 shares of capital stock, of which 1,000,000 shares shall be Preferred Stock and 5,000,000 shares shall be Common Stock. The Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the "capital stock."

          The board of directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, whether stock shall be redeemable and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's board of directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Restricted Stock Plan and upon exercise of stock options to be issued pursuant to the terms of the Option Plan. Although the Company currently does not anticipate implementing the Option Plan or the Restricted Stock Plan before one year following consummation of the Conversion, if implemented prior to the first anniversary of the Conversion, each of the plans will be presented to stockholders for approval at a meeting of stockholders to be held no earlier than six months after completion of the Conversion.

          Stockholder Vote Required to Approve Business Combinations with Principal. The Certificate of Incorporation requires the approval of the holders of not less than 80% of the total number of votes eligible to be cast by the holders of all of the Company's outstanding shares of voting stock, together with the affirmative vote of at least 50% of the total number of votes eligible to be cast by the holders of all outstanding shares of the voting stock not beneficially owned by an Interested Shareholder (as defined below) involved or any affiliate or associate thereof, voting together as a single class to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder except (i) in cases where the proposed transaction has been approved in advance by a majority of the disinterested directors then in office; or (ii) all of the conditions specified in the subsections of the Company's Certificate of Incorporation, Article VIII,
Section 2, subsections (a) through (g) have been met.

          Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the board of directors of the Company, when evaluating any offer to the Company or to the shareholders of the Company from another party to
(a) purchase for cash, or exchange any securities or property for any outstanding equity securities of the Company, (b) merge or consolidate the Company with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Company and its shareholders, give due consideration not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, the financial and managerial resources and future prospects of the other party, the possible effects on the business of the Company and its subsidiaries and on the employees, customers, suppliers and creditors of the Company and its subsidiaries, and the effects on the communities in which the Company's and its subsidiaries' facilities are located. By having these standards in the Certificate of Incorporation of the Company, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interests of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

          Amendment of Certificate of Incorporation and Bylaws. The Certificate of Incorporation provides that certain provisions of the Certificate of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors then in office and by (2) the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of the Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon; provided, however, that if any such change relates to Section 13 of
Article X or Articles V, VI, VII or XI of the Certificate of Incorporation, such change must be approved either (i) by not less than a majority of the au thorized number of directors and, if one or more Interested Shareholders (as defined in Article VIII of the Certificate of Incorporation) exist, by not less than a majority of the disinterested directors (as defined in Article VIII of the Certificate of Incorporation), or (ii) by the affirmative vote of the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon and, if the change is proposed by or on behalf of an interested shareholder or a director who is an affiliate or associate (as such terms are defined in Article VIII of the Certificate of Incorporation) of an interested shareholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares of capital stock entitled to vote thereon not beneficially owned by an interested shareholder or an affiliate or associate thereof.

          Except as may otherwise be provided in the Certificate of Incorporation, the Company reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and to add or insert any other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in Section 1 of the Company's Certificate of Incorporation.

          Furthermore, the Company's Certificate of Incorporation provides that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the board or holders of shares of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision. Absent these provisions, the DGCL provides that a corporation's Certificate of Incorporation and bylaws may be amended by the holders of a majority of the corporation's outstanding capital stock. The Certificate of Incorporation also provides that the board of directors is authorized to make, alter, amend, rescind or repeal any of the Company's bylaws in accordance with the terms thereof, regardless of whether the bylaw was initially adopted by the stockholders. However, this authorization neither divests the stockholders of their right, nor limits their power to adopt, amend, rescind or repeal any bylaw under the DGCL. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

          Certain Bylaw Provisions. The bylaws of the Company also require that except in the case of a nominee substituted as a result of the death, incapacity, withdrawal or other inability to serve of a nominee, the board, or a committee thereof, shall deliver written nominations to the Secretary at least sixty (60) days prior to the date of the annual meeting. Provided the board of directors, or committee thereof, makes such nominations, no nominations for directors except those made by the board or such committee shall be voted upon at the annual meeting of stockholders unless other nominations by stockholders are made in accordance with the provisions of Section 11 of the Company's bylaws. Nominations of individuals for election to the board of directors at an annual meeting of stockholders may be made by any stockholder of record of the corporation entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary as set forth in Section 11 of the Company's bylaws. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an election of directors to be held at an annual meeting of stockholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an election to be held at an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), or at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders.

          The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the proposing stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

          The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its board of directors. Certain provisions of the employment agreements with officers, the Restricted Stock Plan and the Option Plan expected to be established may provide for accelerated benefits to participants in the event of a change in control of the Company or the Bank or a tender or exchange offer for their stock. See "Management of the Bank -- Employment Agreements," and "-- Certain Benefit Plans and Agreements."

          The Company's board of directors believes that the provisions of the Certificate of Incorporation, bylaws and management remuneration plans to be established are in the best interests of the Company and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the board of directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interests of all stockholders.

DELAWARE CORPORATE LAW

          The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

          In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (a "DGCL Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became a DGCL Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

          The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became a DGCL Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming a DGCL Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became a DGCL Interested Stockholder, excluding, for purposes of determining the number of shares outstanding, shares owned by the Company's directors who are also officers and certain employee stock plans;
(iii) any business combination with a DGCL Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the DGCL Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203 of the DGCL. At the present time, the board of directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S AMENDED CHARTER AND BYLAWS

          Although the board of directors of the Bank is not aware of any effort that might be made to obtain control of the Bank after the Conversion, the board of directors believes that it is appropriate to adopt certain provisions permitted by Massachusetts General Laws to protect the interests of the converted Bank and its shareholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See " Risk Factors -- Anti-Takeover Provisions and Voting Control of Management."

          The Bank's stock charter will contain a provision whereby without the prior approval by a two-thirds vote of the Bank's board of directors, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of any equity security of the Bank. This limitation shall not apply to a transaction in which the Bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights or the purchase of shares by underwriters in connection with a public offering. In the event shares are acquired in violation of this provision of the Bank's stock charter, all shares beneficially owned by any person in excess of 10 percent shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.


                                 THE CONVERSION

          THE COMMISSIONER HAS GIVEN APPROVAL TO THE PLAN SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS IMPOSED BY THE COMMISSIONER IN HIS APPROVAL. COMMISSIONER APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

          The board of directors of the Bank adopted the Plan pursuant to which the Bank would be converted from a Massachusetts chartered mutual co-operative bank to a Massachusetts chartered stock co-operative bank. The Conversion will be accomplished through the simultaneous adoption of a new stock charter and bylaws to authorize the issuance of capital stock by the Bank to the Company. Under the Plan, the Company is offering shares of the Common Stock in a Subscription Offering to the Bank's Eligible Account Holders, the Supplemental Eligible Account Holders and the Bank's ESOP.

          Concurrent with or at any time during the Subscription Offering, the board of directors of the Company may elect to offer those shares of Common Stock not subscribed for in the Subscription Offering by the Eligible Account Holders to the general public, with preference given to persons who are residents of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts in a Direct Community Offering, and subject to the Company's right to reject orders in the Direct Community Offering in whole or in part. Subscriptions for Common Stock received from members of the general public in the Direct Community Offering will be subject to availability of shares of Common Stock for purchase after satisfaction of all subscriptions in the Subscription Offering, to the maximum and minimum purchase limitations set forth in the Plan and to the right of the Company to reject any such subscriptions, in whole or in part.

          Applicable conversion regulations require, with certain exceptions, that all shares offered in the Conversion must be sold in order for the Conversion to become effective. All Common Stock not sold in the Subscription Offering is expected to be sold in the Direct Community Offering. Applicable regulations require that the Direct Community Offering be completed within 45 days after completion of the Subscription Offering period unless such period is extended by the Company with the approval of the regulatory authorities. If the Direct Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the board of directors of the Company and the Bank will consult with the regulatory authorities to determine an appropriate alternative method of selling all unsubscribed shares of Common Stock. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by the board of directors of the Bank.

          At the board of directors' discretion, the Direct Community Offering may be commenced concurrently with or at any time during the Subscription Offering. The completion of the Subscription Offering and Direct Community Offering, however, is subject to market conditions and other factors beyond the Bank's control. As a final step in the Conversion, shares not subscribed for in the Subscription Offering and the Direct Community Offering, if any, will be offered to certain members of the general public in the Syndicated Offering. No assurance can be given as to the length of time that will be required to complete the Direct Community Offering or other sale of the Common Stock. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Bank upon conversion together with corresponding changes in the offering price and the net proceeds realized by the Company from the sale of the Common Stock. If the pro forma market value of the Common Stock falls below $17,425,000 or rises above $27,111,250, investors in the Offerings will be able to rescind or amend their orders. Under such circumstances, the Bank would also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is terminated, the Bank would be required to charge all conversion expenses against current income.

EFFECT OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE BANK

          Voting Rights. Depositors as such will have no voting rights in the Bank after the Conversion and will therefore not be able to elect directors of the Bank or vote on other corporate actions. (Currently these rights are accorded to depositors of the Bank.) After the Conversion, voting rights will be vested exclusively in the stockholders of the Company. Each holder of the Company's Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Company.

          Savings Accounts and Loans. THE BANK'S SAVINGS ACCOUNTS, THE BALANCES OF THE INDIVIDUAL ACCOUNTS AND THE EXISTING FDIC AND SHARE INSURANCE FUND INSURANCE COVERAGE WILL NOT BE AFFECTED BY THE CONVERSION. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts and the obligations of the borrowers under their individual contractual arrangements with the Bank.

          Tax Aspects. The Bank has received an opinion of its counsel, Thacher Proffitt & Wood, that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company or by the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and each Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided, that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the shareholders of the Common Stock of the Company purchased in the Conversion pursuant to the subscription rights will be the amount paid therefore and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Such opinion has been filed as an exhibit to the registration statement on Form S-1 of which this Prospectus forms a part.

          Unlike private rulings, opinions of counsel are not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

          Certain portions of the federal tax opinion are based upon the opinion of R.P. Financial that subscription rights issued in connection with the Conversion will have no value. In the opinion of R.P. Financial, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, such Eligible Account Holders or Supplemental Eligible Account Holders could be taxed upon the receipt or exercise of the subscription rights in an amount equal to such value, and the Bank could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own advisors as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable tax value.

          The Bank has also received an opinion from its independent auditors that, with respect to Massachusetts bank and corporate excise taxes, the conversion will not result in any tax liability with respect to Massachusetts tax laws. Such opinion has been filed as an exhibit to the registration statement on Form S-1 of which this Prospectus forms a part.

         Liquidation Account. In the unlikely event of a complete liquidation of the Bank, each holder of a deposit account in the Bank would receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His or her pro rata share of such remaining assets would be the same proportion of such assets as the value of his deposit account was to the total of the value of all deposit accounts in the Bank at the time of liquidation.


          The Plan of Conversion provides that, at the time of Conversion, a memorandum account called a Liquidation Account will be established on the Bank's books for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in the Bank following the Conversion. The amount of the Liquidation Account will be equal to the net worth of the Bank as of June 30, 1997. After the Conversion, each Eligible Account Holder and Supplemental Eligible Account Holder will be entitled, in the event of a complete liquidation of the Bank, to receive liquidating distributions of any assets remaining after payment of all claims of creditors (including those of all depositors, to the extent of deposit balances), but before any distributions are made on the Bank's capital stock, from the Liquidation Account equal to their adjusted Subaccount Balances (as defined below).

          The initial Subaccount Balances for each Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of Qualifying Deposits held by such Eligible Account Holder or Supplemental Eligible Account Holder on the Eligibility Record Date or the Supplemental Eligibility Record Date, and the denominator of which is the aggregate amount of all Qualifying Deposits on such dates. For deposit accounts in existence on both dates, separate Subaccount Balances shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such dates.

          If, however, on the last day of any fiscal year of the Bank commencing after the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, the deposit balance in any deposit account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than either: (i) the amount of Qualifying Deposits of such Eligible Account Holder or Supplemental Eligible Account Holder on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or (ii) the deposit balance in such deposit account at the close of business on the last day of any previous fiscal year of the Bank commencing after the Eligibility Record Date or the Supplemental Eligibility Record Date, then such Eligible Account Holder's or Supplemental Eligible Account Holder's Subaccount Balance would be reduced in an amount equal to the reduction in such deposit balance, and such Subaccount Balance will cease to exist if such deposit account is closed. In addition, no interest in the Liquidation Account would ever be increased despite any subsequent increase in the deposit balances of any Eligible Account Holder or Supplemental Eligible Account Holder. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the stockholders of the Company.

          A merger, consolidation, sale of bulk assets, or similar combination or transaction in which the Bank is not the surviving entity would not be considered to be a "liquidation" requiring a distribution of the Liquidation Account. In such a transaction, the Liquidation Account would be assumed by the surviving entity.

          The creation and maintenance of the Liquidation Account will not restrict the use or application of any of the capital accounts of the Bank, except that the Bank may not declare a dividend to the Company if the effect of such dividend would be to cause its retained earnings to be reduced below the aggregate amount then required for the Liquidation Account.

SUBSCRIPTION RIGHTS

          All persons entitled to purchase stock in the Subscription Offering have received nontransferable subscription rights to purchase stock at no cost to such persons. The amount of stock which these parties may purchase will be determined, in part, by the total stock to be issued, and the availability of stock for purchase under the categories set forth in the Plan. If the Direct Community Offering, as described below, extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the opportunity to increase, decrease or rescind their orders to purchase stock submitted in the Subscription Offering. Preference categories have been established for the allocation of stock to the extent that said stock is available. These categories are as follows:

          CATEGORY 1 is reserved for the Bank's Eligible Account Holders (i.e., depositors at the Bank on March 31, 1996 with account balances of $50.00 or more) who, together with associates and/or with persons acting in concert, will each receive nontransferable subscription rights to purchase up to $600,000 of Common Stock. See "--Limitations on Purchases of Shares." In the event that subscriptions for the Common Stock are received from Eligible Account Holders in excess of the number of shares available for subscription, the Common Stock available for purchase will be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied until all available shares have been allocated or all subscriptions are satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in the Bank in the one-year period preceding March 31, 1996 are subordinated to the subscription rights of other Eligible Account Holders.

          CATEGORY 2 is reserved for the Bank's Supplemental Eligible Account Holders as of March 31, 1997 who, together with associates and/or persons acting in concert, will each receive nontransferable subscription rights to purchase up to $600,000 of Common Stock. See "--Limitations on Purchases of Shares". In the event that subscriptions for Common Stock are received from Supplemental Eligible Account Holders upon exercise of Subscription Rights in excess of the number of Shares available for subscription, the Common Stock available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Common Stock equal to the lesser of 100 Shares or the number of Shares subscribed for by such Supplemental Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in the Bank in the one-year period preceding March 31, 1997 are subordinated to the subscription rights of other Supplemental Eligible Account Holders.


          CATEGORY 3 is reserved for the ESOP of the Bank, which shall receive nontransferable subscription rights to purchase up to 8% of the Common Stock. It is expected that the Bank's ESOP will subscribe for approximately 188,600 shares, or 8%, of the Common Stock at the maximum of the Current Valuation Range. If, after the filling of subscriptions of Eligible Account Holders and Supplemental Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions by the ESOP, the subscription by the ESOP shall be filled to the maximum extent possible. If all the shares of Common Stock offered in the Subscription Offering are purchased by Eligible Account Holders and Supplemental Eligible Account Holders, then the ESOP will purchase shares in the open market following consummation of the conversion. The ESOP shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any director or officer of the Company or the Bank. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to the ESOP; provided, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

SUBSCRIPTION OFFERING

          Expiration Date of Subscription Offering. The Subscription Offering will expire at 3:30 p.m., Eastern Standard Time, on _______, 1997 unless extended by the board of directors of the Bank. Such date and time are referred to herein as the "Expiration Date." The latest possible Expiration Date is twenty-four months from the date that the Plan of Conversion was approved by the board of directors of the Bank (June 10, 1999). Subscription rights not exercised prior to the Expiration Date may be void.

          Orders will not be executed by the Bank until all shares of Common Stock have been subscribed for or sold. If all shares have not been subscribed for or sold within 45 days of the end of the Subscription Offering, or by _______, 199_ (unless such period is extended with consent of the Commissioner), all funds delivered to the Bank pursuant to the Subscription Offering will be promptly returned to the subscribers with interest at the Bank's passbook rate, currently 2.60% and all charges to savings accounts will be rescinded.

          Use of Order Forms. Rights to subscribe may be exercised only by completion of order forms. Any person receiving an order form who desires to subscribe for shares of stock must do so prior to the Expiration Date by delivering (by mail or in person) to Mystic a properly executed and completed order form, together with full payment for all shares for which the subscription is made. Facsimiles of order forms will not be accepted as properly completed and executed order forms. All checks or money orders must be made payable to the order of "Mystic Financial, Inc. " The order form must be received by the Expiration Date. All subscription rights under the Plan will expire on the Expiration Date, whether or not the Bank has been able to locate each person entitled to such subscription rights. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED OR MODIFIED WITHOUT THE CONSENT OF THE BANK.

          Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. THE SUBSCRIPTION RIGHTS UNDER THE PLAN ARE NONTRANSFERABLE. Each person subscribing for shares is required to represent to the Bank that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

          In the event order forms: (i) are not delivered and are returned to Mystic by the United States Postal Service or the Bank and/or the Company is unable to locate the addressee, or (ii) are not returned or are received after the Expiration Date, or (iii) are defectively filled out or executed, or (iv) are not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified. However, Mystic may waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as Mystic may specify. The interpretation by Mystic of the terms and conditions of the Plan and of the order form will be final.

          Payment for Shares. Payment for all subscribed shares computed on the basis of the Purchase Price will be required to accompany all completed order forms for subscriptions to be valid. Payment for subscribed shares may be made
(i) in cash, if delivered in person, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Wire transfers as payment for shares ordered for purchase will not be permitted or accepted as proper payment. Appropriate means by which withdrawals from deposit accounts may be authorized are provided in the order forms. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase stock for which subscription has been made while the Plan remains in effect. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of consummation of the sale. In the case of payments made in cash or by check or money order, such funds will be placed in a segregated savings account established for each subscriber specifically for this purpose (each federally insured up to the applicable $100,000 limit and insured by the Share Insurance Fund of the Co-operative Central Bank for amounts in excess of $100,000), and interest will be paid at the passbook rate then offered from the date payment is received until the Conversion is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook rate subsequent to the withdrawal. An executed order form, once received by Mystic, may not be modified, amended or rescinded without the consent of Mystic, unless the Conversion is not completed within 45 days of the termination of the Subscription Offering.

          The ESOP may subscribe for shares by submitting its order form for the purchase of the shares during the Subscription Offering and by making payment for the shares on the date of the closing. The ESOP will obtain a loan for the purchase of shares from the Company.

          Shares Purchased. Subscribers will be notified of the number of shares for which their subscriptions have been accepted by mail promptly on completion of the sale of all the Common Stock. Certificates representing shares of Common Stock will be delivered to subscribers promptly thereafter.

DIRECT COMMUNITY OFFERING

          Concurrently with or at any time during or after the Subscription Offering, the board of directors of the Company may elect to offer shares of the Common Stock in a Direct Community Offering to the extent such shares remain available after satisfaction of all orders received in the Subscription Offering. The Company intends to give preference to orders received in the Direct Community Offering from natural persons who reside in the Bank's local community, which is defined as the communities of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford, Massachusetts. THE DIRECT COMMUNITY OFFERING MAY EXPIRE AS EARLY AS 3:30 P.M., EASTERN STANDARD TIME ON ________________, 199___, UNLESS EXTENDED UNTIL NOT LATER THAN _______, 199_. THE RIGHT OF ANY PERSON TO PURCHASE SHARES IN THE DIRECT COMMUNITY OFFERING IS SUBJECT TO THE RIGHT OF THE COMPANY TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART. THE COMPANY PRESENTLY INTENDS TO TERMINATE THE DIRECT COMMUNITY OFFERING AS SOON AS IT HAS RECEIVED ORDERS FOR AT LEAST THE MINIMUM NUMBER OF SHARES OFFERED.

          Purchasers in the Direct Community Offering, together with their associates and groups acting in concert, are each eligible to purchase up to $600,000 of Common Stock.

          If all of the Common Stock is subscribed for in the Subscription Offering, no Common Stock will be available for purchase in the Direct Community Offering, and all funds submitted pursuant to the Direct Community Offering will be promptly refunded. In the event an insufficient number of shares are available to fill orders in the Direct Community Offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders, provided however, that orders received in the Direct Community Offering shall first be filled up to a maximum of 2% of the shares being offered. If the Direct Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for shares previously submitted.

          Except as noted below, cash and checks received in the Direct Community Offering will be placed in segregated savings accounts (each federally insured up to the applicable $100,000 limit and insured by the Share Insurance Fund of the Co-operative Central Bank for amounts in excess of $100,000) established specifically for this purpose. Interest will be paid on orders made by check or in cash at the passbook rate then offered, from the date the payment is received by the Bank until the consummation of the Conversion. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Direct Community Offering will be promptly refunded with interest as described above.

SYNDICATED  OFFERING

          As a final step in the Conversion, the Plan of Conversion provides that, if necessary, all shares of Common Stock not purchased in the Direct Community Offering, if any, will be offered for sale in the Syndicated Offering to the general public and/or through a syndicate of registered broker-dealers to be formed and managed by Trident Securities acting as agent to assist the Bank in the sale of the Common Stock. The Bank has the right to reject orders, in whole or in part, in their sole discretion in the Syndicated Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Offering.

          Common Stock sold in the Syndicated Offering will be sold at the Purchase Price and hence will be sold at the same price as all other shares in the Offerings. See "--Stock Pricing and Number of Shares to be Issued."

          No person together with any associate or group of persons acting in concert will be permitted to subscribe in the Syndicated Offering for more than $600,000 in the Offering. Selected dealers will receive a fee of up to 4.5% of the amount of Common Stock sold by the selected dealers in the Syndicated Offering payable by the Company. Such fee will be at a stated rate (at a particular sales level) and will be negotiated on a case-by-case basis.

          Selected dealers may only solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the fifth business day after the customer has confirmed his intent to purchase ("debit date") and on or before Noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. Purchasers' funds are not required to be in their accounts with selected dealers until the debit date.

          The Syndicated Offering may terminate on ___________________, 199___ and will terminate no later than _______, 199_, unless extended by the Bank with the approval of the Commissioner and the FDIC. See "--Stock Pricing and Number of Shares to be Issued" for a discussion of rights of subscribers, if any, in the event an extension is granted.

PLAN OF DISTRIBUTION AND FINANCIAL ADVISORY ARRANGEMENTS

          The Bank has retained Trident Securities to consult with and advise the Bank and, to assist the Bank, on a best efforts basis, in the distribution of shares in the Offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities will assist the Company in the Offerings as follows: (i) it will act as marketing advisor with respect to the Offerings and will represent the Company as placement agent on a best efforts basis in the sale of the Common Stock in the Direct Community Offering and Syndicated Offering; (ii) members of its staff will conduct training sessions for directors, officers and employees of the Bank regarding the Offerings process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to properly record and tabulate orders for the purchase of Common Stock and to appropriately respond to customer inquiries. Trident Securities has agreed to act as a market maker for the Company's Common Stock following consummation of the Conversion.

          For rendering its services, Trident Securities will receive a management fee of .40% and a commission equal to 2% of the aggregate value of Common Stock sold in the Offerings, excluding shares purchased by the ESOP, directors and officers and their associates.

          If the Offering is extended beyond the Expiration Date, Trident Securities may make sales to the general public and/or assemble and manage a syndicate of selected dealers to assist the Bank in the sale of the Common Stock during a Syndicated Offering. See "--Syndicated Offering." Under the federal securities laws, Trident Securities and the selected dealers may be deemed to be underwriters.


          The Bank has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage (up to an aggregate of $44,000) and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. Total underwriting fees to Trident Securities are expected to be between $401,384, $469,280, $537,176 and $615,256 at the minimum, midpoint, maximum and the super max, respectively, of the Current Valuation Range. See "Pro Forma Data" for the assumptions used to determine these estimates.

          Sales of Common Stock will be made primarily by registered representatives affiliated with Trident Securities or by the broker-dealers managed by Trident Securities. In addition, subject to applicable law, executive officers of the Bank may participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Offerings in clerical capacities, providing administrative support in effecting sales transactions or answering questions of a mechanical nature. Questions relating to the proper execution or nature of the investment, will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Subject to applicable state law, the Bank will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted with the requirements of Rule 3a4-1, so as to permit officers and current full and part-time Bank employees to participate in the sale of Common Stock. No officer, director or employee of the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

          The Common Stock will be offered principally by the distribution of this Prospectus and through the efforts of management of the Bank. A conspicuous legend that the Common Stock is not a federally-insured or guaranteed deposit account appears on the Common Stock certificate and on all offering documents used in connection with the Offerings. Any person purchasing the Common Stock from the Bank's office will be required to sign an acknowledgment that the Common Stock is not a federally-insured or guaranteed instrument and that the purchaser has received a Prospectus and understands the investment risks involved.

          In addition, certain executive officers of the Bank will participate in the Offerings and may contact potential offerees. It is expected that the President and Chief Executive Officer of the Bank and members of the Bank's board of directors will contact certain depositors as well as others to discuss the Offerings. None of the Bank's employees or directors who participate in the Offerings will receive any special compensation or other remuneration for such activities.

          None of the Bank's personnel participating in the Offerings are registered or licensed as a broker or dealer or an agent of a broker or dealer. The Bank's personnel will assist in the above described sales activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Exchange Act, which generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

          R.P. Financial, which is experienced in the evaluation and appraisal of business entities, including banking institutions involved in the conversion process, has been retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock. R.P. Financial will receive a fee not to exceed $20,000 for its appraisal, plus reasonable selected travel expenses. The Bank has agreed to indemnify R.P. Financial, and R.P. Financial's directors, officers and other employees, to the maximum extent permitted by law and hold R.P. Financial harmless from any losses, actions, claims, damages, expenses or liabilities related to or arising out of any acts or decisions made by R.P. Financial in good faith and believed to be in the best interest of the Bank.

          The appraisal contains an analysis of a number of factors including, but not limited to, the Bank's financial condition and operating trends, the competitive environment within which the Bank operates, operating trends of certain banking institutions and savings and loan holding companies, relevant economic conditions, both nationally and in Massachusetts, which affect the operations of banking institutions and stock market values of certain institutions. In addition, R.P. Financial has advised the Bank that it has considered and will consider the effect of the additional capital raised by the sale of the Common Stock on the estimated pro forma market value of such shares.


          R.P. Financial has determined that as of August 15, 1997 and updated as of _______________, 1997, the estimated pro forma market value of the Common Stock was $20,500,000. R.P. Financial has established a Current Valuation Range of $17,425,000 to $23,575,000 for this offering to allow for fluctuations in the aggregate value of the stock due to changes in the market and other factors from the time of commencement of the Subscription Offering until completion of the Direct Community Offering. The Bank has determined to offer the shares of the Common Stock at a purchase price of $10.00 per share and, by dividing the price per share into the estimated aggregate value, initially plans to offer up to 2,357,500 shares at the maximum of the Current Valuation Range.


          Should it be determined at the close of the offering that the aggregate pro forma market value of the Common Stock is higher or lower than $23,575,000 (the maximum of the Current Valuation Range), the Bank will make an appropriate adjustment by raising or lowering the total number of shares being offered. Unless the Bank decides, or is otherwise required by the Commissioner, to do so, the Bank will not resolicit subscribers and other purchasers because of any such change in the number of shares to be issued unless the aggregate purchase price of the Common Stock is below $17,425,000, or 1,742,500 shares (the low end of the Current Valuation Range) or is more than $27,111,250, or 2,711,125 shares (15% above the high end of the Current Valuation Range), in which case subscribers and other purchasers will be offered the opportunity to change or withdraw their orders. THE ESTABLISHMENT OF ANY NEW PRICE RANGE MAY BE EFFECTED WITHOUT A RESOLICITATION OF VOTES FROM THE BANK'S DEPOSITORS TO APPROVE THE CONVERSION.

          The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the Common Stock. In preparing the valuation, R.P. Financial has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank. R.P. Financial did not independently verify the financial statements and other information provided by the Bank, nor did R.P. Financial value independently the assets and liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the Common Stock will thereafter be able to sell such shares at prices within the Current Valuation Range.

LIMITATIONS ON PURCHASES OF SHARES

          The Plan provides for certain additional limitations to be placed upon the purchase of shares by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 25 shares; provided, that if the Purchase Price of 25 shares exceeds $500, the minimum number of shares will be reduced accordingly. Additionally, no person by himself or herself or with an associate or a group of persons acting in concert shall purchase shares of Common Stock with an aggregate Purchase Price of more than $600,000, except for the ESOP of the Bank, which intends to purchase 8% of the total shares offered in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 30% of the shares offered pursuant to the Conversion. For purposes of the Plan, the directors are not deemed to be acting in concert solely by reason of their membership on the Bank's board of directors.

          The term "officer" is defined in the Plan to mean the president, vice presidents, clerk and the treasurer of the Bank.

          The term "acting in concert" is defined in the Plan of Conversion to mean: persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The term "associate" of a person is defined in the Plan of Conversion to mean: (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or any of its parents or subsidiaries. The Company and the Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

          The Common Stock will be freely transferable, except for shares purchased by officers and directors of the Bank. (For restrictions on stock purchased by officers and directors, see "--Restrictions on Transferability by Directors and Officers," below.)

          The Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, no such person will be offered or receive any stock under the Plan who resides in a foreign country or in a state of the United States with respect to which all of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such country or state; (b) the granting of subscription rights or offer or sale of shares of stock of the Company to such persons would require the Company, under the securities laws of such state, to register as a broker or dealer or to register or otherwise qualify its securities for sale in such state; and (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

RESTRICTIONS ON TRANSFERABILITY BY DIRECTORS AND OFFICERS

          Shares purchased by directors or officers of the Bank shall be subject to the restriction that said shares shall not be sold for a period of one year after completion of the Conversion, except in the event of the death of the stockholder or in any exchange of such shares in connection with a merger or acquisition of the Company approved by the Commissioner. Accordingly, shares of stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the restriction imposed upon it, and, in addition, the Company will give appropriate instructions to the transfer agent for the Company's stock with respect to the applicable restriction for transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions.

          Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of: (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

INTERPRETATION AND AMENDMENT OF THE PLAN

          To the extent permitted by law, all interpretations of the Plan by the Bank will be final; however, such interpretations have no binding effect on the Commissioner. The Plan provides that, if deemed necessary or desirable by the board of directors, the Plan may be substantively amended by a two-thirds vote of the board of directors as a result of comments from regulatory authorities or otherwise, prior to the vote of the Bank's depositors and at any time thereafter with the concurrence of the Commissioner, except that in the event the regulations under which the Plan was adopted are liberalized subsequent to approval of the Plan by the Commissioner, the board of directors may amend the Plan to conform to the regulations without further approval of the depositors, to the extent permitted by law.

CONDITIONS AND TERMINATION

          Completion of the Conversion requires the sale of all shares of the Common Stock within 24 months following approval of the Plan by the mutual depositors of the Bank. If this condition is not satisfied, the Plan will be terminated and the Bank will continue its business in the mutual form of organization. The Plan may be terminated by the board of directors at any time with the approval of the Commissioner.


                            LEGAL AND TAX OPINIONS

          The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank by Thacher Proffitt & Wood, Washington, D.C. Thacher Proffitt & Wood has consented to the reference herein to their opinion. Foley, Hoag & Eliot, LLP, Boston, Massachusetts has passed upon certain legal matters for Trident Securities.

                                    EXPERTS

          The consolidated financial statements of Medford Co-operative Bank and its subsidiaries as of June 30, 1997 and 1996 and for each of the years in the three-year period ended June 30, 1997, have been included herein and elsewhere in the Prospectus in reliance upon the report of Wolf & Company, P.C., independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          R.P. Financial has consented to the publication herein of the summary of its letters to Medford Co-operative Bank, setting forth its opinion as to the estimated pro forma market value of the Common Stock and the value of subscription rights in the Subscription Offering and to the use of its name and the statements with respect to R.P. Financial appearing herein.

                            ADDITIONAL INFORMATION


          The Bank has filed with the Commissioner an Application for Conversion. This document omits certain information contained in such application. The Application for Conversion and the exhibits and financial statements that are part thereof may be inspected at the offices of the Massachusetts Division of Banks, 100 Cambridge Street, Boston, Massachusetts 02202 or at the Bank's main office, 60 High Street, Medford, Massachusetts 02155.

          The Company has filed with the SEC a Registration Statement on Form S-1 (File No. 333-34447) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information is also available on the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") System. In addition, the SEC maintains a Worldwide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address for the SEC's Worldwide Website is "http://www.sec.gov. " The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, a brief description thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

          In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Where required by the Exchange Act, such reports will contain financial information that has been examined and reported upon, with an opinion expressed by, an independent public or certified public accountant. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                Page

Independent Auditors' Report                                    F-1

Consolidated Balance Sheets as of June 30, 1997 and 1996        F-2

Consolidated Statements of Income for each of the years
    in the three-year period ended June 30, 1997                F-3

Consolidated Statements of Changes in Surplus for
    each of the years in the three-year period ended
    June 30, 1997                                               F-4

Consolidated Statements of Cash Flows for
    each of the years in the three-year period ended
    June 30, 1997                                               F-5

Notes to Consolidated Financial Statements                      F-7

_______________

The financial statements for Mystic Financial, Inc. have been omitted because Mystic Financial, Inc. has not yet issued any stock, has no liabilities, and has not conducted any business other than of an organizational nature.

All schedules have been omitted either because they are not required, not applicable, or are included in the notes to consolidated financial statements.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
    Medford Co-operative Bank


We have audited the consolidated balance sheets of Medford Co-operative Bank and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in surplus and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medford Co-operative Bank and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997 in conformity with generally accepted accounting principles.



                             WOLF & COMPANY, P.C.

Boston, Massachusetts
July 29, 1997

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS


                                                                        June 30,
                                                               ------------------------
                                                                  1997          1996
                                                               -----------  -----------
                                                                    (In Thousands)
Cash and due from banks                                            $  3,953     $  5,032
Federal funds sold                                                    2,075        1,683
Short-term investments                                                  197        2,056
                                                                -----------  -----------
         Total cash and cash equivalents                              6,225        8,771

Certificates of deposit                                                   -        1,000
Securities available for sale, at fair value (Note 2)                 3,819        1,568
Securities held to maturity, at amortized cost (Note 2)              17,504       16,926
Federal Home Loan Bank stock, at cost                                   858          788
Loans, net of allowance for loan losses of $977 and
 $742, respectively (Note 3)                                        114,568       94,760
Mortgage loans held for sale, net                                       210        1,132
Banking premises and equipment, net (Note 5)                          2,697        2,538
Real estate held for investment, net (Note 6)                         1,840        1,894
Accrued interest receivable                                             870          822
Due from Co-operative Central Bank                                      669          669
Other assets (Note 9)                                                   393          498
                                                                -----------  -----------
                                                                   $149,653     $131,366
                                                                ===========  ===========

                            LIABILITIES AND SURPLUS

Deposits (Note 7)                                                  $129,303     $119,634
Federal Home Loan Bank borrowings (Note 8)                            7,532            -
Mortgagors' escrow accounts                                             386          338
Accrued interest payable                                                249          195
Accrued expenses and other liabilities                                  243          250
                                                                -----------  -----------
         Total liabilities                                          137,713      120,417
                                                                -----------  -----------
Commitments and contingencies (Notes 10 and 15)

Surplus (Notes 11 and 15)                                            11,761       11,020
Net unrealized gain (loss) on securities available
  for sale, net of tax effects (Notes 2 and 9)                          179          (71)
                                                                -----------  -----------
         Total surplus                                               11,940       10,949
                                                                -----------  -----------
                                                                   $149,653      131,366
                                                                ===========  ===========

See accompanying notes to consolidated financial statements.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                            Years Ended June 30,
                                                                                     ----------------------------------
                                                                                         1997        1996       1995
                                                                                     ----------   ---------  ----------
                                                                                               (In Thousands)
Interest and dividend income:
 Interest and fees on loans                                                               $8,397       $7,115      $6,323
 Interest and dividends on investment securities                                           1,208        1,364       1,358
 Other interest                                                                              294          449         484
                                                                                      ----------    ---------  ----------
     Total interest and dividend income                                                    9,899        8,928       8,165
                                                                                      ----------    ---------  ----------
Interest expense:
 Deposits                                                                                  4,700        4,569       3,885
 Federal Home Loan Bank borrowings                                                           211            -           -
                                                                                      ----------    ---------  ----------
     Total interest expense                                                                4,911        4,569       3,885
                                                                                      ----------    ---------  ----------
Net interest income                                                                        4,988        4,359       4,280
Provision for loan losses (Note 3)                                                           272          100         100
                                                                                      ----------    ---------  ----------
Net interest income, after provision for loan losses                                       4,716        4,259       4,180
                                                                                      ----------    ---------  ----------
Other income (charges):
 Customer service fees                                                                       536          512         410
 Loan servicing and other loan fees                                                           56           52          59
 Gain on sales of mortgage loans                                                               8            8           6
 Writedown of mortgage loans held for sale                                                     -          (41)          -
 Gain on sales of securities available for sale, net (Note 2)                                168            4           -
 Rental income, net of expenses (Note 6)                                                      29           44          45
 Co-operative Central Bank Share Insurance Fund
  special dividend                                                                            44           44           -
  Miscellaneous                                                                               41           35          16
                                                                                      ----------    ---------  ----------
     Total other income                                                                      882          658         536
                                                                                      ----------    ---------  ----------
Operating expenses:
 Salaries and employee benefits (Note 13)                                                  2,734        2,486       2,113
 Occupancy and equipment expenses (Note 5)                                                   412          321         247
 Data processing expenses                                                                    207          179         175
 FDIC insurance expense                                                                        8            7         251
 Foreclosed real estate, net (Note 4)                                                          -           (5)         77
 Other general and administrative expenses                                                   969          890         713
                                                                                      ----------    ---------  ----------
     Total operating expenses                                                              4,330        3,878       3,576
                                                                                      ----------    ---------  ----------
Income before income taxes                                                                 1,268        1,039       1,140
Provision for income taxes (Note 9)                                                          527          440         480
                                                                                      ----------    ---------  ----------
     Net income                                                                           $  741       $  599      $  660
                                                                                      ==========    =========  ==========

See accompanying notes to consolidated financial statements.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF CHANGES IN SURPLUS

                   Years Ended June 30, 1997, 1996 and 1995

                                                                   Net
                                                                Unrealized
                                                               Gain (loss)
                                                              on Securities
                                                                Available         Total
                                                 Surplus         For Sale        Surplus
                                              -------------   -------------     ---------
                                                             (In Thousands)
Balance at June 30, 1994                         $ 9,761           $(78)     $   9,683

Net income                                           660              -            660

Decrease in net unrealized loss on
    securities available for sale                      -             23             23
                                              ----------      ---------      ---------
Balance at June 30, 1995                          10,421            (55)        10,366

Net income                                           599              -            599

Increase in net unrealized loss on
    securities available for sale                      -            (16)           (16)
                                              ----------      ---------      ---------
Balance at June 30, 1996                          11,020            (71)        10,949

Net income                                           741              -            741

Change in net unrealized gain (loss) on
    securities available for sale,
    net of tax effects                                 -            250            250
                                              ----------      ---------      ---------
Balance at June 30, 1997                         $11,761           $179        $11,940
                                              ==========      =========      =========


See accompanying notes to consolidated financial statements.

                   MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Years Ended June 30,
                                                                    ------------------------------------------
                                                                       1997             1996            1995
                                                                    ----------        --------        --------
                                                                                   (In Thousands)
 Cash flows from operating activities:
 Net income                                                           $    741        $    599        $   660
 Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
   Provision for loan losses                                               272             100            100
   Net amortization (accretion) of investment securities                    (4)              8             63
   Amortization of deferred loan fees                                      (14)            (28)           (18)
   (Gain) loss on sale of loans                                             18               -             (1)
   Net (gain) loss on sales of foreclosed real estate                        -              (7)            30
   Provision for losses on foreclosed real estate                            -               -             26
   Gain on sales of securities available for sale                         (168)             (4)             -
   Depreciation expense                                                    266             213            186
   Deferred income tax provision (benefit)                                 (87)             18              8
   Mortgage loans originated for sale                                   (2,467)         (2,772)          (358)
   Principal balance of mortgage loans sold                              3,389           1,598            358
   Writedown of mortgage loans held for sale                                 -              41              -
   (Increase) decrease in accrued interest receivable                      (48)             26            (55)
   (Increase) decrease in other assets                                      95              46            (24)
   Increase in accrued interest payable                                     54               2             38
   Increase (decrease) in accrued expenses and
    other liabilities                                                       (7)             34            (20)
                                                                    ----------        --------        -------
Net cash provided (used) by operating
     activities                                                          2,040            (126)           993
                                                                    ----------       ---------        -------
Cash flows from investing activities:
 Net (increase) decrease in certificates of deposit                      1,000            (150)         1,650
 Proceeds from maturities of securities held to maturity                12,916          16,017          8,014
 Purchase of securities held to maturity                               (13,490)         (7,899)        (7,976)
 Purchase of securities available for sale                              (2,834)           (137)           (18)
 Proceeds from sales of securities available for sale                    1,098              20              -
 Purchase of Federal Home Loan Bank stock                                  (70)              -              -
 Loans originated, net of payments received                            (25,427)        (14,697)        (2,704)
 Proceeds from sales of loans                                            5,343               -             95
 Proceeds from sales of foreclosed real estate                               -             194            408
 Purchases of banking premises and equipment                              (369)           (932)          (371)
 Additions to real estate held for investment                               (2)              -             (2)
 Refund of construction costs on real estate held
  for investment paid in prior years                                         -               -             31
                                                                    ----------        --------        -------
Net cash used by investing activities                                  (21,835)         (7,584)          (873)
                                                                    ----------        --------        -------


                                    (continued)

See accompanying notes to consolidated financial statements.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                                                                Years Ended June 30,
                                                  ----------------------------------------------
                                                     1997               1996             1995
                                                  -------------     ------------       ---------
                                                                   (In Thousands)
Cash flows from financing activities:
 Net increase in deposits                                  9,669            5,810          3,159
 Proceeds from borrowings                                  7,550                -              -
 Repayment of borrowings                                     (18)               -              -
 Net increase (decrease) in mortgagors' escrow
  accounts                                                    48              (29)            42
                                                   -------------    -------------       --------
Net cash provided by financing
   activities                                             17,249            5,781          3,201
                                                   -------------    -------------       --------
Net change in cash and cash equivalents                   (2,546)          (1,929)         3,321

Cash and cash equivalents at beginning of year             8,771           10,700          7,379
                                                   -------------    -------------       --------
Cash and cash equivalents at end of year                 $ 6,225          $ 8,771        $10,700
                                                   =============    =============       ========

Supplemental information:
 Interest paid                                           $ 4,857          $ 4,566        $ 3,847
 Income taxes paid                                           693              375            485
 Transfer from loans to foreclosed real estate                 -               83            298

See accompanying notes to consolidated financial statements.

                   MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995


l.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION AND BUSINESS

        The consolidated financial statements include the accounts of Medford Co-operative Bank and its wholly-owned subsidiaries, Mystic Securities Corp., which was organized during 1997, and engages in the purchase and sale of investment securities and Mystic Investment Inc. which is inactive. All significant intercompany accounts have been eliminated in consolidation.

        The Bank provides a variety of financial services to individuals and small businesses through its four offices in Medford, Massachusetts. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential and commercial mortgage loans, commercial and consumer loans.

        USE OF ESTIMATES

        In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation reserve for deferred tax assets.

        RECLASSIFICATIONS

        Certain amounts have been reclassified in the 1996 and 1995 consolidated financial statements to conform to the 1997 presentation.

        CASH EQUIVALENTS

        Cash equivalents include amounts due from banks, federal funds sold and short-term investments with original maturities of three months or less.

        SHORT-TERM INVESTMENTS

        Short-term investments are carried at cost, which approximates fair value, and consist of money market funds and interest-bearing deposits in the Bank Investment Fund-Liquidity Fund.

                   MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        CERTIFICATES OF DEPOSIT

        Certificates of deposit mature within one year and are carried at cost, which approximates fair value.

        INVESTMENT SECURITIES

        Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and carried at amortized cost. Investments classified as "available for sale" are carried at fair value, with unrealized gains and losses reported as a separate component of surplus, net of tax effects where applicable.

        Purchase premiums and discounts are amortized to earnings by a method which approximates the interest method over the terms of the investments. Gains and losses on the sale of securities are recorded on the trade date using the specific identification method.

        LOANS

        The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio consists of mortgage loans in the Greater Boston area. The ability of the Bank's debtors to honor their contracts is dependent upon the local real estate market and economy in this area.

        Loans, as reported, have been reduced by amounts due to borrowers on incomplete loans, net deferred loan fees and the allowance for loan losses.

        Interest on loans is not accrued on loans which are identified as impaired or loans which are ninety days or more past due. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on all non-accrual loans is recognized only to the extent of interest payments received.

        Net deferred loan fees are amortized as an adjustment of the related loan yields using the interest method.

        ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established through a provision for loan losses charged to earnings and is maintained at a level considered adequate to provide for reasonably foreseeable loan losses.

                   MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        ALLOWANCE FOR LOAN LOSSES (CONCLUDED)

        The provision and the level of the allowance are evaluated on a regular basis by management and are based upon management's periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions.

        The allowance is an estimate and ultimate losses may vary from current estimates and future additions to the allowance may be necessary. As adjustments become necessary, they are reported in earnings for the periods in which they become known. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

        Effective July 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. Under SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. All of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.

        SFAS No. 114 is not applicable to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, and loans that are measured at fair value. Accordingly, the Bank has not applied SFAS No. 114 to its consumer loans which are collectively evaluated for impairment.

        SFAS No. 114 also limits the classification of loans as in-substance foreclosures to situations where the creditor actually receives physical possession of the debtor's assets. The adoption of SFAS No. 114 had no effect on the Bank's assessment of the overall adequacy of the allowance for loan losses. The restatement of previously issued financial statements to conform with SFAS No. 114 is expressly prohibited.

        MORTGAGE LOANS HELD FOR SALE

        Mortgage loans held for sale are carried at the lower of cost or market.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        FORECLOSED REAL ESTATE

        Foreclosed real estate is held for sale and carried at the lower of cost or fair value less estimated costs to sell. Troubled loans are transferred to foreclosed real estate upon completion of formal foreclosure proceedings.

        Real estate properties acquired through foreclosure are initially recorded at fair value at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

        Valuations are periodically performed by management, and an allowance for losses is established through a charge to earnings if the carrying value of a property exceeds its fair value less estimated costs to sell.

        BANKING PREMISES AND EQUIPMENT AND REAL ESTATE HELD FOR INVESTMENT

        Land is carried at cost. Buildings, equipment and improvements are stated at cost, less accumulated depreciation, computed on the straight-line method over the estimated useful lives of the assets.

        It is general practice to charge the cost of maintenance and repairs to earnings when incurred; major expenditures for improvements are capitalized and depreciated.

        PENSION PLAN

        It is the Bank's policy to fund pension plan costs in the year of accrual.

        INCOME TAXES

        Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

        RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The accounting and reporting standards of this Statement are based on a financial components approach that focuses on control, whereby after a transfer of financial assets, an entity recognizes only financial and servicing assets it controls and liabilities it has incurred. Liabilities incurred will be initially recognized at fair value, if practicable. Financial assets are derecognized when control has been surrendered, and liabilities are derecognized when extinguished. The determination of whether control over a financial asset has been surrendered is based on meeting specific criteria as defined in the Statement.

        The Bank adopted the Statement on January 1, 1997 for transfers and servicing of financial assets and extinguishments of liabilities. In December 1996, the FASB voted to defer for one year the provisions of the Statement that relate to secured borrowings and collateral.

        Effective July 1, 1996, the Bank prospectively adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" whereby rights to service mortgage loans for others are capitalized as separate assets, whether acquired through purchase or origination, if such loans are sold or securitized with servicing rights retained. Accordingly, the total cost of the mortgage loan is allocated to the related servicing right and to the loan based on the relative fair values if it is practicable to estimate those fair values. The Bank estimates fair value based on the present value of estimated expected future cash flows using prepayment speeds and discount rates commensurate with the risks involved, and servicing costs determined on an incremental cost basis. Prior to the adoption of SFAS No. 122, the capitalization of originated mortgage servicing rights was not allowed under generally accepted accounting principles. Capitalized mortgage servicing rights are amortized to servicing revenue in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The adoption of SFAS No. 122 had no material effect on the Bank's consolidated financial statements.

                   MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

2.      INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities with gross unrealized gains and losses is as follows:

                                                                June 30, 1997
                                              ------------------------------------------------
                                                                Gross       Gross
                                                Amortized     Unrealized  Unrealized     Fair
                                                   Cost         Gains       Losses      Value
                                              -------------   ----------  ----------  --------
                                                               (In Thousands)
        Available for Sale
        -------------------

            Marketable equity securities:
                Co-operative Bank
                    Investment Fund One             $ 1,500   $        -       $ (78)   $ 1,422
                Other equity securities               2,043          403         (49)     2,397
                                                    -------   ----------       -----    -------
                            Total                   $ 3,543   $      403       $(127)   $ 3,819
                                                    =======   ==========       =====    =======

        Held to Maturity
        ----------------

            U.S. Government and
                federal agency obligations          $14,976   $       13       $ (81)   $14,908
            Other bonds                               2,528            -          (5)     2,523
                                                    -------   ----------       -----    -------
                            Total                   $17,504   $       13       $ (86)   $17,431
                                                    =======   ==========       =====    =======

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        INVESTMENT SECURITIES (CONTINUED)

                                                                June 30, 1996
                                              ------------------------------------------------
                                                                Gross        Gross
                                                Amortized     Unrealized   Unrealized     Fair
                                                   Cost         Gains        Losses      Value
                                              -------------   -----------  -----------  -------
                                                                 (In Thousands)
        Available for Sale
        ------------------

            Marketable equity securities:
                Co-operative Bank
                    Investment Fund One             $ 1,500   $        -   $     (89)   $ 1,411
                Other equity securities                 139           20          (2)       157
                                                    -------   ----------   ---------    -------
                            Total                   $ 1,639   $       20   $     (91)   $ 1,568
                                                    =======   ==========   =========    =======

        Held to Maturity
        ----------------

            U.S. Government and
                federal agency obligations          $16,899   $       21   $    (153)   $16,767
            Other bonds                                  27            -           -         27
                                                    -------   ----------   ---------    -------
                            Total                   $16,926   $       21   $    (153)   $16,794
                                                    =======   ==========   =========    =======

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        INVESTMENT SECURITIES (CONCLUDED)

        The amortized cost and estimated fair value of debt securities held to maturity by contractual maturity is as follows:


                                         June 30, 1997           June 30, 1996
                                    ----------------------    ------------------
                                    Amortized      Fair       Amortized    Fair
                                       Cost        Value        Cost      Value
                                    ---------    ---------    ---------  -------
                                                  (In Thousands)
        Within 1 year                 $ 5,002     $ 4,973     $ 8,003    $ 8,021
        Over 1 year to 5 years         12,502      12,458       8,923      8,773
                                      -------     -------     -------    -------
        Total                         $17,504     $17,431     $16,926    $16,794
                                      =======     =======     =======    =======

        During the years ended June 30, 1997 and 1996, proceeds from sales of securities available for sale amounted to $1,098,000 and $20,000, respectively. Gross realized gains amounted to $172,000 and $4,000, respectively. Gross realized losses for 1997 were $4,000. There were no sales of securities during the year ended June 30, 1995.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

3.      LOANS

        A summary of the balances of loans follows:

                                                                June 30,
                                                        ----------------------
                                                          1997           1996
                                                        --------       -------
                                                             (In Thousands)
        Mortgage loans on real estate:
         Residential                                    $ 90,203       $82,459
         Commercial                                       17,847         8,280
         Construction                                        976           285
         Home equity lines of credit                       1,564         1,176
                                                        --------       -------
                                                         110,590        92,200
        Less:  Due to borrowers on incomplete loans         (340)         (134)
               Net deferred loan fees                        (37)          (60)
                                                        --------       -------
                                                         110,213        92,006
                                                        --------       -------
        Other loans:
         Personal                                          1,203         1,271
         Commercial                                        2,672         1,333
         Commercial lines of credit                        1,005           382
         Share secured                                       244           252
         Home improvement                                    208           258
                                                        --------       -------
                                                           5,332         3,496
                                                        --------       -------
           Total loans                                   115,545        95,502

        Less allowance for loan losses                      (977)         (742)
                                                        --------       -------
           Loans, net                                   $114,568       $94,760
                                                        ========       =======


        An analysis of the allowance for loan losses follows:


                                             Years Ended June 30,
                                          ---------------------------
                                           1997       1996      1995
                                          ------     ------    ------
                                                  (In Thousands)
        Balance at beginning of year      $ 742      $ 757     $ 749
        Provision for loan losses           272        100       100
        Recoveries                           20         23        27
        Charge-offs                         (57)      (138)     (119)
                                          -----      -----     -----
        Balance at end of year            $ 977      $ 742     $ 757
                                          =====      =====     =====

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        LOANS (CONCLUDED)

        At June 30, 1997, the recorded investment in impaired loans (see Note 1) totaled $365,000 with no valuation allowance. At June 30, 1996, the recorded investment in impaired loans totaled $622,000 with no valuation allowance. No additional funds are committed to be advanced in connection with impaired loans.

        For the years ended June 30, 1997 and 1996, the average recorded investment in impaired loans amounted to $589,000 and $867,000, respectively. The Bank recognized $31,000 and $51,000, respectively, of interest income on impaired loans, during the period that they were impaired, on a cash basis.

        At June 30, 1997 and 1996, non-accrual loans amounted to $365,000 and $622,000, respectively. Accordingly, $26,000 and $11,000 of accrued interest receivable applicable to these loans was not recognized at June 30, 1997 and 1996, respectively.

        On a fee basis, the Bank services loans it has originated and sold to others. At June 30, 1997 and 1996, such loans amounted to approximately $15,842,000 and $9,440,000, respectively. As of June 30, 1997 and 1996, the Bank has no capitalized mortgage servicing rights. All loans serviced for others were sold without recourse provisions.


4.      FORECLOSED REAL ESTATE

        There was no foreclosed real estate at June 30, 1997 and 1996.

        An analysis of the allowance for losses on foreclosed real estate is as follows:

                                                                       Years Ended June 30,
                                                           -------------------------------------------
                                                               1997             1996            1995
                                                           -----------       ----------      ---------
                                                                           (In Thousands)
        Balance at beginning of year                       $         -        $      16       $       -
        Provision for losses on foreclosed real estate               -                -              26
        Charge-offs                                                  -              (16)            (10)
                                                           -----------       ----------      ---------
        Balance at end of year                             $         -       $        -      $      16
                                                           ===========       ==========      =========

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        FORECLOSED REAL ESTATE (CONCLUDED)


        Net (gains) losses applicable to foreclosed real estate include the following:

                                                                                     Years Ended June 30,
                                                                             ------------------------------------
                                                                               1997           1996         1995
                                                                             --------       --------     --------
                                                                                         (In Thousands)
        Net (gain) loss on sales of foreclosed real estate                   $      -       $     (7)    $     30
        Provision for losses on foreclosed real estate                              -              -           26
        Operating expenses, net of rental income                                    -              2           21
                                                                             --------       --------     --------
                                                                             $      -       $     (5)    $     77
                                                                             ========       ========     ========

5.      BANKING PREMISES AND EQUIPMENT

        A summary of the cost and accumulated depreciation of banking premises and equipment and their estimated useful lives follows:

                                               June 30,            Estimated
                                          -------------------
                                            1997       1996       Useful Lives
                                          --------   --------     ------------
                                            (In Thousands)
        Banking premises:
         Land                             $    242   $    242
         Buildings and improvements          2,434      2,583     10 - 40 years
        Equipment                            1,498      1,495      3 - 10 years
                                          --------   --------
                                             4,174      4,320
        Less accumulated depreciation       (1,477)    (1,782)
                                          --------   --------
                                          $  2,697   $  2,538
                                          ========   ========


        Depreciation expense for the years ended June 30, 1997, 1996 and 1995 amounted to $210,000, $157,000 and $129,000, respectively.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

6.      REAL ESTATE HELD FOR INVESTMENT

        Real estate held for investment represents property adjacent to the Bank's main office which is primarily leased as commercial retail and office space. The Bank occupies a portion of the building for its own activities. A summary of the cost and accumulated depreciation and estimated useful life is as follows:

                                                 June 30,                Estimated
                                        -------------------------
                                          1997              1996         Useful Life
                                         ------            ------     ----------------
                                              (In Thousands)
        Land                            $    34            $   34
        Building                          2,226             2,224         40 years
                                        --------        ----------
                                          2,260             2,258
        Less accumulated depreciation      (420)             (364)
                                        --------        ----------

                                        $ 1,840          $  1,894
                                        ========        ==========

        Depreciation expense for the years ended June 30, 1997, 1996 and 1995 amounted to $56,000, $56,000 and $57,000, respectively.

        The following is a schedule of minimum future rental income on noncancelable leases:

               Year Ending
                June 30,                                    (In Thousands)
              ---------------
                   1998                                          $ 104
                   1999                                             95
                   2000                                             24
                                                               -----------
                                                                 $ 223
                                                               ===========

        The provisions of the lease agreements provide that the tenants are responsible for utilities and certain repairs. Certain of the leases also contain provisions that the tenants are responsible for a percentage of real estate taxes and certain other costs.

        Rental income for the years ended June 30, 1997, 1996 and 1995 amounted to approximately $135,000, $148,000 and $149,000, respectively.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

7.      DEPOSITS

        A summary of deposit balances by type is as follows:

                                                  June 30,
                                         ------------------------
                                              1997         1996
                                         -------------   --------
                                               (In Thousands)
NOW accounts                                $ 17,975    $ 15,480
Demand deposits                                4,910       4,103
Regular and other deposits                    40,794      40,019
Money  market deposits                         6,489       6,366
                                            ---------   ---------
Total non-certificate accounts                70,168      65,968
                                            ---------   ---------

Term certificates less than $100,000          49,916      46,207
Term certificates of $100,000 or more          9,219       7,459
                                            ---------   ---------
Total certificate accounts                    59,135      53,666
                                            ---------   ---------

 Total deposits                             $129,303    $119,634
                                            =========   =========


        A summary of certificate accounts by maturity, is as follows:

                                    June 30, 1997           June 30, 1996
                                ---------------------    -------------------
                                            Weighted              Weighted
                                            Average               Average
                                  Amount     Rate       Amount     Rate
                                 --------  --------    --------   -------
                                           (Dollars in Thousands)
Within 1 year                     $48,316    5.46%      $37,283    5.31%
Over 1 year to 3 years             10,475    5.89        15,836    5.61
Over 3 years to 5 years               344    6.15           547    6.62
                                  -------               -------
                                  $59,135    5.54%      $53,666    5.41%
                                  =======               =======

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

8.      FEDERAL HOME LOAN BANK BORROWINGS

        Federal Home Loan Bank borrowings at June 30, 1997 consist of the following:

                                        Interest
                  Maturity                Rate           Amount
        -------------------------------   ----           ------
                                                     (In Thousands)

        July 2, 1997                      5.58%           $1,000
        April 16, 1998                    6.22             1,100
        December 6, 1999                  5.99             1,200
        May 5, 2000                       6.69             1,100
        December 4, 2001                  6.12             1,200
        March 25, 2002                    6.90               950
        Amortizing advance, due on
            August 14, 2006, requiring
            monthly payments of $7,793
            including interest            6.97               982
                                          ----           --------

                                                         $ 7,532
                                                         ========

        The following is a summary of maturities of borrowings at June 30, 1997:

              Year Ending
                 June 30,                           (In Thousands)
              ---------------
                   1998                                $ 2,125
                   1999                                     27
                   2000                                  2,328
                   2001                                     31
                   2002                                  2,183
                Thereafter                                 838
                                                       --------
                                                       $ 7,532
                                                       ========

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        FEDERAL HOME LOAN BANK BORROWINGS (CONCLUDED)

        The Bank also has an available line of credit of $2,515,000 with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the Federal Home Loan Bank of Boston are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. government and federal agency securities.

9.      INCOME TAXES

        Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                                       Years Ended June 30,
                                                                 ---------------------------------
                                                                   1997         1996        1995
                                                                 --------     --------    --------
                                                                           (In Thousands)
 Current tax provision:
 Federal                                                         $ 444        $ 300       $ 330
 State                                                             170          122         142
                                                                ---------     -------   --------
Total current                                                      614          422         472
                                                                ---------     -------   --------
Deferred tax provision (benefit):
 Federal                                                           (65)           4           5
 State                                                             (22)          14           3
---------                                                       ---------     -------   --------
Total deferred                                                     (87)          18           8
                                                                ---------     -------   --------
   Total provision                                               $ 527        $ 440       $ 480
                                                                =========     =======   ========

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                             Years Ended June 30,
                                                          ----------------------------
                                                           1996       1995       1997
                                                          ------     ------     ------
Statutory rate                                             34.0%      34.0%      34.0%
Increase (decrease) resulting from:
 State taxes, net of federal tax benefit                    7.7        8.6        8.4
 Other, net                                                (0.1)      (0.2)      (0.3)
                                                          ------     ------     ------
Effective tax rates                                        41.6%      42.4%      42.1%
                                                          ======     ======     ======

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        INCOME TAXES (CONTINUED)

        The components of the net deferred tax asset included in other assets are as follows:

                                                                    June 30,
                                                              ---------------------
                                                                1997         1996
                                                              --------     --------
                                                                  (In Thousands)
        Deferred tax asset:
         Federal                                              $    350     $   286
         State                                                     121          99
                                                              --------     --------
                                                                   471         385
        Valuation reserve on asset                                 (24)        (24)
                                                              --------     --------
                                                                   447         361
                                                              --------     --------
        Deferred tax liability:
         Federal                                                  (111)         (20)
         State                                                     (12)          (7)
                                                              --------     --------
                                                                  (123)         (27)
                                                              --------     --------
        Net deferred tax asset                                $    324     $    334
                                                              ========     ========

        The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                                    June 30,
                                                              --------------------
                                                                1997        1996
                                                              --------     -------
                                                                   (In Thousands)

        Allowance for loan losses                             $    409     $   302
        Net unrealized gain on securities available
        for sale                                                   (97)          -
                                                              --------     -------
        Other                                                       36          56
                                                              --------     -------
                                                                   348         358
        Valuation reserve                                          (24)        (24)
                                                              --------     -------
        Net deferred tax asset                                  $  324     $   334
                                                              ========     =======

                   MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        INCOME TAXES (CONCLUDED)

        A summary of the change in the net deferred tax asset is as follows:

                                                                          Years Ended June 30,
                                                                       -------------------------
                                                                        1997      1996      1995
                                                                       -----     -----     -----
                                                                           (In Thousands)

        Balance at beginning of year                                    $ 334     $ 352     $ 360
        Deferred tax (provision) benefit                                   87       (18)       (8)
        Deferred tax on unrealized gain on securities
         available for sale                                               (97)        -         -
                                                                        -----     -----     -----

        Balance at end of year                                          $ 324     $ 334     $ 352
                                                                        =====     =====     =====

        The change in the valuation reserve is as follows:

                                                                            Years Ended June 30,
                                                                         -------------------------
                                                                          1997      1996      1995
                                                                         -----     -----     -----
                                                                              (In Thousands)
        Balance at beginning of year                                     $  24     $  33     $  30
        Unrecognized current year tax benefits                               -         -         3
        Recognition of prior years' benefits                                 -        (9)        -
                                                                         -----     -----     -----

        Balance at end of year                                           $  24     $  24     $  33
                                                                         =====     =====     =====

        The federal income tax reserve for loan losses at the Bank's base year amounted to approximately $2,665,000. If any portion of the reserve is used for purposes other than to absorb the losses for which established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of approximately $1,090,000 has not been provided.

                   MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

     10.  COMMITMENTS AND CONTINGENCIES

          Loan commitments

          The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and advance funds under lines of credit and credit card loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated financial statements.

          The Bank's exposure to credit loss is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of financial instruments outstanding whose contract amounts represent credit risk is as follows:

                                                                      June 30,
                                                               ----------------------
                                                                  1997       1996
                                                               ---------- -----------
                                                                    (In Thousands)
          Commitments to grant mortgage loans                   $2,146       $2,449
          Commitments to grant commercial loans                  2,267          470
          Unadvanced funds on home equity lines of credit        1,649        1,157
          Unadvanced funds on credit card loans                  1,260        1,266
          Unadvanced funds on commercial lines of credit         2,031          618


          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit and credit card loans may expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The commitments for mortgage loans and home equity lines of credit are collateralized by real estate. Commercial loans and lines of credit are secured by various assets of the borrowers. Credit card loans are generally unsecured.

                   MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

          COMMITMENTS AND CONTINGENCIES (CONCLUDED)

          Contingencies

          Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank's consolidated financial position or results of operations.


     11.  MINIMUM REGULATORY CAPITAL REQUIREMENTS

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

        MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONCLUDED)

        As of June 30, 1997 and 1996, the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table.



                                                                                                                   Minimum
                                                                                                                 To Be Well
                                                                                               Minimum        Capitalized Under
                                                                                             For Capital      Prompt Corrective
                                                                             Actual       Adequacy Purposes   Action Provisions
                                                                        ---------------   -----------------   -----------------
                                                                        Amount    Ratio    Amount    Ratio     Amount    Ratio
                                                                        ------    -----   -------   -------   -------   -------
                                                                                        (Dollars in Thousands)
        As of June 30, 1997:
         Total Capital
          (to Risk Weighted Assets)                                      $12,738    14.4%    $7,073      8.0%   $8,842   10.0%
         Tier I Capital
          (to Risk Weighted Assets)                                       11,761    13.3      3,537      4.0     5,305    6.0
            Tier I Capital
          (to Average Assets)                                             11,761     8.1      5,820 -    4.0 -   7,274    5.0
                                                                                              7,274      5.0

        As of June 30, 1996:
            Total Capital
          (to Risk Weighted Assets)                                       11,691    16.4      5,688      8.0     7,110   10.0
            Tier I Capital
          (to Risk Weighted Assets)                                       10,949    15.4      2,844      4.0     4,266    6.0
            Tier I Capital
          (to Average Assets)                                             10,949     8.5      5,146 -    4.0 -   6,433    5.0
                                                                                              6,433      5.0

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

12.     RELATED PARTY TRANSACTIONS

        At June 30, 1997 and 1996, total loans to directors and officers of the Bank greater than $60,000 on an individual basis amounted to approximately $1,667,000 and $1,521,000, respectively. During the years ended June 30, 1997 and 1996, total principal additions were $198,000 and $207,000, respectively, and total principal payments were $52,000 and $41,000, respectively.


13.     PENSION PLAN

        The Bank provides pension benefits for its employees through membership in Plan C of the Defined Benefit Plan of the Co-operative Banks Employees Retirement Association. The plan is a multi-employer plan where the contributions by each bank are not restricted to provide benefits to the employees of the contributing bank. Each employee reaching the age of 21 and having completed 1,000 hours of service in one consecutive twelve-month period beginning with such employee's date of employment automatically becomes a participant in the retirement plan. A participant in the plan is not vested until they have performed two years of service, at which time they become 20% vested. Participants become 100% vested when credited with six years of service.

        Total pension expense for the years ended June 30, 1997, 1996 and 1995 amounted to approximately $104,000, $107,000 and $127,000, respectively.

        In addition to the defined benefit plan, the Bank has a savings and retirement plan which qualifies under Section 401(k) of the Internal Revenue Code. Each employee reaching the age of 21 and having completed 1,000 hours of service in one consecutive twelve-month period beginning with such employee's date of employment automatically becomes a participant in the savings and retirement plan. The plan provides for voluntary contributions by participating employees ranging from one percent to ten percent of their compensation, subject to certain limitations. The Bank matches 50% of an employee's voluntary contribution up to ten percent of the employee's compensation.

        Total expense under the Section 401(k) plan for the years ended June 30, 1997, 1996 and 1995 amounted to approximately $58,000, $49,000 and
        $46,000, respectively.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

14.     FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

        The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

                Cash and cash equivalents: The carrying amounts of cash, federal
                -------------------------
                funds sold and short-term investments approximate fair values.

                Certificates of deposit: The carrying amounts of certificates of
                -----------------------
                deposit approximate their fair values.

                Investment securities: Fair values for investment securities,
                ---------------------
                excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

                Loans receivable: For variable-rate loans that reprice
                ----------------
                frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for loans held for sale are based on quoted market prices. Fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using underlying collateral values.

                Deposit liabilities: Fair values for interest and non-interest
                -------------------
                checking, passbook savings, and certain types of money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for term certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities.

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

     FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

          Federal Home Loan Bank borrowings: Fair values for borrowings
          ---------------------------------
          are estimated using discounted cash flow analysis based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

          Accrued interest: The carrying amounts of accrued interest approximate
          ----------------
          fair value.

          Off-balance-sheet instruments: Fair values for off-balance-sheet
          -----------------------------
          lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing and are not material.

The estimated fair values, and related carrying amounts, of the Bank's financial instruments are as follows:

                                                            June 30,
                                         -------------------------------------------
                                                 1997                    1996
                                         -----------------------  ------------------
                                             Carrying       Fair    Carrying    Fair
                                             Amount       Value      Amount    Value
                                         -------------   -------    -------   -------
                                                        (In Thousands)
Financial assets:
    Cash and cash equivalents                 $  6,225   $  6,225  $  8,771  $  8,771
    Certificates of deposit                          -          -     1,000     1,000
    Securities available for sale                3,819      3,819     1,568     1,568
    Securities held to maturity                 17,504     17,431    16,926    16,794
    Federal Home Loan Bank stock                   858        858       788       788
    Loans, net                                 114,568    114,898    94,760    93,530
    Mortgage loans held for sale, net              210        210     1,132     1,132
    Accrued interest receivable                    870        870       822       822

Financial liabilities:
    Deposits                                   129,303    129,516   119,634   119,814
    Federal Home Loan Bank borrowings            7,532      7,534         -         -
    Accrued interest payable                       249        249       195       195

                  MEDFORD CO-OPERATIVE BANK AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)


15.  CONVERSION TO STOCK FORM OF OWNERSHIP

     On June 11, 1997, the Board of Directors of the Bank adopted a plan of conversion pursuant to which the Bank will convert from a state chartered mutual co-operative bank to a state chartered stock co-operative bank, all of the outstanding common stock of which will be acquired by Mystic Financial, Inc., (the "Company"), a holding company formed expressly for such purpose, in exchange for a portion of the net conversion proceeds. All of the stock to be issued in the conversion is being offered to eligible account holders in a subscription offering pursuant to subscription rights in order of priority as set forth in the plan of conversion. The Bank plans to establish an Employee Stock Ownership Plan ("ESOP") for the benefit of eligible employees, to become effective upon the conversion. The ESOP intends to purchase up to 8% of the common stock issued in the conversion from the proceeds of a loan from the Company. The Bank expects to make annual contributions adequate to fund the repayment of any indebtedness of the ESOP.

     Effective upon the conversion, the Company intends to enter into employment agreements with two senior executives and the Bank intends to enter into employment agreements with two commercial loan officers. The agreements will include, among other things, provisions for minimum annual compensation and certain lump-sum severance payments in the event of a "change in control."

     Conversion costs will be deferred and deducted from the proceeds of the shares sold in the Conversion. If the Conversion is not completed, all costs incurred will be charged to expense. At June 30, 1997, no significant cost had been incurred.

     The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of account holders in an amount equal to the retained earnings of the Bank as of the date of its latest balance sheet contained in the final prospectus used in connection with the conversion. Each account holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Upon completion of the conversion, the Bank's retained earnings will be substantially restricted with respect to payment of dividends to stockholders due to the liquidation account.

     The Bank may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL OR ENTITY HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERINGS MADE HEREBY, AND, IF GIVEN OR
MADE, ANY SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS OF HAVING BEEN AUTHORIZED BY MYSTIC FINANCIAL, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE MYSTIC SECURITIES OFFERED HEREBY, OR ANY OTHER SECURITIES, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE COMMON STOCK IN THE AFFAIRS OF MYSTIC FINANCIAL, INC. SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                             _____________________

                               TABLE OF CONTENTS


                                                                                                         PAGE
SUMMARY................................................................................................  iii
SUMMARY OVERVIEW.......................................................................................    x
SELECTED FINANCIAL AND OTHER DATA...................................................................... xiii
RECENT DEVELOPMENTS....................................................................................  xvi
RISK FACTORS...........................................................................................    1
MYSTIC FINANCIAL, INC..................................................................................    4
MEDFORD CO-OPERATIVE BANK..............................................................................    5
DIVIDENDS..............................................................................................    5
BUSINESS PURPOSES......................................................................................    6
USE OF PROCEEDS........................................................................................    8
MARKET FOR COMMON STOCK................................................................................    9
SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS...................................   10
CAPITALIZATION.........................................................................................   11
PRO FORMA DATA.........................................................................................   12
CONSOLIDATED STATEMENTS OF INCOME......................................................................   15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................   16
BUSINESS...............................................................................................   26
MANAGEMENT OF THE COMPANY..............................................................................   41
MANAGEMENT OF THE BANK.................................................................................   42
REGULATION.............................................................................................   52
TAXATION...............................................................................................   62
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY............................................................   64
CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK........................................   66
THE CONVERSION.........................................................................................   72
LEGAL AND TAX OPINIONS.................................................................................   83
EXPERTS................................................................................................   83
ADDITIONAL INFORMATION.................................................................................   84
CONSOLIDATED FINANCIAL STATEMENTS......................................................................  F-1



                                     UP TO
                              2,357,500 SHARES OF
                                 COMMON STOCK


                           ========================

                                    MYSTIC
                                FINANCIAL, INC.
                               (Proposed Holding
                              Company for Medford
                              Co-operative Bank)

                           ========================

                               ________________
                                  PROSPECTUS
                               ________________


                           TRIDENT SECURITIES, INC.

                                ________, 1997

================================================================================

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS


Massachusetts Commissioner of Banks registration fee(2)..........     5,000

SEC registration fee(2)..........................................     8,215

NASD filing fee(2)...............................................     1,600

NASDAQ National Market Listing Fee(2)............................    18,500

Printing, postage and mailing....................................    45,000

Legal fees and expenses..........................................   150,000

Accounting fees and expenses.....................................    35,000

Appraiser's fees and expenses (including business plan)..........    25,000

Marketing fees, selling commissions, and
 underwriter's expenses (including counsel fees)(3)..............   469,280

Conversion agent fees and expenses...............................     6,500

Certificate printing.............................................     2,000

Blue Sky fees and expenses (including fees of counsel)...........     8,000

Miscellaneous ...................................................     8,685
                                                                   --------
TOTAL............................................................  $814,095
                                                                   ========


___________
(1)  All expenses are estimated except where otherwise indicated.
(2)  Based upon the registration of 2,711,125 shares at $10.00 per share.
(3) Based upon the sale of midpoint shares of Conversion Stock at $10.00 per share.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Article IX of the Certificate of Incorporation of Mystic Financial, Inc. (the "Company") provides that a director shall not be personally liable to the Company or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL. Article X, Section 1 of the Company's Certificate of Incorporation requires the Company, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Company, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Company.

     Article X, Section 11 also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were or have agreed to become directors or officers, against any liability, regardless of whether or not the Company would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation. The Company is also authorized by its Certificate of Incorporation to enter into individual indemnification contracts with directors and officers. Medford Co-operative Bank currently maintains and the Company expects to purchase directors' and officers' liability insurance consistent with the provisions of the Certificate of Incorporation as soon as practicable.

     The Company expects to enter into employment agreements with certain executive officers, which agreements are expected to require that the Company will obtain a directors' and officers' liability policy for the benefit of such officers or that the Company will indemnify such officers to the fullest extent provided by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (A)  LIST OF EXHIBITS.  (Filed herewith unless otherwise noted)


     1.1 Engagement Letter dated May 15, 1997 between Medford Co-operative Bank and Trident Securities, Inc.*

     1.2 Draft Form of Agency Agreement between Medford Co-operative Bank and Trident Securities, Inc.**

     2.1 Amended Plan of Conversion for Medford Co-operative Bank (including the Stock Charter and Bylaws of Medford Co-operative Bank)**

     3.1  Certificate of Incorporation of Mystic Financial, Inc.*

     3.2  Bylaws of Mystic Financial, Inc.*

     4.1  Draft Stock Certificate of Mystic Financial, Inc.*

     5.1 Form of Opinion of Thacher Proffitt & Wood Regarding Legality of Shares to be Issued*

     8.1  Form of Opinion of Thacher Proffitt & Wood Regarding Federal Taxation*



     8.2  Form of Opinion of Wolf & Company, P.C. regarding State Taxation**



    10.1  Employee Stock Ownership Plan of Mystic Financial, Inc.*

    10.2 Form of Employment Agreement between Medford Co-operative Bank and Robert H. Surabian*

    10.3 Form of Employment Agreement between Medford Co-operative Bank and Ralph W. Dunham*

    10.4 Form of Employment Agreement between Medford Co-operative Bank and John O'Donnell*

    10.5 Form of Employment Agreement between Medford Co-operative Bank and Thomas G. Burke*

    21.1  Subsidiaries of the Registrant*
    23.1  Consent of Wolf & Company, P.C.

    23.2  Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and
          8.1)*

    23.3  Consent and Subscription Rights Opinion of R.P. Financial,
          Inc.*
    24.1  Powers of Attorney (Included in Signature Page of this
          Registration Statement)

    27.1  Financial Data Schedule

    99.1  Appraisal Report of R.P. Financial, Inc.*

    99.2  Draft Marketing Materials in Connection with the Offerings**

          *Included with Registration Statement on Form S-1 as filed with the Commission on August 27, 1997

          **Included with Amendment No. 1 to the Registration Statement on Form S-1 as filed with the Commission on October 21, 1997

     (B)  FINANCIAL STATEMENT SCHEDULES.

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, Commonwealth of Massachusetts on November 5, 1997.


                                    MYSTIC FINANCIAL, INC.


                                    /s/ Robert H. Surabian
                                    ----------------------------------------
                                    By: Robert H. Surabian
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Surabian, as their true and lawful attorney-in-fact in any and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-1 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.


          Name                         Title                    Date
          ----                         -----                    ----

/s/Robert H. Surabian      President, Chief Executive     November 5, 1997
-------------------------  Officer and Director
Robert H. Surabian

/s/John J. McGlynn         Director and Chairman          November 5, 1997
-------------------------  of the Board
John J. McGlynn

/s/Ralph W. Dunham         Chief Accounting Officer,      November 5, 1997
-------------------------  Executive Vice President and
Ralph W. Dunham            Treasurer

/s/Lorraine P. Silva       Secretary                      November 5, 1997
-------------------------
Lorraine P. Silva

/s/Julie Bernardin         Director                       November 5, 1997
-------------------------
Julie Bernardin

/s/John A. Hackett         Director                       November 5, 1997
-------------------------
John A. Hackett

/s/ Richard M. Kazanjian       Director         November 5, 1997
-------------------------
Richard M. Kazanjian

/s/ Dennis Raimo               Director         November 5, 1997
-------------------------
Dennis Raimo